As filed with the Securities and Exchange Commission on June 28, 2001

                                                  Registration No. 33-_________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
-------------------------------------------------------------------------------


                                    FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                               DELTA MUTUAL, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                      7389                         14-1818394
(State or other        Primary Standard Industrial         I.R.S. Employer
jurisdiction of          Classification Code              Identification No.
incorporation or
 organization)


                     1730 Rhode Island Ave., N.W., Suite 812
                             Washington, D.C. 20036
                                 (202) 408-1155
-------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Kenneth A. Martin
                      President and Chief Executive Officer
                               Delta Mutual, Inc.
                    1730 Rhode Island Avenue, N.W., Suite 812
                             Washington, D.C. 20036
                                 (202) 408-1155
-------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:


Michael Paige, Esq.                         J. Dapray Muir, Esq.
Jackson & Campbell, P.C.                    Ruddy & Muir, LLP
1120 20th Street, N.W.                      1730 K Street, N.W.
South Tower                                 Suite 304
Washington, D.C. 20036                      Washington, D.C. 20006
(202) 457-1600                              (202) 835-0566

                  --------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the acquisition of assets of Enterprises Solutions, Inc. ("Enterprises") by Delta Mutual, Inc. ("Delta") have been satisfied or waived as described in the enclosed Proxy Statement-Prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].


                         CALCULATION OF REGISTRATION FEE

 Title of each class  Amount to be Proposed maximum  Proposed maximum     Amount of
 of securities to be  registered   offering price    aggregate offering  registration fee
 registered                         per unit (1)       price (1)
 Common Stock,        11,215,144(2)  $1.10          $12,336,658           $3,084
 $.0001 par value

(1) Computed pursuant to Rule 457(c), under the Securities Act based upon the average of the high and low sales prices of Delta common stock as reported by CNBC on June 5, 2001.

(2) Includes shares to be issued for the acquisition of all of the assets of Enterprises and assumption of certain liabilities and up to 200,000 additional shares that Delta may issue to Enterprises for payment of certain closing expenses.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

          PRELIMINARY PROXY STATEMENT-PROSPECTUS SUBJECT TO COMPLETION
                               DATED AUGUST , 2001


                           ENTERPRISES SOLUTIONS, INC.
                            140 Wood Road, Suite 200
                               Braintree, MA 02184


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ________, 2001

                               _____________, 2001

          A Special Meeting of Stockholders (the "Special Meeting") of Enterprises Solutions, Inc., a Nevada corporation (the "Company" or "Enterprises")), will be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. (local time) for the following purposes:

         1. The sale of substantially all of the assets of the Company pursuant to the Agreement of Sale, as amended, between Delta Mutual, Inc. ("Delta") and the Company, as approved by your Board of Directors, in exchange for ___________ shares of common stock of Delta;

         2. The dissolution of the Company under Nevada law.

         The foregoing items of business are more fully described in the Proxy Statement-Prospectus which is attached and made a part of this Notice.

         The Board of Directors has fixed the close of business on ___________, __________, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you expect to attend the Special Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Special Meeting. If you send in your proxy card and then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

/s/ ALFRED T. SAKER

Alfred T. Saker

Secretary

                                    IMPORTANT
                                    ---------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE DELTA COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT DELTA AND THE COMPANY INTO THIS PROXY STATEMENT-PROSPECTUS, WHICH IS NOT INCLUDED OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS. YOU MAY OBTAIN THIS INFORMATION WITHOUT CHARGE BY FOLLOWING INSTRUCTIONS IN THE SECTION ENTITLED "INFORMATION INCORPORATED BY REFERENCE". TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE (5) BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.


YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS PROXY STATEMENT-PROSPECTUS.

Information contained in this Proxy Statement-Prospectus is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Proxy Statement-Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                          DELTA MUTUAL, INC. PROSPECTUS
                                       AND
                   ENTERPRISES SOLUTIONS, INC. PROXY STATEMENT



ITEM                                                                                                        PAGE(S)
Forward-Looking Statements and Associated Risks...................................................................1
Information Incorporated by Reference.............................................................................1
Where You Can Find Additional Information.........................................................................2
Questions and Answers.............................................................................................3
Prospectus Summary................................................................................................5
The Companies.....................................................................................................5
The Transaction...................................................................................................6
    The Special Meeting...........................................................................................6
    Reasons for the Transaction...................................................................................6
    Plan of Liquidation and Dissolution...........................................................................6
    Recommendation to Stockholders................................................................................7
Risk Factors and Conflicts of Interest............................................................................7
Summary Historical and Pro Forma Financial Data of Delta and Enterprises..........................................8
Comparative Per Share Data.......................................................................................11
Unaudited Pro Forma Financial Statements of Delta Mutual, Inc....................................................12
Risk Factors.....................................................................................................18
Stockholder Approval of the Sale of Substantially All of Enterprises'
 Assets and of the Plan of Liquidation and Dissolution...........................................................21
     General.....................................................................................................21
     Record Date and Outstanding Voting Stock....................................................................21
     Revocability of Proxies.....................................................................................21
     Voting; Required Votes for Approval and Solicitation of Proxies.............................................21
     Quorum; Abstentions; Broker Non-Votes.......................................................................22
     Reasons for the Transaction and Recommendation of Enterprises' Board........................................22
     Reasons for Approval of Transaction - Delta.................................................................23
     Plan of Liquidation and Dissolution.........................................................................23
     Recommendation to Stockholders..............................................................................24
     Delta's Common Stock........................................................................................24
     Comparative Per Share Market Price Data.....................................................................24
     Interests of Certain Persons in the Transaction.............................................................25
     Security Ownership of Certain Beneficial Owners and Management..............................................25
     Background to the Transaction...............................................................................26
     Restrictions on Sales of Shares by Affiliates of Delta......................................................26
     Deregistration of Enterprises' Common Stock.................................................................27
     Failure to Complete the Transaction Could Negatively Impact
      Enterprises' Stock Prices and Future Business and Operations...............................................27
     Dissenters' or Appraisal Rights.............................................................................27
     Regulatory Requirements or Approvals Necessary..............................................................27
     Accounting Treatment........................................................................................27
     Material United States Federal Income Tax Consequences of the Transaction...................................28
         Tax Implications to Enterprises' Stockholders...........................................................28
         Tax Implications to Enterprises.........................................................................29
     Interests of Named Experts and Counsel......................................................................29
Description of the Agreement.....................................................................................31
     General.....................................................................................................31
     Assumed Liabilities.........................................................................................31
     Representations and Warranties..............................................................................33
     Covenants and Agreements....................................................................................34
     Conditions to Completion of the Purchase and Sale of Assets.................................................37



     Indemnification.............................................................................................38
     Amendment; Waiver...........................................................................................39
Description of the Plan of Liquidation and Dissolution...........................................................40
     General.....................................................................................................40
Description of Delta's Securities................................................................................41
     Delta's Common Stock........................................................................................41
     Percentage of Voting Shares Owned by Directors and Officers.................................................41
     Comparison of Rights of Holders of Enterprises' Stock and Holders of Delta's Stock..........................41
     Classes of Common Stock of Delta and Enterprises............................................................42
     Number of Directors.........................................................................................42
     Removal of Directors........................................................................................42
     Vacancies and Newly Created Directorships...................................................................42
     Ability to Call Special Meetings............................................................................43
     Enterprises' Preferred Stock................................................................................43
     Amendment of Delta's Certificate and Enterprises' Articles..................................................43
     Amendment of Bylaws.........................................................................................43
     Limitation of Liability of Directors........................................................................44
     Indemnification of Directors and Officers...................................................................44
Business of Enterprises..........................................................................................47
     General.....................................................................................................47
     Description of Business.....................................................................................47
     Products and Planned Products...............................................................................47
     Enterprises' Products Developed and Planned for 2001........................................................49
     Planned Enterprises' Products for 2002......................................................................50
     Research and Development Expenditures.......................................................................50
     Government Regulation.......................................................................................50
     The Need for Business Level Assurances of Protection........................................................50
     Competition.................................................................................................51
     CODIS Computer GmbH.........................................................................................52
     Financing Activities........................................................................................52
     Investment Banking Relationship with Global Financial Group.................................................53
     Employees...................................................................................................53
     Properties..................................................................................................54
     Litigation..................................................................................................54
     Market for Enterprises' Common Stock........................................................................56
     Warrant Agreement for 1998 Warrants.........................................................................58
     Management..................................................................................................58
     Promoter and Former Control Person..........................................................................59
     Executive Compensation......................................................................................61
     Long-Term Incentive Plan Awards.............................................................................62
     Stock and Option Compensation of Officers and Directors.....................................................62
     2000 Restricted Stock Plan..................................................................................63
     Employment Agreements.......................................................................................64
     Certain Relationships and Related Transactions..............................................................65
Business of Delta................................................................................................67
     General.....................................................................................................67
     Change in Control...........................................................................................67
     Management..................................................................................................68
     Ownership of Delta's Common Stock...........................................................................70
     Employees...................................................................................................70
     Properties..................................................................................................70
     Legal Proceedings...........................................................................................70
     Market for Delta's Common Stock.............................................................................71
     Prior Acquisition Experience................................................................................71
     Conflicts of Interest.......................................................................................71
     Executive Compensation......................................................................................71
     Summary Compensation Table..................................................................................71
     Compensation Plans..........................................................................................72
     Employment Agreements.......................................................................................72
     Directors' Compensation.....................................................................................72



     Certain Relationships and Related Transactions..............................................................72
Delta's Plan of Operation Following Completion of the Transaction................................................73
Historical Financial Data of Delta..............................................................................F-1
Delta's Historical Quarterly Financial Data....................................................................F-11
Historical Financial Data of Enterprises.......................................................................F-12
Enterprises' Historical Quarterly Financial Data...............................................................F-27


Appendix A - Plan of Liquidation and Dissolution

Appendix B - Agreement of Sale and Amendment

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This Proxy Statement-Prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical facts and can be identified by words such as "plan", "may", "expect," "anticipate," "estimate," "hopes," "believes," "continue," "intends," "seeks," "contemplates," "suggests," "envisions" or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement-Prospectus will, in fact, occur. Delta does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances and other factors discussed elsewhere in this Proxy Statement-Prospectus and the documents filed or to be filed by Delta with the SEC.



                      INFORMATION INCORPORATED BY REFERENCE


         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE REFERRED TO BELOW WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY
STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

DELTA DOCUMENTS                             ENTERPRISES DOCUMENTS
Kenneth A. Martin                           Alfred T. Saker, Secretary
Delta Mutual, Inc.                          Enterprises Solutions, Inc.
1730 Rhode Island Ave.                      140 Wood Road
Suite 812                                   Suite 200
Washington, D.C. 20036                      Braintree, MA 02184
(202) 408-1155                              (781) 356-4387

IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN FIVE DAYS PRIOR TO THE SPECIAL MEETING OF ENTERPRISES' STOCKHOLDERS.

         All documents filed with the Securities and Exchange Commission ("SEC") by Delta and Enterprises pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part and prior to the date of Enterprises' special meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Delta and Enterprises file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Delta and Enterprises file at the SEC's public reference rooms in Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Enterprises' and Delta's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         Delta filed a registration statement on Form S-4 to register with the SEC the common stock to be issued in connection with the Agreement. This Proxy Statement-Prospectus is part of that registration statement and constitutes a prospectus in addition to being a proxy statement.

      You should rely only on the information or representations provided in or referred to in this Proxy Statement-Prospectus. Delta and Enterprises have not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement-Prospectus is accurate as of any date other than the date on the cover page of this document.

                              QUESTIONS AND ANSWERS

Q: What transaction does Delta contemplate?
A: Delta contemplates acquiring substantially all of Enterprises' assets in connection with the dissolution of Enterprises.

Q: Why is Delta acquiring the assets of Enterprises?
A: Delta is acquiring substantially all of the assets of Enterprises because Delta's Board of Directors anticipates that after the completion of the Transaction, Delta should have the potential to become an operating company. Enterprises' Board of Directors believes that the dissolution of Enterprises and the sale of substantially all of its assets to Delta represents a solution that would transfer its technology to a new company that would not have the history of regulatory problems with the Securities and Exchange Commission (SEC) and would enable this technology to be financed and commercialized. The Enterprises' Board believes that the dissolution is in the best interest of Enterprises and its stockholders. To review the background and reasons for the sale of assets to Delta and the dissolution of Enterprises, see pages through .

Q: What am I being asked to vote on?
A: Enterprises' stockholders are being asked to approve the following proposals at the special meeting, which have been approved by the Board of Directors of
Enterprises:

         - To approve the sale of substantially all of the assets of Enterprises to Delta.

In order to approve the sale of substantially all of Enterprises' assets to Delta, a majority of the voting power present at the special meeting of stockholders to be held on ______, 2001 must vote in favor of the sale.

         - To approve the dissolution of Enterprises.

The affirmative vote of the holders of a greater number of shares of Enterprises' common stock than the number of shares voted against the voluntary dissolution at the special meeting of Enterprises' stockholders is required to approve the voluntary dissolution.

Q: Who will receive Delta's stock in the Transaction?
A: The parties expect that Enterprises' stockholders will receive ________ shares of Delta's common stock as a result of Delta's acquisition of substantially all of Enterprises' assets and the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution. Assuming the assets retained by Enterprises pursuant to the Agreement are sufficient to pay all remaining liabilities of Enterprises, you would receive 1.2676 shares of Delta's common stock for each share of Enterprises' common stock. This ratio could be significantly different if the assets retained by Enterprises are insufficient to pay Enterprises' remaining liabilities.

Q: When do you expect the Transaction to be completed?
A: The parties are seeking to complete the Transaction by October 1, 2001.

Q: What are the tax consequences of the Transaction for Enterprises' shareholders?
A: None. The Transaction should not result in any gain or loss for federal income tax purposes to Enterprises' stockholders. To review the tax consequences in greater detail, see pages 28 through 29.

Q: Will Enterprises' stockholders have dissenters' or appraisal rights?
A: No. Enterprises' stockholders will not have any dissenters' or appraisal rights.

Q: What do I need to do now?
A: After you have reviewed this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

Q: Can I change my vote?
A: Yes. The special meeting will take place at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. (local time). You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy and change your vote any time before the vote is taken at the special meeting by following the directions on page .

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A: No. Your broker will vote your shares only if you provide written instructions on how to vote. Without instructions, your shares will not be voted by your broker.

Q: Do I need to send in my stock certificates?
A: No. You should retain your stock certificates because the Transaction will not require you to surrender them at any time. Following the consummation of the sale of assets to Delta and the subsequent dissolution of Enterprises, your Enterprises' stock certificates will be canceled.

Q: Who do I contact with questions?
A: If you have questions about the Transaction, you may call Alfred T. Saker, Secretary and Treasurer of Enterprises, at (781) 356-4387.

                               PROSPECTUS SUMMARY

         This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the (a) voluntary dissolution of Enterprises to be effected in accordance with the Plan of Liquidation and Dissolution, attached as Appendix A, and (b) the sale of Enterprises' assets pursuant to the Agreement of Sale, dated May 11, 2001, between Delta and Enterprises, attached as Appendix B (the Agreement of Sale is referred to as the "Agreement"). The sale of assets contemplated by the Agreement and the voluntary dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution are referred to collectively as the "Transaction". In particular, you should carefully read the documents, including the Plan of Liquidation and Dissolution and the Agreement, which are contained in this Proxy Statement-Prospectus. In addition, we incorporate by reference important business and financial information about Delta and Enterprises into this Proxy Statement-Prospectus, which is not included or delivered with this Proxy Statement-Prospectus. You may obtain this information without charge by following the instructions in the section entitled "Information Incorporated by Reference". To obtain timely delivery of this information, you must request this information no later than five (5) business days prior to the date of the special meeting of Enterprises' stockholders.


                                  THE COMPANIES

          Delta is a Delaware corporation with principal executive offices located at 1730 Rhode Island Avenue, N.W., Suite 812, Washington, D.C. 20036. Its telephone number is (202) 408-1155. It is a development stage company that intended to provide mortgage services through the Internet to the "sub-prime" market. At the time of its formation, companies with Internet based businesses were treated favorably in the capital markets, but over the past year the market for the stock of Internet based businesses has deteriorated substantially. The market decline for companies with Internet based businesses adversely impacted Delta's ability to raise the funds necessary to support its intended operations. Unable to secure additional financing, Delta determined that it was in the best interests of the company and its stockholders to consider other business opportunities, and on May 11, 2001, Delta entered into the Agreement to acquire substantially all of the assets of Enterprises in exchange for shares of Delta's common stock.

          Enterprises is a Nevada corporation with principal executive offices located at 140 Wood Road, Suite 200, Braintree, MA 02184 and its telephone number is (781) 356-4387. Enterprises' business is in the developmental stage. Enterprises' objective is to continue to address what it perceives to be a lack of security in the Internet as the result of the minimal platform integrity currently used to support network services and eBusiness transactions. Enterprises' initial products have two aspects: one is a keypad with card swipe which assures the receiver of the identity of the transmitter; and the other is software which encrypts the transmission for secrecy and affords the receiver the means by which to ensure the data has not been altered en route. Enterprises plans to market its newly developed products under the Bondable Network Architecture(TM) (BNA) designation. Enterprises' planned network security architecture product line would integrate a scalable number of high assurance network components connected through existing private and public networks (e.g., Internet, NIPRNET), thus providing reliably authenticated, trusted sessions to compose secure virtual networks isolating the enterprise business processes.

                                 THE TRANSACTION

         We propose a sale of assets by Enterprises to Delta. Following such sale, Enterprises will dissolve and liquidate. Both the Agreement between Enterprises and Delta and Enterprises' Plan of Liquidation and Dissolution are attached as Appendices to this document. We encourage you to read both documents. They are the legal documents governing the Transaction.


The Special Meeting

      The Enterprises special meeting will be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on , 2001, at 10:00 A.M. (local time). At the special meeting, stockholders of Enterprises will be asked to approve the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution.


Reasons for the Transaction

In reaching its decision to approve the Plan of Liquidation and Dissolution and the Agreement, Enterprises' Board concluded that the Transaction was in the best interests of Enterprises and its stockholders. In concluding that the Transaction is fair to, and in the best interests of, all Enterprises' stockholders, including unaffiliated stockholders, Enterprises' Board took into consideration, among other things, the fact that trading in Enterprises' stock was suspended by the SEC and has not traded since March, 2000. It also took into account the recent decision (see "Business of Enterprises--Litigation") of the U.S. District Court for the Southern District of New York in the SEC's action against a former controlling person of Enterprises and John A. Solomon, Enterprises' CEO. The Court entered an injunction against, ordered restitution of $1,000,000 to be paid by and imposed a fine of $100,000 on the former controlling person. The Court imposed a fine of $10,000 on John A. Solomon. The Board determined that transferring the technology owned by Enterprises to a new company without securities regulatory issues would significantly enhance:

    o The investments of investors in Enterprises who have invested substantial amounts in Enterprises for development and commercialization of its network security technologies.
    o The ability to finance the further development and commercialization of these technologies.
    o The ability to attract management and to negotiate commercial arrangements with technology providers and customers.


Plan of Liquidation and Dissolution

         The voluntary dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution. Enterprises and Delta expect that the dissolution will involve the completion of the following actions in the order set forth below:

    o The sale of substantially all of Enterprises' assets to Delta;

    o The issuance to Enterprises of ________ newly-issued shares of Delta's common stock; and

    o The liquidation of Enterprises pursuant to the Plan of Liquidation and Dissolution.

Recommendation to Stockholders

          Enterprises' Board believes that the Transaction is fair to you and in your best interest and recommends that you vote in favor of sale of substantially all of Enterprises' assets to Delta and in favor of the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution.


                     RISK FACTORS AND CONFLICTS OF INTEREST

         The proposed Transaction involves a number of risks, of which the following are only a few:

    o Delta and Enterprises are both development stage companies without substantial assets and no revenues.
    o There are substantial risks associated with the development of Enterprises' proposed business, as well as substantial capital requirements for Enterprises to develop and commercialize its proposed products.
    o Network security is a competitive field, with a number of competitive products available on the market, and virtually all of Enterprises' potential competitors have substantially greater financial resources than Enterprises.

     There are substantial relationships between the principals of Enterprises and the controlling stockholder of Delta.

         You should therefore read and consider carefully the information set forth under the captions "RISK FACTORS" commencing at page 18 and "STOCKHOLDER APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF ENTERPRISES' ASSETS AND OF THE PLAN OF LIQUIDATION AND DISSOLUTION--INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION" at page 21.

    SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF DELTA AND ENTERPRISES

The following tables contain summary historical and pro forma financial data of Delta and Enterprises as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of the transaction. The information may not necessarily reflect the results of operations, financial position and cash flows of Delta in the future or what the results of operations, financial position and cash flows would have been had Delta completed the transaction during all of the periods presented. The information is only a summary and you should read it together with the financial statements of Delta and Enterprises, the pro forma financial statements of Delta and Enterprises and the other information about Delta and Enterprises included elsewhere in this document. You should also read the "Risk Factors", "Delta's Plan of Operation Following Completion of the Transaction", "Business of Delta" and "Business of Enterprises" sections of this document, which describe Delta's and Enterprises' businesses, as well as a number of factors that have affected Delta's and Enterprises' financial results.

The pro forma financial data for Delta give effect to the following transactions and events:

    o the acquisition by Delta of substantially all of Enterprises' assets at Enterprises' net book value;
    o    the payments of Enterprises' remaining liabilities; and,
    o the issuance of approximately 10,475,446 shares of Delta common stock to Enterprises' shareholders and the complete liquidation of Enterprises.

To the extent these events are not reflected in the historical statements of operations of Delta, the unaudited pro forma statement of operations assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical balance sheet, the unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2001.

                                                    DELTA MUTUAL, INC.






                                                   Three Months Ended       For The Year Ended   Pro Forma As      Pro Forma As
                                                        March 31,              December 31,     Adjusted For The   Adjusted For The
                                           -------------------------------   ----------------  Three Months Ended    Year Ended
                                                 2001              2000           2000          March 31, 2001     December 31, 2001
                                           -------------------------------   ----------------  ----------------  ----------------
                                                                                                   $
Revenue                                     $       --      $       --      $       --                   --        $       --
                                            ------------    ------------    ------------         ------------      ------------


Total Costs and Expenses                          12,679          10,037          32,986              671,668         4,641,759
                                            ------------    ------------    ------------         ------------      ------------

Operating (Loss)                                 (12,679)        (10,037)        (32,986)            (671,668)       (4,641,759)

Interest income                                     --              --              --                 31,696           115,009
                                            ------------    ------------    ------------         ------------      ------------


Net (Loss)                                  $    (12,679)   $    (10,037)   $    (32,986)        $   (639,972)     $ (4,526,750)
                                            ============    ============    ============         ============      ============

Net (Loss) per common share                 $      (0.02)   $      (0.02)   $      (0.06)        $      (0.06)     $      (0.41)
                                            ============    ============    ============         ============      ============

Weighted average common shares                   557,000         485,400         543,433           11,032,446        11,032,446
                                                 =======         =======         =======           ==========        ==========

OTHER DATA:
Cash (Used) Provided By Operations                (5,136)         (6,803)        (12,162)

Cash (Used) for Investing Activities                   -               -              -
Cash Provided for Financing Activities             5,000           8,700           7,200



                                           DELTA MUTUAL, INC.

                                                 ASSETS


                                                                                                                     Pro Forma As
                                                                    March 31,           December 31,                Adjusted As of
                                                                      2001            2000         1999             March 31, 2001
                                                                 ------------       -----------  ---------        ----------------
Cash and equivalents                                             $      285         $      421    $    5,383         $1,241,828
Interest receivable                                                    --                 --            --               17,495
Loans receivable-CODIS                                                 --                 --            --              150,000
                                                                 ----------         ----------    ----------         ----------

Total Current Assets                                                    285                421         5,383          1,409,323
                                                                 ----------         ----------    ----------         ----------

Other assets                                                           --                 --            --              838,069
                                                                 ----------         ----------    ----------         ----------
Total Assets                                                     $      285         $      421    $    5,383         $2,247,392
                                                                 ==========         ==========    ==========         ==========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

Total Current Liabilities                                            31,037             28,488         7,664             25,989
                                                                                                                     ----------

Total Shareholders' Equity                                          (30,752)           (28,067)       (2,281)         2,221,403
                                                                                                                     ----------

Total Liabilities & Shareholders' Equity                         $      285         $      421    $    5,383         $2,247,392
                                                                 ==========         ==========    ==========         ==========

                            ENTERPRISES SOLUTIONS, INC.



                                             Three Months Ended                             For The Years Ended
                                                  March 31,                                     December 31,
                                        --------------------------      -----------------------------------------------------------
                                            2001           2000            2000            1999             1998            1997
                                        -----------     -----------     -----------     -----------     -----------     -----------
Revenue                                 $      --       $      --       $      --       $      --       $       328     $    16,366
                                        -----------     -----------     -----------     -----------     -----------     -----------


Total Costs and Expenses                    658,989         431,326       4,608,773       1,503,535         125,567          61,500
                                        -----------     -----------     -----------     -----------     -----------     -----------


Operating (Loss)                           (658,989)       (431,326)     (4,608,773)     (1,503,535)       (125,239)        (45,134)

Interest income                              31,696             430         115,009            --              --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------

Adjustment of loss on
  abandonment of
  discontinued operation                       --              --              --              --              --            14,966
                                        -----------     -----------     -----------     -----------     -----------     -----------

Net (Loss)                                 (627,293)    $  (430,896)    $(4,493,764)     (1,503,535)    $ (125,239)     $   (30,168)
                                        ===========     ===========     ===========     ===========     ===========     ===========

Net (Loss) per common share             $     (0.08)    $     (0.09)    $     (1.04)    $     (0.40)    $     (0.10)    $     (0.09)
                                        ===========     ===========     ===========     ===========     ===========     ===========

Weighted average common shares            7,841,160       4,787,730       4,324,022       3,714,010       1,278,071         317,340
                                        ===========     ===========     ===========     ===========     ===========     ===========

OTHER DATA:
Cash (Used) Provided By
Operations                                 (951,711)       (430,867)     (2,276,148)       (517,603)       (125,239)        (30,168)
Cash (Used) for Investing
Activities                                     --           (50,000)     (1,039,918)       (614,242)       (125,000)           --
Cash Provided for Financing
Activities                                  584,927         458,573       5,324,175       1,124,632         287,735          30,510


                                     ENTERPRISES SOLUTIONS, INC.

                                               ASSETS



                                                  March 31,                                December 31,
                                               --------------   -------------------------------------------------------------------
                                                    2001             2000              1999               1998              1997
                                               --------------   ------------       ------------         ---------      ------------
Cash and equivalents                            $1,672,906        $2,039,690        $   31,581         $   38,974        $    1,478
Interest receivable                                 17,495            12,230              --                 --                --
Officer advance                                       --              25,000              --              125,000              --
Loans receivable-CODIS                             150,000           150,000              --                 --                --
                                                ----------        ----------        ----------         ----------        ----------

Total Current Assets                             1,840,401         2,226,920            31,581            163,974             1,478
                                                ----------        ----------        ----------         ----------        ----------

Other assets                                       838,069           847,021              --                 --                --

Total Assets                                    $2,678,470        $3,073,941        $   31,581         $  163,974        $    1,478
                                                ==========        ==========        ==========         ==========        ==========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Total Current Liabilities                          431,500           680,604           502,760               --             774,897
                                                ----------        ----------        ----------         ----------        ----------

Total Shareholders' Equity                       2,246,970         2,393,337          (471,179)           163,974          (773,419)
                                                ----------        ----------        ----------         ----------        ----------

Total Liabilities &
Shareholders' Equity                            $2,678,470        $3,073,941        $   31,581         $  163,974        $    1,478
                                                ==========        ==========        ==========         ==========        ==========


                           COMPARATIVE PER SHARE DATA

          The following tables set forth the historical net income and book value per common share for Delta and Enterprises, unaudited combined pro forma net income and book value per common share for Delta, and the unaudited equivalent combined pro forma net income and book value per common share data of Enterprises based on an exchange ratio of approximately 1.2676 shares of Delta common stock for each share of Enterprises common stock. Delta and Enterprises historically have not paid cash dividends on common shares. Delta intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future.

          The information presented in the table should be read in conjunction with the respective separate historical audited and unaudited financial statements of Delta and the historical audited and unaudited financial statements of Enterprises and the related footnotes which appear in this Proxy Statement-Prospectus or are incorporated by reference.

  Historical Per Common Share       As of and for the
                                   Twelve Months Ended
                                    December 31, 2000
 +--------------------------------+---------------------
  Delta:
 +--------------------------------+---------------------
       Basic earnings                       $ (0.06)
 +--------------------------------+-------------------++
       Diluted earnings                        N/A
 +--------------------------------+-------------------++
  (1)  Book value                           $ (0.05)
 +--------------------------------+-------------------++
   Enterprises:
 +--------------------------------+-------------------++
       Basic earnings                       $ (1.04)
 +--------------------------------+-------------------++
       Diluted earnings                       N/A
 +--------------------------------+-------------------++
  (2)  Book value                           $  0.29
 +--------------------------------+-------------------++
  Delta Combined Pro Forma
  Per Common Share
 +--------------------------------+-------------------++
          Basic earnings                    $ (0.41)
 +--------------------------------+-------------------++
  (3)  Book value                           $  0.21
 +--------------------------------+-------------------++

  (1) The calculation is based on shareholders' deficit divided by the number of shares of common stock outstanding at the applicable date.

  (2) The calculation is based on shareholders' equity divided by the number of shares of common stock outstanding at the applicable date.

  (3) The calculation is based on shareholders' equity divided by the number of shares assumed outstanding after completion of the merger.

         UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF DELTA MUTUAL, INC.


The following unaudited pro forma financial statements of Delta Mutual, Inc. (Delta) for the years ended December 31, 2000 and 1999 and for the three months ended March 31, 2001, and as of March 31, 2001 were prepared by Delta to illustrate the estimated effects of the purchase of Enterprises Solutions, Inc.'s (ESI) assets, the payment by Delta of all remaining liabilities of Enterprises, the issuance of 10,475,446 new Delta shares to Enterprises' stockholders, and the complete liquidation of Enterprises. Although the documents describe the transaction as a purchase by Delta of Enterprises assets, etc., Enterprises is considered the accounting acquirer. Enterprises as the accounting acquirer reflects that approximately 95% of the outstanding stock of the merged entity will be owned by the shareholders of Enterprises and that essentially it is the continuing business of Enterprises that will be conducted under the changed corporate identity.

These transactions and their effect on Delta are further described in the notes to these unaudited pro forma financial statements. To the extent these events are not reflected in the historical financial statements of Delta, the unaudited pro forma statements of operations assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical balance sheet, the unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2001.

         Delta believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition of Enterprises' assets and its subsequent liquidation pursuant to the Plan of Liquidation and Dissolution. The unaudited pro forma financial statements do not purport to represent what the results of operations or financial position of Delta would actually have been if the transaction had in fact occurred on such dates or to project the results of operations or financial position of Delta or any future period or date. These statements should be read in connection with and are qualified by the historical financial statements of ESI and Delta appearing elsewhere in this document.

Although the transaction documents refer to Delta as purchasing the net assets of Enterprises, the transaction for accounting purposes is considered a merger between the two companies. As a result, the net assets of Enterprises are not revalued but are carried over to the new entity at their net asset values as reflected on Enterprises' books pre merger. Delta will record the transaction at the par value of the newly issued stock and adjust the additional paid-in capital account for the par value of Enterprises' retired stock and the elimination of Delta's deficit.

         In the opinion of Delta's management, all adjustments necessary to present fairly such pro forma combined financial data, as set forth in the accompanying explanatory notes, have been made.

                      PRO FORMA STATEMENT OF OPERATIONS OF
                               DELTA MUTUAL, INC.
                          ( DEVELOPMENT STAGE COMPANY )
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   (UNAUDITED)

                                                        For Three Months Ended              Pro Forma        Pro
                                                           March 31, 2001                  Adjustments      Forma
                                              --------------------------------------       ------------     ------
                                                    DELTA            ENTERPRISES
                                                 MUTUAL, INC.       SOLUTIONS, INC.
                                                 -------------      ---------------
Revenue                                          $        -        $         -                    -     $          -
                                                 -----------       -------------               ------   ------------


Costs and Expenses:
   Compensation                                                        171,091                               171,091
   Professional, consultants and directors
     fees                                            12,679            267,361                               280,040

   Rent                                                                  5,124                                 5,124

   Insurance                                                            16,080                                16,080

   Telephone                                                             7,162                                 7,162

   Office expenses                                                      27,098                                27,098

   Stock transfer and related expenses                                   1,363                                 1,363

   Travel expenses                                                      87,159                                87,159

   Research and development                                             66,425                                66,425

   Interest                                                              9,698                                 9,698

   Depreciation                                                            428                                   428
                                                 -----------       -------------               ------   ------------

Total Costs and Expenses                            12,679             658,989                    -         671,668
                                                 -----------       -------------               ------   -----------

Operating (Loss)
                                                   (12,679)           (658,989)                            (671,668)

   Interest income                                                      31,696                    -          31,696
                                                 -----------       -------------               ------   -----------

Net (Loss)                                       $ (12,679)        $   (627,293)                  -        (639,972)
                                                 ==========        =============               =======  ===========

Net (Loss) per common share                      $       -         $      (0.08)
                                                 ==========        =============

Weighted average common shares
                                                         -            7,841,160
                                                 ==========        ============
Pro forma (loss) per common share                                                                       $      (0.06)
                                                                                                        ============

Pro forma weighted average number
   of common shares                                                                                       11,032,446
                                                                                                        =============

                      PRO FORMA STATEMENT OF OPERATIONS OF
                               DELTA MUTUAL, INC.
                          ( DEVELOPMENT STAGE COMPANY )
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)



                                                       For The Year Ended              Pro Forma          Pro
                                                        December 31, 2000              Adjustments       Forma
                                              -------------------------------------    ------------      -----
                                                    DELTA            ENTERPRISES
                                                 MUTUAL, INC.       SOLUTIONS, INC.
                                              ---------------       --------------
Revenue                                        $        -             $           -     $      -       $         -
                                               ----------             -------------     --------       -----------
Costs and Expenses:
   Bad debt expense                                     -                    25,000                         25,000
   Compensation                                         -                   770,779                        770,779
   Professional, consultants and directors
    fees                                           32,986                 2,310,498                      2,343,484
   Rent                                                 -                    29,991                         29,991
   Insurance                                            -                    36,193                         36,193
   Telephone                                            -                    54,742                         54,742
   Office expenses                                      -                    53,814                         53,814
   Stock transfer and related expenses                  -                    66,450                         66,450
   Travel and promotion                                 -                   345,133                        345,133
   Research and development                             -                   489,822                        489,822
   Interest                                             -                   408,454                        408,454
   Depreciation                                         -                    17,897                         17,897
                                               -----------            -------------     --------       -----------

Total Costs and Expenses                           32,986                 4,608,773            -         4,641,759
                                               -----------            -------------     ---------      -----------

Operating (Loss)                                  (32,986)               (4,608,773)                    (4,641,759)
   Interest income                                  -                       115,009            -           115,009
                                               ----------             -------------     --------       -----------

Net (Loss)                                     $  (32,986)            $  (4,493,764)           -        (4,526,750)
                                               ==========             =============     ========       ===========

Net (Loss) per common share                    $    (0.06)            $       (1.04)
                                               ==========             =============

Weighted average common shares
                                                  543,433                 4,324,022
                                               ==========             =============
Pro forma (loss) per common share                                                                      $     (0.41)
                                                                                                       ===========
Pro forma weighted average number
   of common shares                                                                                     11,032,446
                                                                                                       ===========


                      PRO FORMA STATEMENT OF OPERATIONS OF
                               DELTA MUTUAL, INC.
                          ( DEVELOPMENT STAGE COMPANY )
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)



                                                                   For The Year Ended                 Pro Forma         Pro
                                                                    December 31, 1999                Adjustments       Forma
                                                             ---------------------------------       -----------       ------
                                                                 DELTA           ENTERPRISES
                                                              MUTUAL, INC.      SOLUTIONS, INC.
                                                              ------------      ---------------      ------------      ------
Revenue                                                       $     --         $       --                 --         $      --
                                                              --------         -------------         --------        ------------

Costs and Expenses:
  Bad debt expense                                                  --              727,617               --              727,617
Compensation                                                        --              122,355               --              122,355
Professional, consultants and directors
  fees                                                            5,831             387,739               --              393,570
  Rent                                                              --               46,664               --               46,664
  Insurance                                                         --               31,144               --               31,144
  Telephone                                                         --               10,374               --               10,374
  Office expenses                                                   --               30,450               --               30,450
  Relocation expenses                                               --               48,474               --               48,474
  Stock transfer and related expenses                               --               11,049               --               11,049
  Travel and promotion                                              --               87,669               --               87,669
                                                              ----------       ------------          -------         ------------

Total Costs and Expenses                                          5,831           1,503,535               --            1,509,366
                                                              ----------       ------------          -------         ------------

Operating (Loss)                                                 (5,831)         (1,503,535)              --           (1,509,366)
Interest income                                                      --                 --                --                 --
                                                              ----------       ------------          -------         ------------

Net (Loss)                                                    $  (5,831)       $ (1,503,535)              --           (1,509,366)
                                                              =========        ============          =======         ============

Net (Loss) per common shares                                  $   (0.01)       $      (0.40)
                                                              =========        ============

Weighted average common shares                                  485,000           3,714,010
                                                              =========        ============

Pro forma (loss) per common share                                                                                    $      (0.14)
                                                                                                                     ============

Pro forma weighted average number of
 common shares                                                                                                         11,032,446
                                                                                                                     ============

                                                PRO FORMA BALANCE SHEET OF
                                                    DELTA MUTUAL, INC.
                                              ( DEVELOPMENT STAGE COMPANY )
                                                      MARCH 31, 2001
                                                       (UNAUDITED)



                                                          ASSETS
                                                  DELTA              ENTERPRISES                PRO FORMA             PRO
                                               MUTUAL, INC.        SOLUTIONS, INC.             ADJUSTMENTS           FORMA
                                               ------------        ---------------             -----------           -----
Cash and equivalents                           $    422              $  1,672,906      (a)     $    (431,500)      $ 1,241,828

Interest receivable                                   -                    17,495                          -            17,495

Loans receivable-CODIS                                -                   150,000                          -           150,000
                                               --------              ------------              -------------       ------------

Total Current Assets                                422                 1,840,401                   (431,500)        1,409,323
                                               --------              ------------              -------------       ------------
Office equipment and furniture, net of
accumulated depreciation of $26,848                   -                    80,569                          -            80,569

Officers loans                                        -                   757,500                          -           757,500
                                               --------              ------------              ---------------     -----------

Total Assets                                   $    422              $  2,678,470              $    (431,500)      $ 2,247,392
                                               ========              ============              =============       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses          $ 21,039              $     57,500      (a)     $     (57,500)      $    21,039

Commissions payable                                   -                   125,000      (a)          (125,000)               -

Convertible loans payable                         4,950                   249,000      (a)          (249,000)            4,950
                                               --------              ------------              --------------      -----------
Demand loans                                          -                         -      (a)                 -                 -
                                               --------              ------------              --------------      -----------

Total Current Liabilities                        25,989                   431,500                   (431,500)           25,989
                                               --------              ------------              --------------      -----------

Shareholders' Equity:
  Common stock $.001 par value; 100,000,000
  shares authorized; 8,264,000 shares
  issued and outstanding at March 31, 2001.
  Common stock $.0001 par value; 20,000,000
  shares authorized; 557,000 shares issued                                             (b)            (1,048)
  and outstanding at March 31, 2001.                 56                     8,264      (b)            (8,264)            1,104

  Additional paid-in-capital                                                           (b)         2,245,922

                                                 10,694                10,622,046      (b)       (10,622,046)        2,256,616

Retained (Deficit)                                    -                (1,633,509)     (b)         1,633,509                 -

(Deficit) accumulated during the
  development stage                             (36,317)               (6,749,831)     (b)         6,749,831           (36,317)
                                               --------              ------------              -------------       -----------
Total Shareholders' Equity                      (25,567)                2,246,970                          -         2,221,403
                                               --------              ------------              -------------       -----------

Total Liabilities & Shareholders' Equity       $    422              $  2,678,470              $   (431,500)       $ 2,247,392
                                               =========             ============              =============       ===========


DELTA MUTUAL, INC.
NOTES TO PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

The unaudited pro forma statements of operations for the years ended December 31, 2000 and 1999 and for the three months ended March 31, 2001 and the unaudited pro forma balance sheet as of March 31, 2001 have been prepared from the individual historical financial statements of Delta Mutual, Inc. (Delta) and Enterprises Solutions, Inc. (ESI) for the years ended December 31, 2000 and 1999 and for the quarter ended March 31, 2001, which are included elsewhere in this document.

The unaudited pro forma financial statements give effect to the transactions directly associated with the acquisition of ESI's assets by Delta for newly issued stock of Delta, the payment of ESI's liabilities and the subsequent liquidation of ESI. To the extent these events are not reflected in the historical statements of operations of Delta, the unaudited pro forma statements of operations assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical balance sheet of Delta, the unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2001.

In May 2001, Delta and ESI entered into an agreement whereby ESI will sell its assets of approximately $2,678,470, consisting of cash, receivables, office furniture and officers loans at March 31, 2001, to Delta for 1.2676 newly issued Delta common shares for each common share of ESI outstanding. Delta is then expected to pay all of ESI's remaining liabilities or approximately $431,500 at March 31, 2001. ESI will then be liquidated in accordance with the Plan of Liquidation and Dissolution. Approximately 10,475,446 shares of Delta are expected to be issued to ESI shareholders. In short, ESI shareholders will hold approximately 95% of the total issued and outstanding shares of Delta after the transaction. Also, the continuing business of the new entity will be that of ESI. For these reasons, this transaction is considered to be a merger and will be accounted for as if ESI were the surviving entity.

Although the transaction documents refer to Delta as purchasing the net assets of ESI, the transaction for accounting purposes is considered a merger between the two companies. As a result, the net assets of ESI are not revalued but are carried over to the new entity at their net asset values as reflected on ESI's books pre merger. Delta will record the transaction at the par value of the newly issued stock and adjust the additional paid-in capital account for the par value of ESI's retired stock and the elimination of Delta's deficit.

There are no pro forma adjustments anticipated that will effect the unaudited pro forma combined statements of operations.

2. UNAUDITED PRO FORMA BALANCE SHEET

(a)      Reflects the payment of ESI's remaining liabilities.
(b) Reflects the issuance of approximately 10,475,446 shares of Delta Mutual, Inc. to Enterprises Solutions, Inc.'s shareholders and the complete liquidation and dissolution of ESI.

                                  RISK FACTORS

          The securities offered hereby are speculative, involve a high degree of risk. You should consider carefully the following risk factors arising in connection with the Transaction, as well as all other information set forth in this Proxy Statement-Prospectus, before casting your vote on the sale of substantially all of Enterprises' assets and its dissolution.


DELTA HAS NO BUSINESS OPERATIONS OF ITS OWN AND THE BUSINESS OF ENTERPRISES PROPOSED TO BE ACQUIRED BY DELTA IS IN THE DEVELOPMENTAL STAGE

Delta has no business operations of its own, and the business of Enterprises to be acquired in the Transaction is only in the developmental stage. Enterprises has not yet successfully commenced marketing the limited number of products that it has developed, and many of its proposed products will take a substantial amount of time and funds to develop. Enterprises has not sold any of its products and has no customers for its products. A substantial marketing effort will be required to obtain customers. There is no assurance that, following completion of the Transaction, the business acquired by Delta will ever be successful in light of these and other factors.


DELTA EXPECTS TO INCUR LOSSES IN THE FUTURE

Neither Delta's nor Enterprises' operations are profitable, both companies have incurred net operating losses since inception, and it is expected that, following the completion of the Transaction, Delta will continue to incur operating losses in the future. Subject to the availability of additional financing following the completion of the Transaction, Delta expects to substantially increase its sales personnel, marketing expenses, and services and operating expenses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of Delta's common stock.


DELTA WILL HAVE TO RAISE SIGNIFICANT ADDITIONAL CAPITAL FOLLOWING COMPLETION OF THE TRANSACTION

Following completion of the Transaction, Delta will have to obtain significant additional capital to continue development of Enterprises' existing and proposed products and to market these products as they are developed. There is no assurance that Delta will be able to obtain sufficient capital to complete development of these products and proposed products and market them successfully.


THE MARKET FOR E-SECURITY IS VERY COMPETITIVE

Following completion of the Transaction, Delta will compete with:

         o Companies that currently offer network security products or services, including well-established companies.
         o Newly organized e-security companies that currently offer network security products and technologies; and
         o Established computer hardware and software companies that introduce their own network security products, either separately or bundled with their existing hardware or software products.

Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have. As a result, they may be able to leverage a then-installed customer base, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can.


CHANGES IN E-SECURITY TECHNOLOGY COULD RENDER OUR PLANNED PRODUCTS OBSELETE

         The market for e-security products is rapidly evolving. E-security technology is constantly changing as new products are introduced and as customer requirements quickly develop and change. Thus, the standards for e-commerce and network security continue to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our products and technology, our planned products would not be marketable in those market segments. We may not be able to make the technological advances necessary to make us competitive.


THE VALUE OF THE DELTA'S COMMON STOCK YOU RECEIVE IN THE TRANSACTION MAY VARY

         The share prices of both Enterprises' common stock and Delta's common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities. The value of stocks in companies without established businesses are especially volatile. No prediction can be made as to the market prices of either Enterprises' common stock or Delta's common stock at any time before the completion of the Transaction or as to the market price of Delta's common stock after the completion of the Transaction. The number of shares of Delta's common stock you receive in the transaction may be reduced if the assets retained by Enterprises are insufficient to pay Enterprises' remaining liabilities.


DIVIDENDS UNLIKELY

         Delta has never paid dividends on its common stock. Delta's management anticipates that, following completion of the Transaction, any earnings generated from Delta's operations will be used to finance Delta's working capital, product development and marketing. For the foreseeable future, cash dividends will not be paid to holders of Delta's common stock.

DILUTION

         Enterprises has warrants and stock options outstanding that could, following completion of the Transaction, result in the issuance of 3,637,378 shares of common stock. To the extent such shares are issued, the percentage of common stock held by Delta's stockholders following completion of the Transaction will be reduced. In addition, after the Transaction is completed, Delta would reserve the right to issue additional shares of common stock or securities convertible into or exercisable for common stock, at prices, or subject to conversion and exercise terms, resulting in reduction of the percentage of outstanding common stock they hold and, under certain circumstances, a reduction of the net tangible book value of the stockholders' shares of common stock.

UNCERTAINTY OF PROTECTION OF PATENTS, COPYRIGHTS, LICENSES, TRADE SECRETS AND TRADEMARKS

         In the Transaction, Enterprises is assigning one patent application to Delta. Patents will not issue where there is a prior patent or where there is insufficient invention. There can be no assurance that a patent or patents will issue for Enterprises' products, or that Delta can successfully enforce such patent against infringements. The network security industry is subject to rapid technological change and there can be no assurance that, following completion of the Transaction, Delta will be able develop and market products to adapt to such change in a timely fashion or that the introduction of new products by others will not render Delta's patents, copyrights, licenses, trade secrets, trademarks and products less competitive or obsolete. Delta plans to protect its confidential and proprietary information through confidentiality agreements with employees. There can be no assurance that these confidentiality agreements will adequately protect Delta's trade secrets or that competitors will not independently develop products similar to Delta's products.


LACK OF KEY OPERATING PERSONNEL

         While John A. Solomon has served as President of Enterprises since 1999, it is not intended that he will become President of Delta. Accordingly, Delta will be without a chief executive officer with senior level industry experience, and Delta is actively seeking such an executive. There is no assurance that Delta will be successful in recruiting such an executive, and other supporting personnel for its product development and marketing objectives, goals and plans following completion of the Transaction.

VOLATILITY OF STOCK PRICE

         The market price of Delta's common stock, as is the case for companies without established operations, is extremely volatile based on the future prospects for Delta generally and general market and economic conditions. During the four month period ended June 1, 2001, the closing per share price of Delta's common stock has fluctuated from $.25 to $2.95 per share.


"PENNY" STOCK REGULATION OF BROKER-DEALER SALES OF OUR SECURITIES.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). If Delta's shares are traded for less than $5.00 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless (1) Delta's net tangible assets exceed $5,000,000 during Delta's first three years of continuous operations or $2,000,000 after Delta's first three years of continuous operations; or (2) Delta has had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as Delta's common stock is subject to the penny stock rules, the holders of the common stock may find it difficult to sell Delta's common stock.

  STOCKHOLDER APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF ENTERPRISES' ASSETS
                 AND OF THE PLAN OF LIQUIDATION AND DISSOLUTION


GENERAL

          This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Enterprises, for use at the Special Meeting of Stockholders, to be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M., or at any adjournment or postponement thereof. All shares of common stock represented by properly executed and returned proxies, unless such proxies have been previously revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the sale of substantially all of the assets of Enterprises and for its dissolution.

         This Notice of Special Meeting, this Proxy Statement-Prospectus and the related proxy card are first being mailed to stockholders of Enterprises on or about ____________, 2001.


RECORD DATE AND OUTSTANDING VOTING STOCK

         The Board of Directors has fixed the close of business on _____, 2001, as the record date for determining the holders of Enterprises' outstanding common stock entitled to notice of, and to vote at, the meeting. On that date, there were _____________ shares of Enterprises' common stock issued, outstanding and entitled to vote.


REVOCABILITY OF PROXIES

         Any stockholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Enterprises, by executing a later-dated proxy and delivering it to the Secretary of Enterprises, or by attending the meeting and giving oral notice to the Secretary of Enterprises. Any written notice delivered to the Secretary of Enterprises should be sent to Alfred T. Saker, Secretary, Enterprises Solutions, Inc., 140 Wood Road, Suite 200, Braintree, MA 02184.


VOTING; REQUIRED VOTES FOR APPROVAL AND SOLICITATION OF PROXIES

         Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date.

         You are entitled to vote at the special meeting if you owned shares of Enterprise' voting stock at the close of business on August __, 2001. You can cast one vote for each share of voting stock that you own at that time. Delta is not required to submit the purchase of Enterprises' assets under the Agreement to their stockholders for approval.

         Delta is not required to submit the purchase of substantially all of Enterprises' assets under the Agreement to its stockholders for approval.

         In order to approve the sale of substantially all of Enterprises' assets to Delta, a majority of the voting power present at the special meeting of stockholders to be held on August __, 2001 must vote in favor of the sale.

         In order to approve the dissolution, the number of votes cast in favor of the dissolution at the special meeting must exceed the number of votes cast against the dissolution.

         All of the current directors and executive officers of Enterprises, as of August __, 2001, owned ____ shares of Enterprises, representing approximately __% of the shares entitled to vote on the sale of substantially all of Enterprises' assets and the dissolution of Enterprises. These individuals intend to vote all shares owned by them in favor of the sale of substantially all of Enterprises' assets and its dissolution.

         Expenses incurred in connection with the solicitation of proxies will be paid by Enterprises. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of Enterprises may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. Enterprises will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of voting shares of Enterprises and will reimburse such persons for their reasonable expenses so incurred.


QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The presence, in person or by proxy, of the holders of at least a majority of the shares of Enterprises' common stock outstanding that are entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

         If a properly executed proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

         If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.


REASONS FOR THE TRANSACTION AND RECOMMENDATION OF ENTERPRISES' BOARD

In reaching its decision to approve the Plan of Liquidation and Dissolution and the Agreement, Enterprises' Board concluded that the Transaction was in the best interests of Enterprises and its stockholders. In concluding that the Transaction is fair to, and in the best interests of, all Enterprises' stockholders, including unaffiliated stockholders, Enterprises' Board took into consideration, among other things, the fact that trading in Enterprises' stock was suspended by the SEC and has not traded since March, 2000. It also took into account the recent decision (see "Business of Enterprises--Litigation") of the U.S. District Court for the Southern District of New York in the SEC's action against a former controlling person of Enterprises and John A. Solomon, Enterprises' CEO. The Court entered an injunction against, ordered restitution of $1,000,000 to be paid by and imposed a fine of $100,000 on the former controlling person. The Court imposed a fine of $10,000 on John A. Solomon. The Board determined that transferring the technology owned by Enterprises to a new company without securities regulatory issues would significantly enhance:

         o The investments of investors in Enterprises who have invested substantial amounts in Enterprises for development and commercialization of its network security technologies.
         o The ability to finance the further development and commercialization of these technologies.
         o The ability to attract management and to negotiate commercial arrangements with technology providers and customers.

          Enterprises' Board also considered potentially negative factors relating to the Transaction, including (a) the risk that the benefits sought in the Transaction would not be fully achieved, (b) the risk that the sale of assets would not be consummated, and (c) the potential conflicts associated with the purchase of a controlling interest in Delta by an attorney who had acted as Enterprises general counsel and continues to represent Enterprises on various litigation matters, immediately prior to documentation of the Transaction. Enterprises' Board concluded that these factors were outweighed by the potential benefits to be gained by the Transaction.

          The foregoing discussion of the information and factors considered by Enterprises' Board is not intended to be exhaustive, but is believed to include all material factors considered by Enterprises' Board. In view of the wide variety of information and factors, both positive and negative, considered by Enterprises' Board, Enterprises' Board did not find it practicable, and did not quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the factors set forth above, Enterprises' Board unanimously determined that the Plan of Liquidation and Dissolution and the Agreement were in the best interests of Enterprises and its stockholders, and that Enterprises should complete the Transaction by consummating the Plan of Liquidation and Dissolution and performing the Agreement.


REASONS FOR APPROVAL OF TRANSACTION--DELTA

         Delta's Board of Directors authorized the Transaction to take advantage of the opportunity to become involved in a technology business that it viewed as promising and important over the coming years. At the time of approval of the Agreement by the Delta's Board, Delta had no business operations.

PLAN OF LIQUIDATION AND DISSOLUTION

         The voluntary dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution. Enterprises and Delta expect that the dissolution will involve the completion of the following actions in the order set forth below:

         o The sale of substantially all of Enterprises' assets to Delta;

         o The issuance to Enterprises of ________ newly-issued shares of Delta's common stock; and

         o The liquidation of Enterprises pursuant to the Plan of Liquidation and Dissolution.


RECOMMENDATION TO STOCKHOLDERS

          Enterprises' Board believes that the Transaction is fair to you and in your best interest and recommends that you vote in favor of the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution.


DELTA'S COMMON STOCK

         Delta's Common Stock is traded in the OTC Bulletin Board Market. Delta does not have any current plans to list its Common Stock for trading on any securities exchange or the NASDAQ stock market.


COMPARATIVE PER SHARE MARKET PRICE DATA

          The following table sets forth the high, low and closing prices per share of the common stock of Delta and Enterprises as reported in the over-the-counter market, on March 8, 2001, and April 19, 2001, respectively, the days on which these stocks traded next preceding the public announcement of the proposed transaction.



         Delta    Enterprises       Equivalent Per
                                    Share Price
 +------+----------+--------+---------------------
  High:   $.468      $2.25            $2.85
 +------+----------+--------+---------------------
  Low:    $.468      $2.00             2.53
 +------+----------+--------+---------------------
  Close:  $.468      $2.00             2.53


      As of ___________, 2001, there were approximately ______ holders of Delta's common stock and approximately _____ holders of Enterprises' Common Stock.

         Delta and Enterprises historically have not paid cash dividends on common shares. Delta intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future.

      Because the market price of Delta's common stock may increase or decrease before completion of the Transaction you are urged to obtain current market quotations before deciding whether to vote in favor of the dissolution of Enterprises.

      Delta's common stock is traded on OTC Bulletin Board under the symbol "DLTM". Enterprises' common stock, whose trading symbol is "EPSO" has not traded on the OTC Bulletin Board since March 30, 2000.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         When considering the recommendation of Enterprises' Board of Directors, you should be aware that certain officers and directors of Enterprises have interests in the transaction that are different from, or are in addition to, yours.

      Delta has agreed in the Agreement to assume the obligations of Enterprises under its employment agreement with Alfred T. Saker, a director of Enterprises and its Treasurer and Secretary. It is expected that Mr. Saker will serve as Treasurer of Delta following completion of the Transaction. Enterprises' employment agreement, and the addendum thereto entered into as of January 1, 2001, with Alfred T. Saker, provides for Mr. Saker's employment for a period of five years from May 1, 2000, to April 30, 2005, at an annual salary of $83,500. The agreement provides for the issuance of 24,000 shares of Enterprises' common stock to Mr. Saker at a nominal cost, which shares were issued on February 13, 2001.

         On April 19, 2001, the three directors of Delta, James E. Platek, Bonnie J. Cunningham and Robert Franz resigned, and appointed Mr. Kenneth A. Martin as a director of Delta. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors of Delta. As part of this transaction, Kelcon, Inc., a Delaware corporation ("Kelcon"), acquired 45O,000 shares of Delta's common stock from the existing shareholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to Enterprises. An overseas investor who had previously invested in Enterprises supplied $375,000 of the $450,000 invested in Kelcon and used to purchase the controlling interest in Delta, and Mr. Martin supplied the balance of $75,000. Kelcon has issued its 20% promissory note in the principal amount of $375,000, due October 31, 2001, to this overseas investor, and the investor has the right to convert $100,000 of the principal amount of the note into 100,000 shares of Delta's common stock owned by Kelcon. On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment for legal services rendered. In April, 2000, Mr. Martin acted as corporate secretary of Enterprises.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of June 1, 2001, information concerning the beneficial ownership of the common stock of Enterprises by (i) each person who is known by Enterprises to own beneficially more than 5% of Enterprises' common stock, (ii) each director of Enterprises, and (iii) all directors and executive officers of Enterprises as a group. See "Business of Enterprises--Stock and Option Compensation of Officers and Directors" for information as to stock and options authorized to be issued to directors and officers.


                                                         Approx.
Name and Address of                 Amount and Nature    % of
Beneficial Owner(4)(5)              Of Ownership         Class
----------------------              ----------------     ------
John A. Solomon(1)                           525,000      6.0%

Alfred T. Saker(2)                           64,000          *

Charles E. Bobbish(3)                        40,000          *

All directors and officers as a group        629,000       7.2%

-------------------
* Less than 1%.

(1) The address for Mr. Solomon is c/o Enterprises at 140 Wood Road, Braintree, Massachusetts 02184.
(2) The address for Mr. Saker is 23 Welch Road, South Easton, Massachusetts
02375
(3) The address for Mr. Bobbish is 82 Drake Road, Burlington, Massachusetts
01803.
(4) In 1998, World Net Communications, which Enterprises believes is owned by Mr. Herbert S. Cannon, purchased warrants expiring June 2003 to purchase 150,000 shares of common stock at an exercise price of $2.00 per share. See "Promoter and Former Control Person". Under consulting agreements previously in effect with Enterprises, provision is made for Mr. Cannon to be issued an aggregate of 300,000 shares of common stock. These shares have not been issued, and Mr. Cannon has filed suit to require Enterprises to issue these shares and for reimbursement for certain expenses. See "Business of Enterprises--Litigation."
(5) Pursuant to the conversion of the entire principal amount outstanding of $5,250,000 of notes issued under the April 2, 2000, Deed Poll, Enterprises has issued an aggregate of 2,015,000 shares of Enterprises' common stock in accordance with the instructions of Waltrag A.G., the representative of the noteholders under the Deed Poll. In this connection, Enterprises has issued additional three-year warrants to Waltrag's nominees to purchase 320,000 shares of common stock at a purchase price of $1.00 per share on or before December 31, 2003.


BACKGROUND TO THE TRANSACTION

         On April 23, 2001, Kelcon, Inc. completed the acquisition of 450,000 shares of Delta's common stock from the two controlling stockholders of Delta. See "Business of Delta--Change in Control". On that same day, both Delta and Enterprises Boards of Directors reviewed, conveyed comments to the other party concerning, and executed an Agreement in Principle providing for the purchase by Delta of substantially all of the assets of Enterprises. On May 11, 2001, the Board of Directors of Enterprises approved the Agreement. Delta's Board of Directors met on May 11, 2001, and approved the Agreement, whereupon the President of Delta executed the Agreement and delivered an executed copy to Enterprises.

         On April 24, 2001, Enterprises filed a Form 8-K describing the terms of the Agreement in Principle, and on May 22 and 23, respectively, Enterprises and Delta filed Form 8-K's detailing the provisions of the Agreement.


RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF DELTA

         The shares of Delta's common stock to be issued in connection with the Transaction will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Delta's common stock issued to any person who is deemed to be an "affiliate" of Delta at the time of the Special Meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Delta and may include some of Delta' officers and directors, as well as its principal stockholder. Affiliates may not sell their shares of

Delta's common stock acquired in the liquidation of Enterprises except pursuant to:

         - an effective registration statement under the Securities Act covering the resale of those shares (however, Delta is not required to file any such registration statement);

         - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         - any other applicable exemption under the Securities Act.

         Delta's Registration Statement on Form S-4, of which this Proxy Statement-Prospectus forms a part, does not cover the resale of shares of Delta's common stock to be received by affiliates in the liquidation.


DEREGISTRATION OF ENTERPRISES' COMMON STOCK

If the Transaction is completed, Enterprises' common stock will deregistered under the Securities Exchange Act of 1934.


FAILURE TO COMPLETE THE TRANSACTION COULD NEGATIVELY IMPACT ENTERPRISES' STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

If the Transaction is not completed for any reason, Enterprises may be subject to the following material risks:

         - the price of Enterprises' common stock may decline to the extent that the current market price of Enterprises' common stock reflects a market assumption that the Transaction will be completed; and

         - costs related to the Transaction, such as legal, accounting and financial advisor fees, must be paid even if the Transaction is not completed.

         If Enterprises terminates the Agreement by breach, Enterprises will be subject to all remedies available to Delta under the Agreement, at law or in equity, including without limitation an action seeking damages for breach of the Agreement.


DISSENTERS' OR APPRAISAL RIGHTS

         Under Delaware law, Delta's stockholders do not have any dissenters' or appraisal rights with respect to the Transaction.

      Under Nevada law, Enterprises' stockholders do not have any dissenters' or appraisal rights in connection with the Transaction.


REGULATORY REQUIREMENTS OR APPROVALS NECESSARY

         There are no regulatory approvals required for completion of the Transaction, although the SEC will have had to declare the Registration Statement effective prior to distribution of this Proxy Statement-Prospectus to the stockholders of Enterprises.


ACCOUNTING TREATMENT

         Although the transaction documents refer to Delta as purchasing the assets of Enterprises, the transaction for accounting purposes is considered a merger between the two companies. As a result, the assets of Enterprises are not revalued but are carried over to Delta at their net asset values as reflected on Enterprises' books prior to the Transaction. Delta will record the transaction at the par value of the newly issued stock and adjust the additional paid-in capital account for the par value of Enterprises' retired stock and the elimination of Delta's deficit.

         The dissolution of Enterprises and the distribution to Enterprises' stockholders of the shares of Delta's common stock received by Enterprises under the Agreement will be recorded as a liquidating distribution and will result in a reduction in the equity of Enterprises to zero.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

         The following discussion summarizes the material U.S. federal income tax consequences of the Transaction to Enterprises and the holders of Enterprises' common stock, based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below may not apply to certain categories of stockholders subject to special treatment under the Code, including, but not limited to, financial institutions, tax-exempt organizations, broker-dealers, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code), and holders who acquired Enterprises' common stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion assumes that Enterprises' shares are held as capital assets (within the meaning of Section 1221 of the Code) at the time of the Transaction. In addition, this discussion does not address state, local or foreign tax consequences.

         Enterprises has not requested a ruling from the Internal Revenue Service (the "IRS") or an opinion of legal counsel with regard to any of the U.S. federal income tax consequences of the Transaction.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION DESCRIBED IN THIS PROXY
STATEMENT-PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

         Assuming the Transaction occurs in accordance with the Agreement and the Plan of Liquidation and Dissolution, the Transaction should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code (the "Reorganization"). There are numerous requirements that must be satisfied in order for the Reorganization to be accorded tax-free treatment under the Code. This description of the federal income tax consequences is not binding on the IRS and does not preclude the IRS from adopting a contrary position. The following discussion assumes that the Reorganization will qualify as a nontaxable reorganization.

Tax Implications to Enterprises' Stockholders

         The U.S. federal income tax consequences of the Transaction to Enterprises' stockholders should be as follows. First, Enterprises' stockholders should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Delta's common stock in the liquidation of Enterprises. Second, the holding period of Delta's common stock received by Enterprises' stockholders should include the holding period of Enterprises' common stock canceled upon liquidation of Enterprises. Third, the tax basis of the Delta's common stock received should generally be the same as the tax basis of Enterprises' common stock deemed exchanged therefor. However, the tax basis of the Delta common stock should be (i) reduced by the fair market value of any property other than Delta's common stock received and (ii) increased by any gain recognized upon receipt of property other than Delta's common stock. Fourth, Enterprises' stockholders should generally recognize gain (but not loss) or dividend income upon the receipt of property other than Delta's common stock in the Reorganization.

Tax Implications to Enterprises

         The U.S. federal income tax consequences to Enterprises of the Reorganization should be as follows. Enterprises should not recognize gain or loss with respect to (i) the receipt of Delta common stock, or (ii) the distribution of the Delta's common stock to Enterprises' stockholders in the Transaction.

IF THE TRANSACTION AND THE LIQUIDATION WERE NOT TO QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(C) OF THE CODE, ENTERPRISES' SHAREHOLDERS WOULD GENERALLY RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES UPON RECEIPT OF DELTA'S COMMON STOCK UPON ENTERPRISES' DISSOLUTION AND THE SUBSEQUENT CANCELLATION OF ALL ISSUED AND OUTSTANDING SHARES OF ENTERPRISES' COMMON STOCK. EACH ENTERPRISES STOCKHOLDER'S GAIN OR LOSS WOULD GENERALLY BE DETERMINED BY COMPARING SUCH STOCKHOLDER'S TAX BASIS IN HIS ENTERPRISES STOCK TO THE VALUE OF ALL PROPERTY RECEIVED IN THE LIQUIDATION. IN ADDITION, THE STOCKHOLDER WOULD HAVE TO PAY INTEREST ON THE AMOUNT OF THE TAX DEFICIENCY. HOWEVER, IT IS UNLIKELY THAT THE STOCKHOLDERS WOULD RECOGNIZE ANY GAIN ON THE DISTRIBUTION OF DELTA'S COMMON STOCK AND ANY OTHER PROPERTY DISTRIBUTED TO ENTERPRISES' STOCKHOLDERS AS ENTERPRISES' LEVEL OF ADDITIONAL PAID-IN CAPITAL INDICATES STOCKHOLDER BASIS IN EXCESS OF THE FAIR MARKET VALUE OF THE PROPERTY TO BE DISTRIBUTED. ENTERPRISES' AGREEMENT WITH DELTA DOES NOT PROVIDE FOR ANY RECISSION OR ADJUSTMENT IF THE TRANSACTION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION, AND DELTA WOULD NOT BE ADVERSELY IMPACTED IF THE TRANSACTION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION. THEREFORE, THE RISK THAT THE TRANSACTION MIGHT NOT QUALIFY AS A TAX-FREE REORGANIZATION IS BORNE ENTIRELY BY ENTERPRISES' STOCKHOLDERS. AS A TRANSFEREE OF ASSETS IN LIQUIDATION OF ENTERPRISES, YOU MAY BE LIABLE FOR A PRO RATA SHARE OF ENTERPRISES' TAX LIABILITY FROM THE REORGANIZATION. HOWEVER, THE MAXIMUM LIABILITY OF ANY STOCKHOLDER WOULD BE THE VALUE OF DELTA'S COMMON STOCK AND ASSETS RECEIVED IN CONNECTION WITH THE PLAN OF LIQUIDATION AND DISSOLUTION.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE REORGANIZATION OF ENTERPRISES. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE REORGANIZATION. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE REORGANIZATION.


INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel has an interest in the purchase and sale of Enterprises' assets, with the following exception. In connection with the change in control of Delta (see "Business of Delta--Change in Control"), Kelcon, Inc. acquired 45O,000 shares of Delta's common stock from the existing shareholders of

Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, and now a Director and the President of Delta. On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment of legal services rendered. In 2000, Enterprises paid an aggregate of $298,118.89 in legal fees to Mr. Martin's firm, and paid that firm $174,432.65 in fees (in addition to issuance of the shares of common stock referred to above) in the period January 1 through June 30, 2001. Mr. Martin's firm is responsible for representation of Enterprises in the legal matters referred to under "Business of Enterprises--Litigation".

                          DESCRIPTION OF THE AGREEMENT

GENERAL

          Under the Agreement, Delta will acquire substantially all of the assets of Enterprises and assume certain liabilities in exchange for _________ shares of Delta' $.0001 par value voting common stock ("Shares"). Of the 1.2676 shares of Delta's common stock issuable with respect to each outstanding share of Enterprises' common stock, .2676 shares of Delta's common stock for each outstanding share of Enterprises' common stock, or ____________ shares (the "Escrowed Shares"), will be placed in escrow for 90 days to cover any indemnity claims of Delta under the Agreement.

All costs and expenses, including legal and accountant's fees incurred by Enterprises in connection with the Agreement and the transactions contemplated or required thereby, including all costs of dissolving Enterprises and all costs relating to the typesetting, printing, edgarizing, mailing, and distribution of this Proxy Statement-Prospectus (the "Transaction Costs"), shall be paid by Enterprises at Closing, except that Delta shall issue to Enterprises up to an additional 200,000) shares of Delta's common stock in the event Enterprises' aggregate Transaction Costs exceed $100,000, such shares to be valued at $1.00 each for purposes of this provision. All costs and expenses incurred by Delta in connection with the Agreement and the transactions contemplated or required thereby, including legal and accountants fees, and all costs relating to the issuance and distribution of the shares of Delta's common stock to Enterprises shall be paid by Delta. Either party may make an advance or advances to the other party to cover such other party's closing costs. Any such advance or advances must be repaid at the completion of the Transaction, with interest thereon at a rate of 12% per annum.

         Completion of the Transaction is subject to certain conditions described in the Agreement, including but not limited to (a) approval by the stockholders of Enterprises of the sale of substantially all of the assets of Enterprises, (b) approval by the stockholders of Enterprises of the dissolution of Enterprises and (c) registration under the Securities Act of 1933, as amended, of Delta's shares to be issued to Enterprises for distribution to the stockholders of Enterprises upon liquidation.

         There are numerous other provisions in the Agreement which are important in order to derive a full understanding of the Transaction. There can be no assurance that the sale of assets will close or, if closed, that it will occur under the terms and conditions described in the Agreement. The above summary is qualified in its entirety by reference to the text and terms and conditions of the Agreement. (See AGREEMENT AT APPENDIX B.)


ASSUMED LIABILITIES

          The Agreement provides for Delta to assume the following liabilities of Enterprises:

1. All warranty obligations of Enterprises specified in Enterprises' Disclosure Statement.

2.      Liabilities under the Employment Agreements of Enterprises with Alfred
T. Saker, John Michener, and Paul Ryan (to be executed).

3.  The following outstanding options and warrants of Enterprises:


                                            No. of
         Name                               Shares            Terms of Security
---------------------------------------------------------------------------------------------------------------
Dr. John A Solomon                            100,000         Cashless Option @ $6.25
---------------------------------------------------------------------------------------------------------------
John Michener                                  60,000         Cashless Option @ $3.50 plus:
---------------------------------------------------------------------------------------------------------------
                                                              25,000 Cashless Options  - Due every 6 months.
                                                              6/30 & 12/31 for 3 years + renewals.
---------------------------------------------------------------------------------------------------------------
Jeffrey Moritz                                 22,500         @ $0.667
---------------------------------------------------------------------------------------------------------------
Jeffrey Moritz                                 15,000         @ $5.67
---------------------------------------------------------------------------------------------------------------
Nina Cannon                                    10,000         @ $7.50
---------------------------------------------------------------------------------------------------------------
Nina Cannon                                    25,000         @ $6.25
---------------------------------------------------------------------------------------------------------------
Marshall Charitable Settlement                100,000         Cashless Option @ $6.00
---------------------------------------------------------------------------------------------------------------
Warrants:
---------------------------------------------------------------------------------------------------------------
Effingham                                      18,500         @ $1.667 expiring 09/06/01
---------------------------------------------------------------------------------------------------------------
Rowan House                                   198,500         @ $1.667 expiring 09/06/01
---------------------------------------------------------------------------------------------------------------
Various holders                             1,800,000         @ $2.00 expiring 06/20/03
---------------------------------------------------------------------------------------------------------------
Waltrag                                       320,000         @ $1.00 expiring 12/31/03
---------------------------------------------------------------------------------------------------------------
Michael J. Marshall Settlement Trust          200,000         @ $1.00 expiring 04/12/03
---------------------------------------------------------------------------------------------------------------


4. All obligations under the leases and consulting and other agreements specified in Enterprises' Disclosure Statement accruing on and after the Closing Date.

5. All deductibles for claims made after the Closing Date under those insurance policies of Enterprises for which Delta has elected, at its option, to be named as an additional insured.

6. Registration rights for Enterprises' common stock held by investors in Enterprises.

7. Warrant Agreement, dated as of September 19, 2000, between Enterprises and American Stock Transfer & Trust Company, as Warrant Agent.

8. Promissory Note, dated October 18, 2000, of Alfred T. Saker to Enterprises.

9. Pledge Agreement, dated October 10, 2000, of Alfred T. Saker to Enterprises.

10. 2000 Restricted Stock Plan of Enterprises.

11. Memorandum of Agreement, dated as of December 31, 2000, between the Enterprises and Waltrag, A.G.

12. Agreement, dated September 12, 2000, between Victor Chandler International and Enterprises.

13. Promissory Note of CODIS Computer GmbH.


REPRESENTATIONS AND WARRANTIES

         Each of Delta and Enterprises has made a number of representations and warranties in the Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Transaction.

         The representations and warranties given by Enterprises cover the following topics, among others, as they relate to Enterprises:

         - corporate organization and good standing;

         - the authorization, execution, delivery performance and enforceability of the Agreement and related matters;

         - the absence of conflicts with Enterprises' articles of incorporation, bylaws, or any agreements to which Enterprises is a party;

         - the receipt of required governmental or other consents or approvals, if any;

         - compliance with applicable environmental laws;

         - title to its assets;

         - filings and reports with the SEC and Enterprises' financial statements;

         - liabilities;

         - litigation involving Enterprises and Enterprises' compliance with laws;

         - tax returns and payments;

         - the absence of certain changes in Enterprises' business from December 31, 2000, to May 11, 2001;

         - the completeness and condition of Enterprises' assets;

         - trademarks, copyrights and licenses;

         - Agreements to which Enterprises is a party;

         - no employee benefit plans subject to ERISA;

         - safety deposit boxes, lock boxes and securities;

         - transactions with affiliates;

         - customers and suppliers;

         - permits and licenses;

         - the accuracy of documents delivered by Enterprises to Delta;

         - inventory;

         - accounts receivable;

         - product warranties;

         - lack of broker's or finder's fee in regard to Enterprises' sale of substantially all of its assets to Delta;

         - securities law compliance;

         - year 2000 compliance;


         The representations and warranties given by Delta cover the following topics, among others, as they relate to Delta:

         - corporate organization and good standing;

         - the authorization, execution, delivery, performance and enforceability of the Agreement and related matters;

         - the absence of conflicts with Deltas certificate of incorporation, bylaws or any agreements to which Delta is a party;

         - the receipt of required consents or approvals, if any;

         - title to the shares of Delta's common stock to be issued pursuant to the Agreement;

         - filings and reports with the SEC and financial statements;

         - the absence of certain changes in Delta' business from December 31, 2000, to May 11, 2001;

         - tax returns and payments;

         - litigation involving Delta and compliance with laws;

         - lack of brokers' or finder's fee in regard to Delta' purchase of substantially all of Enterprises' assets;

         - the Proxy Statement-Prospectus and Registration Statement of which it is a part;

         - the absence of preemptive rights for Delta's capital stock.

         The representations and warranties in the Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Agreement entitled "Representations and Warranties of Seller" and "Representations and Warranties of Buyer" located at Appendix B.


COVENANTS AND AGREEMENTS

         The Agreement includes certain covenants and agreements of Delta and Enterprises with respect to the purchase and sale of substantially all of Enterprises' assets.

         Enterprises agreed that, from the date of the Agreement through the closing date of the purchase and sale of substantially all of Enterprises' assets unless Delta consents in writing or as otherwise expressly contemplated by the Agreement, Enterprises would not:

         - modify its practices with respect to employee compensation or benefits;

         - issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;

         - enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

         - make any loans or advances to any employee, officer, director or affiliate of Enterprises; except that Enterprises may settle its obligations to John A. Solomon, its President and CEO, under its employment agreement with Mr. Solomon for not more than the amount determined in good faith by the Board of Directors of Enterprises to represent Enterprises' obligation thereunder to Mr. Solomon;

         - directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;

         - change the character of its business;

         - enter into any other transaction not in the ordinary course of business;

         - enter into any contract to merge or consolidate with any other corporation; or

         - sell, transfer, or otherwise dispose of or encumber all or any part of the assets to be purchased by Delta, other than in the ordinary course of business.

         Enterprises also agreed that, prior to the closing date of the purchase and sale of Enterprises' assets, it would:

         - use commercially reasonable efforts to preserve its business organization intact;

         - maintain its books, accounts and records in the usual manner consistent with prior years; and

         - maintain in good repair, working order and condition, reasonable wear and tear excepted, all tools, furniture, machinery, vehicles, equipment and all other items of tangible, personal property purchased under the Agreement.

         Enterprises further agreed to:

         - permit Delta to have reasonable access to Enterprises' properties and records;

         - keep certain information confidential;

         - cooperate in the preparation and filing the registration statement and Proxy Statement-Prospectus included therein;

         - cause the holding of the special meeting of Enterprises' stockholders to take place;

         - take such action as may be necessary under the federal securities laws to file all documents necessary to complete the sale of substantially all of Enterprises' assets under the Agreement;

         - advise and cooperate with Delta before issuing any public announcements;

         - notify Delta with respect to certain complaints, court orders, or investigations that would affect the sale of substantially all of Enterprises' assets under the Agreement; and

         - if requested by Delta to name Delta as an additional insured under Enterprises' existing insurance policies.

         Delta agreed to:

         - keep certain information confidential;

         - prepare and file the Registration Statement and Proxy
Statement-Prospectus;

         - take such action as may be necessary under the federal securities laws to file all documents necessary to complete Delta's purchase of assets in the Agreement;

         - to submit to its stockholders for approval in connection with the Transaction an increase in its authorized common stock from 20,000,000 to 100,000,000 shares of common stock and to authorize a new class of 5,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as Delta's Board may determine without further action by Delta's stockholders;

         - to submit to its stockholders for approval in connection with the Transaction changing the name of Delta to Internet High Assurance Corporation, or such other name is mutually agreeable to Delta and Enterprises;

         - advise and cooperate with Enterprises before issuing any public announcements;

         - notify Enterprises with respect to any complaints, court orders, investigations that would affect Delta's purchase of assets than the Agreement;

         - maintain the OTC Bulletin Board listing for the shares of Delta's common stock and to use best efforts to cause all shares of Delta's common stock to be issued to Enterprises in the Transaction to be approved for quotation on the OTC Bulletin Board; and

         - assume Enterprises' obligations under the three license agreements or leases for real property described under "Business of Enterprises--Properties".

         The covenants and agreements contained in the Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Agreement entitled "Conduct of Business" and "Additional Covenants" located at Appendix B.

CONDITIONS TO COMPLETION OF THE PURCHASE AND SALE OF ASSETS

The Agreement provides that Enterprises' obligations to complete the sale of assets under the Agreement are subject to the satisfaction or waiver of each of the following additional conditions:

         - Delta must perform in all material respects its obligations and covenants under the Agreement;

         - Delta's representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of the assets under the Agreement;

         - Enterprises must receive a written opinion of Delta's counsel covering certain issues specified in the Agreement;

         - no litigation shall have been commenced or be pending against Delta seeking to restrain, prevent or change the transactions contemplated by the Agreement;

         - the Registration Statement and Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Proxy Statement-Prospectus shall have been issued;

         - Enterprises' stockholders shall have approved the dissolution of Enterprises;

         - Delta shall have accepted the assignment of Enterprises' license agreements or leases described under the caption "Business of Enterprises--Properties"

         - the shares of Delta's common stock will be listed for trading in the OTC Bulletin Board Market as of the date of completion of the Transaction.

         - all matters and proceedings in connection with the Agreement shall be reasonably satisfactory to Enterprises and Enterprises' counsel.

         The Agreement provides that Delta's obligations to complete the purchase of substantially all of Enterprises' assets are subject to the satisfaction or waiver of each of the following additional conditions:

         - Enterprises must perform in all material respects its obligations and covenants under the Agreement;

         - Enterprises' representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of assets under the Agreement;

         - Delta must receive a written opinion of Enterprises' counsel covering certain issues specified in the Agreement;

         - no litigation shall be commenced or pending against Enterprises seeking to restrain, prevent or change the transactions contemplated by the Agreement;

         - Delta shall have received evidence satisfactory to Delta and its counsel that all consents, if any, to be discharged by Enterprises have been duly obtained;

         - all matters and proceedings in connection with the purchase and sale of assets under the Agreement shall be reasonably satisfactory to Delta and Delta's counsel;

         - the Registration Statement and Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Proxy Statement-Prospectus shall have been issued;

         - Enterprises shall have assigned Enterprises' license agreements or leases to Delta as described in the Agreement;

         - Enterprises' stockholders shall have approved the dissolution of Enterprises;

         - the escrow agreement covering the Escrowed Shares as contemplated by the Agreement shall have been executed;

         - the shares of Delta's common stock shall be listed for trading in the OTC Bulletin Board Market as of the date of completion of the Transaction; and

         - ten (10) days prior to the closing of Delta's purchase of substantially all of Enterprises' assets, Enterprises shall deliver a list of its affiliates for purposes of Rule 145 under the Securities Act to Delta.

INDEMNIFICATION

         The Agreement provides that Enterprises indemnify Delta (including its current and future affiliates and any of their successors) from any losses incurred in connection with:

         - any breach of any covenant, obligation, representation or warranty of Enterprises contained in the Agreement;

         - any liability of Enterprises or its officers other than the liabilities assumed by Delta pursuant to the Agreement;

         - except with respect to certain liabilities assumed by Delta, the operation of Enterprises' business or the use of the assets purchased from Enterprises prior to the date of closing;

         - any actions, claims, suits, or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of Enterprises' business manufactured on or prior to the closing date;

         - any worker's compensation claims of any employee or former employee of Enterprises relating to events occurring on or prior to the closing date;

         - any and all claims for compensation and other employee benefits (such as severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the closing date, or on or after the closing date with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees in Enterprises' business who are laid off on or prior to the date of the Agreement and (ii) employees in Enterprises' business who, on the date of the Agreement, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the closing date;

         - any liabilities, obligations or expenses of Enterprises not included in the Assumed Liabilities assumed by Delta pursuant to the provisions of the Agreement; and

         - all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees and expenses, incident to the foregoing (other than Assumed Liabilities).

         The Agreement provides that Delta will indemnify Enterprises (including its current and future affiliates and any of their successors) from any losses incurred in connection with:

         - any misrepresentation in or breach of the representations and warranties of Delta or the failure of Delta to perform any of its covenants or obligations contained in this Agreement, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Delta pursuant to the Agreement or in connection with the transactions contemplated by the Agreement;

         - the use by Delta of the Purchased Assets after Delta has received good and valid title to the Purchased Assets;

         - the Assumed Liabilities;

         - all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing; and

         - any actions, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing.

         The Agreement further provides that: (a) neither Delta nor Enterprises will assert a claim for indemnification unless indemnified losses exceed $50,000; and (b) the total liability of Delta and Enterprises indemnified losses will not exceed the value of Escrowed Shares to be transferred to Enterprises.


AMENDMENT; WAIVER

         The Agreement may only be amended by a written instrument signed on behalf of Delta and Enterprises.

         At any time prior to the closing date, Delta and Enterprises may, in a written instrument, waive compliance with any obligation of the other party, or with any conditions to its own obligations under the Agreement.

             DESCRIPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION

GENERAL

         The dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution, and will involve the completion of the following steps in the order set forth below:

         The Plan of Liquidation and Dissolution will become effective upon the approval of Enterprises' stockholders at the special meeting.

         Enterprises will file a Certificate Approving Dissolution pursuant to
Section 78.580 of the Nevada Private Corporations Act with the Nevada Secretary of State.

         Enterprises then will consummate the sale of substantially all of Enterprises' assets to Delta in exchange for shares of common stock of Delta pursuant to the Agreement.

         Enterprises' Board of Directors will ascertain and pay or make provision for the payment of all obligations of an claims against Enterprises' retaining an amount of assets which, in the judgment of Enterprises' Board of Directors, will be sufficient to satisfy the requirements of Nevada law and to pay such obligations and claims. Enterprises will make one or more pro rata distributions to Enterprises' shareholders of all Enterprises' remaining assets, including the shares of Delta's common stock.

         Enterprises will be formally dissolved in accordance with Nevada law upon receipt of a certificate of dissolution from the Nevada Secretary of State. The outstanding shares of Enterprises' common stock will be cancelled as part of the voluntary dissolution. (See PLAN OF LIQUIDATION AND DISSOLUTION AT APPENDIX
A)

         Enterprises will retain an amount of assets which, in the judgment of Enterprises' Board of Directors, will be sufficient to satisfy the requirements of Nevada law and sufficient to pay or adequately provide for the payment of any known, actual or contingent liabilities of Enterprises. As of the date of this Proxy Statement-Prospectus, Enterprises' Board of Directors intends to retain assets worth approximately $50,000 in cash for the payment of liabilities. This amount is subject to change and may not be known until after the date of the special meeting.

         You will have a beneficial interest in the retained assets in the same proportion as your ownership of Enterprises' common stock.

         Following payment of its creditors, Enterprises will be liquidated and the remaining assets (including the shares of Delta's common stock) will be distributed to you as soon as practicable following the winding up of Enterprises' affairs. The remaining assets will be distributed on a pro rata basis; no fractional shares of Delta's common stock shall be issuable, and no adjustment shall be made with respect to such fractional shares not issued. Any shares not issued by reason of the lack of provision for fractional shares shall be retransferred forthwith by Seller to Buyer. Enterprises will then be dissolved in accordance with Nevada law. Outstanding shares of Enterprises' common stock will be canceled as part of the voluntary dissolution.

                        DESCRIPTION OF DELTA'S SECURITIES

DELTA'S COMMON STOCK

         Delta has 20,000,000 authorized shares of common stock, $.0001 par value per share, of which 557,000 shares were issued and outstanding as of June 1, 2001. All shares of Delta's common stock outstanding are, and the shares to be issued in the Transaction will be, legally issued, fully paid and non-assessable. Holders of Delta's common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to vote of shareholders. Holders of the common stock are not entitled to cumulative voting. This means that the holder(s) of more than fifty percent of the aggregate voting rights of Delta's common stock can elect all of the directors of Delta. The common stock has no redemption, preemptive or sinking fund rights. Holders of Delta's common stock are entitled to dividends when, as and if declared by Delta's Board of Directors from funds legally available therefor. Delta has never paid any dividends on its common stock and does not intend to pay dividends for the foreseeable future, and that earnings generated by Delta's operations, if any, will be used to finance Delta's working capital and market expansion requirements. Delta, therefore, does not anticipate that any dividends will be paid to holders of its common stock. In the event of the liquidation, dissolution or winding up of Delta, holders of common stock are entitled to share ratably in the amount available for distribution.

         Under the Agreement, Delta has agreed to submit to its stockholders for approval in connection with the Transaction an increase in its authorized common stock to 100,000,000 shares and to authorize a new class of 5,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as Delta's Board may determine without further action by Delta's stockholders.


PERCENTAGE OF VOTING SHARES OWNED BY DIRECTORS AND OFFICERS

         Delta's directors and officers (through Kelcon, Inc.) own approximately 80.78% of Delta's common stock. In April, 2001, Kelcon, Inc. acquired 45O,000 shares of Delta's common stock from the existing stockholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to Enterprises. See "Business of Delta--Change in Control".


COMPARISON OF RIGHTS OF HOLDERS OF ENTERPRISES' STOCK AND HOLDERS OF DELTA'S
STOCK

         Enterprises' Articles of Incorporation, as amended ("Enterprises' Articles"), Enterprises' By-Laws, as amended ("Enterprises' By-Laws"), and the Nevada Private Corporations Act ("NPCA") currently govern the rights of Enterprises' stockholders. Delta's Certificate of Incorporation ("Delta's Certificate"), Delta's By-Laws ("Delta's By-Laws") and the Delaware General Corporation Law ("DGCL") govern the rights of Delta's stockholders. After the dissolution, Delta's Certificate, Delta's By-Laws and the DGCL will govern the rights of Enterprises' stockholders who become stockholders of Delta in conjunction with the liquidation of Enterprises. In some respects, the rights of holders of Enterprises' common stock are similar to the rights of holders of Delta's common stock and in other respects the rights differ. The following is a summary comparison of the rights of holders of common stock of Enterprises and Delta. This summary is not a complete comparison of these rights, and is qualified in its entirety by reference to Enterprises' Articles, Enterprises' By-Laws, the NPCA, Delta's Certificate, Delta's By-Laws and the DGCL.

         While we believe the following summary covers the material differences between the rights of holders of Delta's and Enterprises' capital stock, it may not contain all of the information that is important to you. You should carefully read this Proxy Statement-Prospectus and the other documents we refer to in this summary for a more complete understanding of these rights.


CLASSES OF COMMON STOCK OF DELTA AND ENTERPRISES

         Delta has only one class of common stock issued and outstanding. All shares of Delta's issued and outstanding common stock entitle each holder to identical rights and privileges.

         Enterprises' Articles authorize only one class of common stock. All shares of Enterprises' common stock entitle each holder to identical rights and privileges.


NUMBER OF DIRECTORS

         Delta's Board currently consists of three directors. The number of seats can be changed by action of the shareholders or by vote of a majority of Delta's Board.

         Enterprises' Board currently consists of three directors. The number of seats on Enterprises' Board can be fixed from time to time by resolution of the stockholders.


REMOVAL OF DIRECTORS

         Delta's directors or Delta's entire active Board may be removed, with or without cause, by the holders of securities of Delta possessing a majority of the voting power of all Delta's securities.

         Enterprises' directors, or Enterprises' entire Board, may be removed, with or without cause, at any special meeting called for such purpose, by the holders of a majority of the shares then entitled to vote at an election of directors.


VACANCIES AND NEWLY CREATED DIRECTORSHIPS

         Newly created directorships and vacancies in Delta's Board, including vacancies resulting from the resignation of directors effective immediately or at a future date or from removal of directors, with or without cause, may be filled by vote of Delta stockholders, by vote of majority of Delta directors then in office (including directors whose resignations are effective at a future date), although less than a quorum, or by the sole remaining director.

         Any vacancy occurring in Enterprises' Board may be filled by an affirmative vote of a majority of Enterprises' directors remaining in office, even though the remaining directors be less than a quorum. Any vacancy in the authorized number of directors may be filled by a majority vote of the directors serving at the time. Any newly created directorship may be filled by resolution of Enterprises' stockholders.

ABILITY TO CALL SPECIAL MEETINGS

         Special meetings of Delta's stockholders may be called by Delta's President, and shall be called by Delta's President or Secretary at the request in writing of a majority of members of Delta's Board or at the request in writing of the holder(s) of a majority of the directors or stockholders entitled to vote.

         Special meetings of Enterprises' stockholders may be called by the President or by the Board of Directors, or as otherwise required by law.


ENTERPRISES' PREFERRED STOCK

Enterprises' Articles authorize a class of 5,000,000 shares of preferred stock, par value $.001 per share, and provide that its Board is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. As of the date of this Proxy Statement-Prospectus, no shares of Enterprises' preferred stock are issued or outstanding.


AMENDMENT OF DELTA'S CERTIFICATE AND ENTERPRISES' ARTICLES

         Delta may amend Delta's Certificate by the affirmative vote of the holders of record of a majority of the outstanding votes then entitled to be cast on the proposed amendment.

         Enterprises may amend Enterprises' Articles in accordance with the NPCA, which provides that an amendment to a corporation's articles of incorporation must be approved by a majority of the voting power of the shares entitled to vote on the proposed amendment.


AMENDMENT OF BYLAWS

         Under the DGCL, stockholders of Delta entitled to vote have the power to adopt, amend or repeal Delta's By-Laws. In addition, Delta's Board is expressly authorized to adopt, amend and repeal Delta's By-Laws at any regular or special beeting of Delta's Board. Delta's By-Laws may also be adopted, amended and repealed by the affirmative vote of the holders of a majority of the aggregate voting power of Delta's outstanding securities entitled to vote.


         Under the NPCA and Enterprises' By-Laws, a majority of the stockholders of Enterprises entitled to vote have the power to amend Enterprises' By-Laws at any time. Enterprises' Board has power to make, adopt, alter, amend and repeal, from time to time, Enterprises' By-Laws; provided, however, that the stockholders may alter, amend or repeal By-Laws or amendments thereto made by the Enterprises' Board, except that the Enterprises' Board shall have no power to change the quorum for meetings of stockholders or of the Board or to change any provisions of the By-Laws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the stockholders.

LIMITATION OF LIABILITY OF DIRECTORS

         Delta's Certificate provides that no director of Delta shall be personally liable to Delta or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for by breach of the directors' duty of loyalty to Delta or its stockholders, (ii) for acts or omissions not in good faith, (iii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iv) under Section 174 of the Delaware General Corporation Law, or any amendment thereto or successor provision thereto, or (v) for any transaction from which the director derived an improper personal benefit.

         Enterprises' Articles provide that directors of Enterprises shall not be held personally liable for obligations, suits of any kind including but not limited to malpractice suits, class action suits, discrimination suits, personal injury suits, anti-trust suits, liens, acts or judgments of the corporation, or any other liability which may be construed to be contained within the scope of the laws and statutes of the State of Nevada which pertain to director liability.

         While the provisions limiting the liability of Delta's Board and Enterprises' Board provide their respective directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The DGCL permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

         Pursuant to the DGCL, Delta's Articles of Incorporation provide that Delta shall, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have power to indemnify under the DGCL, and include provisions limiting the liability of directors for certain violations of the duty of care. Accordingly, under certain circumstances, the stockholders of Delta will have more limited recourse against those individuals than would be the case in the absence of such provisions.

         Chapter 78 of the NCPL, permits, in general, a Nevada corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NCPL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. The NCPL provides that the indemnification and advancement of expense provisions contained in the NCPL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Enterprises' By-Laws provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Enterprises or is or was serving at the request of Enterprises as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Enterprises to the fullest extent permitted by the laws of Nevada, as the same exist or may hereafter be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, Enterprises' By-Laws provide that Enterprises shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Enterprises' Board. Enterprises' By-Laws provide that right to indemnification is a contract right and includes the right to be paid by Enterprises the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Enterprises of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Enterprises may, by action of its Board of Directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing indemnification of directors and officers. Under Enterprises' By-Laws, if a claim under these indemnity provisions is not paid in full by the company, the claimant may at any time thereafter bring suit against Enterprises to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant would be entitled to be paid also the expense of prosecuting such claim. The By-Laws provide that Enterprises may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the company or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Enterprises would have the power to indemnify such person against such expense, liability or loss under Nevada law.

         Enterprises' By-Laws further provide that the company may enter into agreements with any director, officer, employee or agent of the company to the fullest extent permitted by Nevada law.

         Enterprises has not entered into separate indemnification agreements with any of its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Delta and Enterprises have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             BUSINESS OF ENTERPRISES

General

            Enterprises Solutions, Inc., a Nevada corporation (also sometimes referred to herein as "ESI" or the "Company"), was incorporated on September 16, 1987 under the name of Sedgewicke Business Alliance, Inc. On December 21, 1994, the Company changed its name to American Casinos International, Inc. ("ACII") and from that time focused its operations on the gaming industry. In particular, ACII operated a casino in Venezuela. In mid-1997, the Venezuelan government effectively shut down all casinos pending relicensing under a much changed and restrictive law. Although the new law had not yet been interpreted or clearly defined as to how it would ultimately be implemented, ACII's casino could not reopen as it had previously operated.

            In August, 1998, the Company capitalized $779,897 in shareholder loans and accrued payroll expenses. The shareholders to whom the loan and payroll were owed sold their shares to new investors and were allowed to keep the gaming equipment in Venezuela as compensation for any and all liabilities associated with the discontinued gaming operations. The Company also terminated a certain licensing agreement and the rights to offer Internet bingo and casino games, which Enterprises no longer considered part of its corporate business focus.

            In March, 1999, the Company changed its name to Enterprises Solutions, Inc. and, after being introduced to the merits of an engineering plan to provide security products and a bondable (insurable) architecture for the Internet, began to focus its endeavors on developing a suite of products and solutions for Internet security.

Description of Business

            Enterprises' business is in the developmental stage. Enterprises' objective is to address what it perceives to be a lack of security in the Internet as the result of the minimal platform integrity currently used to support network services and eBusiness transactions. Based upon its research, Enterprises believes that most of the computer systems and software currently being used for Internet transactions are not adequately secured to support business levels of assurance, and therefore inadequate to support liability management. By establishing secure network foundations through the use of components having verifiable security properties, Enterprises believes that it could enable liability management for eBusiness over the Internet.

            The initial technology for implementing Enterprises' trusted or secure architecture is based on the implementation of strong encryption algorithms into firmware-based ancillary devices with trusted paths for display and user data entry and integrating existing high assurance security technologies through acquisitions and VAR relationships to optimize the engineering and evaluation efforts and to shorten product time to market. The cancellation by Gemini in April 2000 of its Teaming Agreement has forced Enterprises to pursue alternative technologies to support the development of components to its BNA, and negotiations in that regard are under way. While certain technologies of interest are important to its products, and essential to the timely implementation of its product line, Enterprises believes that its planned product line would not be dependent on any one specific technology provider.


Products and Planned Products

            Enterprises has developed hardware and software solutions for authenticating the source of data transmissions on the Internet and for ensuring that such transmissions have not been tampered with. Its software also encrypts the data, so as to provide security. Enterprises' initial products have two aspects: one is a keypad with card swipe which assures the receiver of the identity of the transmitter; and the other is software which encrypts the transmission for secrecy and affords the receiver the means by which to ensure the data has not been altered en route.

            Enterprises' planned network security product line would integrate a scalable number of high assurance network components connected through existing private and public networks (e.g., Internet, NIPRNET), thus providing reliably authenticated, trusted sessions to compose secure virtual networks isolating the enterprise business processes. Enterprises plans to market the newly developed products under the Bondable Network Architecture(TM) (BNA) designation. The principal components of the BNA would include add-on devices that enable securing of e-commerce Workstations, trusted system guards and provision of hardened eBusiness Server Appliances. In addition, Enterprises believes that the demand for its products could give rise to a demand for significant security related consulting, support and training services.

            Enterprises identified three important market segments which it believes would be interested in purchasing its planned trusted network products and related services: (1) infrastructure providers, (2) corporate consumers and
(3) governments. The product areas that Enterprises plans to offer to these segments are:

         (1) Bondable computer devices that provide enhancements that extend the basic platform architecture for a secure networking attachment;

         (2) Layered software applications and network services built upon secure server platforms; and

         (3) Support for consulting and integrated products that provide hosted services to customers.

            The critical component to Enterprises' planned BNA would be its eBusiness workstation secure ancillary device and hardened secure software. The Trusted Authentication Device (TAD) and Verification Decryption Server (VDS) would be the first products to be offered.

            Enterprises plans to acquire rights to incorporate technologies of other firms in its products which would enable it to utilize the prior evaluations of those technologies based on international security criteria. As an example, for marketing in Germany Enterprises would be required to maintain an ITSEC evaluation level of E4 or above. In addition, Enterprises would have to establish an adequate technical basis for providing digital signatures per statutes in several U.S. states.

Enterprises Products Developed and Planned for 2001

            The table below describes the Enterprises systems and VAR products that Enterprises is planning to make available during 2001. The second column indicates whether the technology would be developed by Enterprises or would be acquired from a third party for resale by Enterprises acting as a value added reseller (VAR). There is no assurance that the products developed by Enterprises will operate as envisioned or attain any commercial success, or that Enterprises planned products will be successfully developed and commercialized. To date, Enterprises has made no sales of these products. See "Risk Factors" at page 18.


----------------------------- -------- ------------------------------------------------- --------------------
            2001                ESI                      Description                      Earliest Planned
                              or VAR                                                        Availability
----------------------------- -------- ------------------------------------------------- --------------------
TAD-1                         ESI      A small device that attaches to a Personal             Currently
TAD-1 w/GPS *                          Computer; provides identification of the user
                                       and strong protection of high value compact
                                       transactions
----------------------------- -------- ------------------------------------------------- --------------------
Sapphire One                  ESI      Single Level System - An ADP Server with          Early 3rd Qtr 2001
                                       Hardened UNIX variant OS very resistant
                                       to hacker attacks; "Not-so-Discretionary"
                                       Access Controls (N-DAC)
----------------------------- -------- ------------------------------------------------- --------------------
Network Appliance             ESI      Decryption Verification Server - decrypts and     Early 3rd Qtr 2001
Application                            verifies that nothing has tampered with a data
                                       transaction since it's creation by the end
                                       user.
----------------------------- -------- ------------------------------------------------- --------------------

Trusted TAD                   ESI      Client Workstation - generates the unique            3rd Qtr 2001
Key Loader                             security keys that enable the TAD to provide
                                       strong protection of high value compact
                                       transactions.
----------------------------- -------- ------------------------------------------------- --------------------

Trusted B3 Server             VAR      NSA Evaluated Multi-level Secure Server-rated        3rd Qtr 2001
                                       B3.  Several applications available DSG, Email,
                                       Directory Server.
----------------------------- -------- ------------------------------------------------- --------------------
Cryptek DiamondTEK            VAR      NSA Evaluated Network Control Device-border or       3rd Qtr 2001
                                       individual network control device.  "Firewall
                                       plus" system.  NSA rated B2.

----------------------------- -------- ------------------------------------------------- --------------------
Network Appliance             ESI      DHCP Guard - Front end communications                4th Qtr 2001
Application                            infrastructure system that evaluates the
                                       accuracy of DHCP requests from Client Systems
----------------------------- -------- ------------------------------------------------- --------------------


-----------------------

* Enterprises has a U.S. patent application pending on the underlying invention of the TAD.

            For the most part, Enterprises believes that the international business community lacks the capability to exploit the business-to-business
(B2B) side of e-Commerce without unacceptable levels of risk. The risk comes from today's commercial technology that lacks the security assurances required for valuable transactions and connectivity. Much of today's technology is simply not insurable because those commercial systems and workstations are subject to unauthorized modification and subversion. It is our management's belief that businesses will require our solutions to meet their e-Commerce needs, although there is no assurance that in fact this will be the case.

Planned Enterprises' Products for 2002

            The following table lists the Enterprises' products planned for 2002.


------------------------------------------------ -------------------------------------------------------------------------
                ESI Development
                Plans for 2002                                                 Description
------------------------------------------------ -------------------------------------------------------------------------
Web Server Proxy                                 Two Level Server - protect a web server during transmission of HTML or
Network Security Appliance                       XML transactions
------------------------------------------------ -------------------------------------------------------------------------
ESI Crypto TAD                                   Client Device-Upgrade the ESI TAD with a high speed data
                                                 channel and a powerful programmable crypto chip
------------------------------------------------ -------------------------------------------------------------------------
Trusted Verification Server                      Multi-level Server -ESI DVS software ported into the Trusted B3 Server to provide trusted verification services
------------------------------------------------ -------------------------------------------------------------------------
High Assurance                                   Multi-level Server -ESI ports existing Certificate Authority software
                                                 Certificate Authority onto the Trusted B3 Server
------------------------------------------------ -------------------------------------------------------------------------
Trusted Enterprise                               Multi-level Server -manage access and privileges in heterogeneous
Authentication and Credential                    environments with ESI software on the Trusted B3 Server
Server
------------------------------------------------ -------------------------------------------------------------------------


            There is no assurance, however, that the planned products listed in the above tables will be successfully developed or that any of them will achieve commercial market success. Completion of development of the planned products will require substantial additional capital. See "Risk Factors" at page 18. In addition, because of the adaptability of its technology and the dynamic nature of the marketplace, Enterprises may be required to change its planned product offering to respond to critical shifts in the information security marketplace.


Research and Development Expenditures

            Enterprises spent $489,822 the past fiscal year on research and development and had no research and development expenditures in 1999.


Government Regulation

There are no federal government regulations which specifically address the manufacture or application of encryption or other security devices. Because of military and law enforcement concerns, however, there are U.S. restrictions on the export of commercial encryption products. As a result of recent developments, however, such restrictions have become less and less burdensome. As a general rule, the export of encryption products requires a license from the Bureau of Export Administration in the U.S. Department of Commerce. There are numerous exceptions, however, and subject to various conditions and requirements, no license is required for exports of encryption products to foreign subsidiaries of U.S. companies, exports to end-users in the European Union and certain other countries, and various other categories.

The Need for Business Level Assurances of Protection

            Enterprises' management believes that as more and more businesses come to rely on the Internet as a means of communicating and conducting transactions with suppliers, customers and business partners, the need for secure, trusted network products will become critical. The market analysis in the 1998 Ernst and Young Special Report on Technology in Banking and Financial Services presents technology-spending trends on a global basis. The report focuses on E-Commerce, and the survey findings indicate that global commerce has, in general, recognized the importance of the direct e-commerce channel and exposes the need for critical infrastructure - the, as yet, unsolved problems posed by today's technologies. Of the 100 institutions surveyed in 26 countries most plan to allocate significant resources to develop the information infrastructure required to exploit e-commerce. Management believes that this indicates that the Internet has come of age as a viable channel for business transactions.

            Enterprises believes that businesses will continue to extend their internal business processes to their external business partners, essentially redefining process boundaries to include the Internet, web server and browsers. This extranet technology will encompass all major businesses. But as stated by Forrester, "...the explosive growth of the Internet raises new dimensions of risk, in the form of [attacks]...that exploit a system's communication capabilities." Enterprises believes that this is equally true of extranets.

            Enterprises believes that an "open" Internet means an "exposed" Internet, where the user is not protected. The Gartner Group has also stated "As businesses expose their internal process to customers and suppliers, today's security is being rendered ineffective. Firewalls have reached their limit - taxed by the growing onslaught of invasive applications and aggressively outbound users." As one analyst has suggested, "What do you do when there are no perimeters? If you succeed in making your Web site easier to use, then everybody is an insider."

            The market trends in the Ernst and Young 1998 Special Report on Technology indicate significant changes from previous years, with the area of greatest change being Information Technology (IT) project spending. Projections contained in the report indicate that such spending will be more than twice its historical levels over the coming two to three years. This increase has been largely driven by mandatory initiatives, such as the Year 2000 computer problem and European Union Mandates. In 2001, these mandatory requirements have declined dramatically. Enterprises believes, however, as apparently do the analysts, that security concerns are continuing to drive substantial investments in security-critical aspects of system infrastructure. Management further believes that, although there is no assurance that this will be the case, due to the rapid growth of the attack sophistication and the ensuing losses, there will be a surge of new e-commerce budget monies after 2001 for enhancement of network security.


Competition

            The market in which Enterprises plans to compete is that of secure, business-to-business network security products and services. Enterprises will compete with:

         o Established e-security companies that currently offer network security products or services.

         o Newly organized e-security companies that currently offer network security products and technologies; and

         o Established computer hardware and software companies that introduce their own network security products, either separately or bundled with their existing hardware or software products.

         Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have.

         Government sponsored security technologies provide very strong protection. The commercial security technologies, however, are mostly not strong enough to protect important information and tend to retain vulnerabilities from their initial creation. Hence the computer security industry has focused on two levels of protection which are at opposite ends of the spectrum. The products that that are offered these both areas are competitive to the products Enterprises intends to offer.

         The high end computer security products (e.g., Motorola AIM, HP Radiant Mercury, GGS Command and Control Guard) tend to be aligned with US and NATO government departments and agencies. As such, they are used to protect classified (i.e., Confidential, Secret and Top Secret) information and the systems that the classified information traverses. In many cases, these Government computer security products (e.g., KY-157, KG-8X) require a Secret or Top Secret clearance to handle the systems operational keying material. These systems are costly, require extensive infrastructure support and can only be used for the business of the Government.

         The low-end computer security products are designed to work in heterogeneous environments. The products at this level that are competitive with Enterprises' proposed product offering include Argus' Watchdog, Trusted Solaris (Hewlett Packard) and Boeing's Sidewinder. Others potential competitors make source available on the Internet (e.g., Secure LINUX, Secure Shell, Secure Socket Layer, Coast Watcher Intrusion Detection) in an attempt to broaden the base of users and contributors of new source code.

         Although Enterprises would encounter competition from companies marketing both levels of network security products, Enterprises' products are intended to be concentrated in the market area between the very expensive Government computer security systems and those low-end commercial products that we believe are complex and vulnerable to attack, in which area management believes that there is less competition.


CODIS Computer GmbH

            In March, 2000, Enterprises made a loan in the amount of $150,000 to CODIS Computer GmbH ("CODIS"), Munich, Germany, which is a development stage company. The loan was due May 29, 2000, but Enterprises extended the due date of the loan to June 30, 2001, in order to continue to work with CODIS, which is a potential European distribution center for its planned products.


Financing Activities

            On April 2, 2000, Enterprises executed a Deed Poll under the laws of Switzerland in favor of the holders of notes issued pursuant thereto (the "Deed Poll"). Upon application of Waltrag A.G., in exchange for a purchase price of $5,000,000, Enterprises issued to Waltrag, the initial holder ("Waltrag"), $5,000,000 principal amount of its Convertible Notes pursuant to the Deed Poll (the "Notes", such term to include the additional note issued as described below). The Company received payment of the $5,000,000 purchase price for the above Notes on April 4, 2000.

            In connection with the issuance of the Notes, as a commission without payment of additional consideration, Waltrag was also issued an additional Note in the principal amount of $250,000, the terms of which Note are the same as those of the $5,000,000 principal amount of Notes referred to above, and warrants to purchase 550,000 shares of common stock of Enterprises on or before April 2, 2003.

            Pursuant to a Memorandum of Agreement, dated as of December 31, 2000, between Waltrag and Enterprises, Waltrag, as representative of the noteholders of the entire principal amount outstanding of $5,250,000 of notes issued pursuant to the Deed Poll, on March 5, 2001, gave notice, effective as of December 31, 2000, of its exercise of its right to convert the entire principal amount of such notes outstanding, plus interest accrued thereon through December 31, 2000, into an aggregate of 2,015,000 shares of Enterprises common stock. In connection with this conversion, the warrant to purchase 550,000 shares of common stock has been cancelled, and Enterprises has issued new three-year warrants to Waltrag's nominees to purchase 320,000 shares of common stock at a purchase price of $1.00 per share on or before December 31, 2003.

Investment Banking Relationship with Global Financial Group

            On January 24, 2000, Enterprises entered into an agreement with Global Financial Group, Inc. ("Global"), Minneapolis, Minnesota, pursuant to which Global was engaged to act as Enterprises' non-exclusive investment advisor, non-exclusive private placement agent and non-exclusive investment banker. The term of the original agreement was for 12 months, which term was extended on January 23, 2001, for an additional 90-day period expiring April 24, 2001. Under the agreement, for compensation as acting as Enterprises' investment advisor, Global was entitled to receive a monthly issue of 10,000 warrants at a strike price equal to the closing price on February 24, 2000; the monthly issue of warrants was limited to a total of 60,000 shares. Global is entitled to one demand registration and "piggyback" registration rights with respect to the shares of common stock issuable upon exercise of the warrants. As of May 31, 2001, Enterprises issued an aggregate of 231,103 shares of its common stock to Global and its nominees in satisfaction of this obligation, and paid all transaction fees under this agreement. In addition, on October 25, 2000, Enterprises entered into an Agency Agreement with Global for a term of 90 days, pursuant to which Global acted as the non-exclusive agent of Enterprises with respect to the sale on a best efforts basis of $1,500,000 to $5,000,000 principal amount of Enterprises 10% Convertible Subordinated Notes; the Agency Agreement provides for Global to receive a 10% cash commission based on the principal amount of Notes so placed. Pursuant to this Agency Agreement, received commissions of $80,750 in 2000. On May 17, 2001, Enterprises entered into an additional Agency Agreement with Global, providing for Global to use its best efforts to raise $1,500,000 to $5,000,000 of equity capital; this agreement provides for a 15% cash commission (including expense allowance) for equity capital raised by Global for Enterprises.


Employees

            Enterprises currently has four employees, consisting of two engineers and two executives, and two part-time employees, consisting of one engineer and one market research analyst, and plans to hire additional employees, particularly engineers, to assist in the development of its products. Enterprises has also four additional consultants that it utilizes in the marketing and engineering areas.

Properties

            Enterprises' executive headquarters is located Southeast of Boston at 140 Wood Road, Suite 200, Braintree, Massachusetts 02184. The office is leased at a rate of $1,680 per month, initially for a 60-day term commencing May 1, 2000, and renewable on a month-to-month basis thereafter. Enterprises' engineering and product development division was formerly located at 50 Ragsdale Drive, Suite 150, Monterey, California 93940. Enterprises had entered into a lease for this facility which has a three year term commencing on September 15, 1999 and expiring on September 14, 2002. The lease provides for a base rent of $5,919 per month. Pursuant to the lease, Enterprises is also responsible for 21.37% of (1) the operating expenses (estimated at $2,320 per month for the first year and including real property and any public authority taxes), (2) the services and utilities and (3) the Landlord's performance of Tenant Company's Covenants (if applicable). The building is a two-story office building of approximately 4,735 square feet. Enterprises has closed this office and has sublet these premises to a third party for the balance of the term of the lease and on the same terms and conditions to which it is subject under the lease.


Litigation

            Securities and Exchange Commission. On March 30, 2000, the Securities and Exchange Commission ("Commission") announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 (the "Exchange Act"), of trading of the common stock of Enterprises at 9:30 a.m. on March 30, 2000 and terminating at 11:59 p.m. on April 12, 2000. The Commission announced that it temporarily suspended trading in the securities of Enterprises because of questions concerning the accuracy and completeness of assertions made by Enterprises in its filings with the Commission, in its recent press releases, and on its Internet website, including questions about the identity of persons in control of the operations and management of Enterprises.

            On April 6, 2000, the Commission filed in the U.S. District Court for the Southern District of New York (1) a motion for Temporary Restraining Order, which the Court granted, Order to Show Cause and Orders Granting Other Relief against Enterprises and Herbert S. Cannon, Defendants; (2) a Verified Complaint against Enterprises, Herbert S. Cannon and John A. Solomon, Defendants, and Rowen House Ltd. and Montville Ltd., Relief Defendants; and (3) and an Ex Parte Application For Order Freezing Assets, Order To Show Cause Re Preliminary Injunction and Other Relief against Enterprises, Herbert S. Cannon, Rowen House, Ltd. and Montville, Ltd. The Commission's Verified Complaint alleged securities fraud in violation of the Exchange Act Section 10(b) and Rule 10b-5 promulgated thereunder and requested relief enjoining Enterprises, Herbert
S. Cannon and John A. Solomon from violating the Exchange Act, the aforementioned Section 10(b) and Rule 10b-5; ordering Herbert S. Cannon to account for and disgorge, with interest, all profits he has realized from any sales of the Company's Common Stock, including sales through brokerage firms over which he had any direct or indirect control, including those of relief defendants, Rowen House, Ltd. and Montville, Ltd.; imposing a constructive trust upon any and all proceeds from Enterprises' Common Stock sales being held in the brokerage accounts of relief defendants Rowen House, Ltd. and Montville, Ltd.; and ordering Herbert S. Cannon and John A. Solomon to pay appropriate civil penalties.

            On October 10, 2000, as a result of negotiation between Enterprises and the Commission, the Commission requested that the Court enter judgment consistent with the Settlement Agreement reached with Enterprises and the Commission. The Court approved the Settlement Agreement on October 16, 2000, thus settling all matters between Enterprises and the Commission. The Agreement is without any findings of fact and imposes no sanctions. Pursuant to the Settlement Agreement Enterprises has committed that it will comply with all securities laws.

            The trial in this case as to Mr. Solomon and Herbert Cannon was held in January, 2001.

         On June 8, 2000, the Honorable Judge Cedarbaum of the U.S. District Court for the Southern District of New York issued her decision in the matter of the Securities and Exchange Commission versus Herbert S. Cannon and John A. Solomon, et. al. The Company had previously settled with the Commission in this case (see Form 8-K filed by the Company on October 16, 2000). In her opinion, Judge Cedarbaum found Herbert Cannon liable as the principal architect of a fraudulent scheme related to his failure to disclose his role with the Company in the Company's registration statement for registration of its Common Stock under the Securities Exchange Act of 1934, filed with the Securities and Exchange Commission. Judge Cedarbaum ordered that Mr. Cannon disgorge $1,000,000 in profits he acquired through his acts of securities fraud; fined him $100,000; and issued a permanent injunction against him prohibiting him from committing further violations of securities laws in connection with the Company. In so ruling, the Court found that Mr. Cannon had an extensive history of criminal and regulatory violations, including securities fraud; that he was the principal architect of a scheme to conceal his involvement with the Company; and that he had the ability to affect the activities of the Company through his ownership interest in several Gibraltar entities which continue to own hundreds of thousands of shares of the Company's common stock. Judge Cedarbaum also found John A. Solomon, the Company's President and Chief Executive Officer, liable for two disclosure-related issues in the Company's registration statement and one publicity issue relating to the Company's web site and imposed a $10,000 fine on Mr. Solomon. In finding Mr. Solomon liable, however, Judge Cedarbaum expressly acknowledged the Commission's failure to prove that Mr. Solomon knew the full extent of Cannon's role in the Company, including Cannon's ownership of a controlling interest in the Company through several Gibraltar entities. Mr. Solomon has advised the Company of his intent to appeal Judge Cedarbaum's decision.

            Employment Litigation. Roger Schell and Richard Lee, former employees of Enterprises, filed complaints with the Labor Commissioner, State of California, for nonpayment of wages, bonuses, expenses and benefits. Mr. Schell's total claim is $361,172.01, and Mr. Lee's total claim is $285,094.66. The Company filed answers denying any liability to either Mr. Schell or Mr. Lee, and these complaints were dismissed by the Labor Commission on September 5, 2000, for lack of jurisdiction. Mr. Schell and Mr. Lee on September 21, 2000, filed complaints with the Superior Court of the State of California, County of Monterey, for damages for breach of contract, including unpaid salary, lost earnings, stock compensation and other employee benefits; for interest on unpaid salary; for double damages as provided by the California Labor Code; for penalties in the amount of plaintiff's daily rate multiplied by thirty days pursuant to California Labor Code Section 203; for punitive damages; and for reasonable attorneys' fees and costs of the suit. The case has been removed to Federal court, where it is currently pending.

            In May 2001, Messrs. Schell and Lee filed a motion seeking an ex parte writ of attachment, temporary restraining order, and preliminary injunction, to attach funds held by Enterprises in two bank accounts in Massachusetts.

Plaintiffs seek to attach funds in the amount of $900,698.15, the estimated amount of their claimed damages. Plaintiffs also seek to freeze Enterprises' assets. The Company has filed pleadings opposing any attachment of funds or assets. A hearing on Plaintiffs' motion is pending for July 2, 2001.

            Herbert S. Cannon/HSC Consulting, Inc. Litigation. On October 30, 2000, Herbert S. Cannon and HSC Consulting, Inc. filed a complaint in the County Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, against Enterprises, claiming a breach of contract related to HSC Consulting, Inc.'s consulting agreement with the Company. Plaintiffs seek reimbursement of expenses in the amount of $14,058.06, and payment of 200,000 shares of Enterprises common stock as set forth in the consulting agreement. Plaintiffs also assert claims for an additional 100,000 shares of ESI common stock based on a fifty percent stock dividend issued to all stockholders; unspecified unpaid wages; quantum meruit for services and expenses rendered; and fraudulent inducement alleging Enterprises misrepresented that it would pay according to the consulting agreement. The case has since been transferred to the Circuit Court for Palm Beach County, Florida.

            On June 11, 2001, Enterprises filed its answer to Mr. Cannon's and HSC Consulting, Inc.'s complaint. Enterprises denies Plaintiffs' claims and asserted a counterclaim against Mr. Cannon and HSC Consulting, Inc. for failing to disclose Mr. Cannon's role in Infotex; failing to disclose Mr. Cannon's prior felony fraud convictions; failing to disclose Mr. Cannon's control and beneficial ownership of more than 5% of ESI stock through offshore companies; failing to disclose that Mr. Cannon actively traded Enterprises' stock for himself and/or third parties; issuing unauthorized press releases about the Company in March 1999; and subjecting the Company to claims of securities fraud by the SEC. Enterprises asserts causes of action including fraudulent inducement, fraud, conspiracy to defraud, and breach of contract, and seeks an award of $165,000,000.00 plus punitive damages against Mr. Cannon and HSC Consulting, Inc.





Market for Enterprises' Common Stock

            Prior to March 30, 2000, Enterprises' securities traded on the OTC Bulletin Board and in the over-the-counter market "pink sheets". Enterprises' trading symbol is "EPSO". Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The following sets forth the range of high and low bid information for the quarterly periods indicated as reported by the National Quotation Bureau:



                               High       Low                                   High    Low
                               ----       ---                                   ----    ---
1997:       1st Quarter       .21875     .0625        1998:        1st Quarter    .50     .25
            2nd Quarter       .21875     .03                       2nd Quarter   2.25     .125
            3rd Quarter       .05        .03                       3rd Quarter   5        2
            4th Quarter       .5625      .04                       4th Quarter   6.50     4.50

1999:       1st Quarter     11.25        6            2000:        1st Quarter  21.50     1.50
            2nd Quarter     15.125      11
            3rd Quarter     14         13.50
            4th Quarter      6          1


            The foregoing bid information has been adjusted for the stock dividend which occurred in June 1999.

Holders

            As of August , 2001, the number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name, was approximately ___.

Warrant Agreement for 1998 Warrants

            On September 19, 2000, Enterprises entered into a Warrant Agreement covering the 1,800,000 outstanding warrants sold in 1998 with American Stock Transfer & Trust Company, as Warrant Agent. The Warrants expire July 20, 2003, and each warrant entitles the holder thereof to purchase one share of common stock at an initial exercise price of $2.00 per share (the number of warrants was adjusted from 1,200,000 to 1,800,000, and the exercise price per share was adjusted from $3.00 to $2.00 per share, to reflect the June 1999 stock dividend).



Management


            The Officers and Directors of Enterprises are as follows:

Name                              Age        Title

John A. Solomon                   51         President and C.E.O*
Alfred T. Saker                   53         Treasurer and Secretary*
Charles E. Bobbish                52         Director
--------------
* Indicates Directors

            John A. Solomon has served as Enterprises' President and Chief Executive Officer since September, 1999. Mr. Solomon also is a member of Enterprises' Board of Directors. Prior to his appointment to his positions with Enterprises, from 1979 to 1995, Mr. Solomon was the President and Chief Executive Officer of Computer Engineering Associates, Inc. ("CEA"), a systems integration and security technology company. In November, 1995 CEA filed a petition for voluntary bankruptcy which resulted from cash flow problems CEA encountered related to several bonded construction projects CEA performed. Because Mr. Solomon personally indemnified the bonding companies who insured CEA's construction projects, Mr. Solomon was forced to file for personal bankruptcy in February, 1997. Mr. Solomon was discharged from his personal bankruptcy in May, 1999. In a recent decision by the U.S. District Court for the Southern District of New York in the litigation initiated by the SEC in April, 2000, Mr. Solomon was fined $10,000. See "Business of Enterprises--Litigation". Enterprises is advised by Mr. Solomon that he will appeal this decision.

            Alfred T. Saker is the Treasurer and Secretary of Enterprises and was elected a Director on June 29, 2000, to fill the vacancy in the Board created by the resignation of Nina L. Cannon. Mr. Saker received a B.A. in Arts and Sciences in 1971, and a M.S. in Accounting in 1978, from Kent State University. From 1996 to 1998, Mr. Saker was Finance Manager for International Shipholding Corporation, a marine transportation company. From 1993 to 1996, he was Treasurer for American Heavy Lift Shipping Company and, prior thereto, he held various positions with BP Oil Company, his last position, from 1990 to 1993, being Manager, Services and Control (Controller).

            Charles E. Bobbish was elected a Director of Enterprises on July 6, 2000, to fill the vacancy resulting from the resignation of Wayne G. Kight. From April, 1991, to April, 1995, Mr. Bobbish was a Senior Vice President of Mosaic Data Systems, Inc., Bedford, Massachusetts, with responsibility for planning and coordinating information systems implementation and integration. In 1995, Mr Bobbish had a consulting business involving proposal and business development, which was, in early 1996, incorporated into Qualserv, Inc., Burlington, Massachusetts, a proposal writing and business development company, of which he has served as President from that time to the present. In his present position, Mr. Bobbish advises executives of large information technology companies on market positioning and provides inputs to business strategies, directions and proposals.


Promoter and Former Control Person

            In recent years, Herbert S. Cannon acted as a general business consultant to management pursuant to consulting agreements dated July 1, 1998, and January 7, 2000. As a consultant, Mr. Cannon performed a significant management role for Enterprises primarily with respect to raising capital for Enterprises and in interviewing and selecting management candidates, including Wayne B. Kight, the former CEO and President, and John A. Solomon, the current CEO and President. Mr. Cannon's consulting agreement entitled him to the payment of $3,000 per month and under both agreements provision is made for a total award of 300,000 shares of common stock in exchange for his services. The Board of Directors of Enterprises has determined not authorize the issuance of these shares to Mr. Cannon and Mr. Cannon has filed suit to compel Enterprises to issue him these shares and for alleged unreimbursed expenses of $14,058. See "Business of Enterprises--Litigation". In 1998, WorldNet Communications, Inc., which Enterprises believes is owned by Herbert S. Cannon, purchased warrants to purchase 150,000 shares of common stock. See "Security Ownership of Certain Beneficial Owners and Management." Since January 1, 1999, Enterprises has paid Mr. Cannon approximately $111,257 in consulting fees, expense reimbursements and other compensation (including a $16,000 reimbursement for a loan made by Mr. Cannon on behalf of Enterprises to Infotex Holdings, Ltd. and including certain expenses incurred by Enterprises' Monterey, California, office that Mr. Cannon paid for with his personal credit card). Enterprises may have made other payments to entities controlled by Herbert S. Cannon. Mr. Cannon may be deemed a "promoter" and/or a "controlling person" of Enterprises, as those terms are defined under the Securities Act of 1933 and the Securities Exchange Act of 1934. John A. Solomon, Enterprises' Chief Executive Officer, upon authorization of the Board of Directors, terminated Mr. Cannon's consulting arrangement effective March 20, 2000.

            Mr. Cannon also acted as a general business consultant to Infotex Holdings, Ltd., which Enterprises agreed to acquire in March 1999. In July 1999, Enterprises cancelled its agreement to acquire Infotex. In August 1999, certain investors in Infotex were afforded the opportunity to participate in a private placement of Enterprises' common stock at a low per share price. At a meeting held on October 12, 2000, the Board of Directors of Enterprises made the determination that the consideration received by Enterprises with respect to 934,180 shares of common stock issued in this private placement of units of common stock and warrants was inadequate, based on the market price for the common stock and other private sales made by Enterprises in that time period. The Board of Directors determined that Enterprises should consult with counsel as to the proper procedures under Nevada law and other applicable Federal and state laws to cancel these shares and to refund the purchase price therefor, with interest, to the purchasers thereof.

            In addition, in a lawsuit described elsewhere (see "Business of Enterprises--Litigation"), the Securities and Exchange Commission has alleged, among other things, that Mr. Cannon, through several offshore entities, is a beneficial owner of more than 5% of Enterprises' outstanding common stock. That issue was litigated in court between the Commission and Mr. Cannon in January, 2001, and the Court issued a decision imposing an injunction, a fine of $100,000 and restitution of $1,000,000 on Mr. Cannon. See "Business of

Enterprises--Litigation." In August, 1987, the SEC issued an order barring Mr. Cannon from the securities industry. In 1988 and again in 1993, in separate civil cases brought by the SEC, federal courts entered final judgments enjoining Mr. Cannon from violating certain provisions of the federal securities laws. In addition, in 1985, Mr. Cannon pleaded guilty to a charge of conspiracy to defraud the United States in the collection of income taxes. In 1987, a New York state court found Mr. Cannon guilty under that state's larcency statute while handling funds from a chartered bank. He also pleaded guilty in that proceeding to two misdemeanor counts of failure to file state tax returns. In 1988, Mr. Cannon pleaded guilty to one count of conspiracy to defraud the federal government. In 1994, he was sentenced by the U.S. District Court, Newark, New Jersey, to five years probation, and was ordered to pay $10,000 in court costs and engage in 500 hours of community service, for participation in a transaction which involved the sale of fraudulent coal mine tax shelters to investors where the West Virginia coal mines at issue did not engage in actual mining operations.

Executive Compensation
                           SUMMARY COMPENSATION TABLE


------------------- --------- ----------- ---------- ------------------- -----------------------------------------------------------
                                                                                           Long-Term Compensation
------------------- --------- ----------- ---------- ------------------- -----------------------------------------------------------
                          Annual Compensation                                          Awards                       Payouts
------------------------------------------------------------------------ ----------------------------------- -----------------------
       (a)            (b)         (c)          (d)            (e)              (f)               (g)             (h)         (i)
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
     Name and         Year       Salary       Bonus      Other Annual      Restricted        Securities         LTIP      All
Principal Position                ($)          ($)         Comp. ($)      Stock Awards       Underlying        Payouts    Other
                                                                               ($)        Options/ SARs(#)       ($)      Comp. ($)
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
John A. Solomon     1999      50,000                          -
President           2000      100,000       10,000          10,370(1)        475,000          100,000
& CEO(1)

------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
Alfred T. Saker     2000      55,667        33,833            -               44,000
Treasurer
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------


--------------
(1) Automobile expenses in 2000 paid by Enterprises as provided by Mr. Solomon's employment agreement totaled $5,370. Premiums paid by Enterprises in 2000 on a term life insurance policy on Mr. Solomon's life, with a death benefit of $3,000,000 payable to Mr. Solomon's family, totaled $5,000.



Option/SAR Grants in Last Fiscal Year


-------------------------------------------------------------------------------------------------------------
                                             Individual Grants
-------------------------------------------------------------------------------------------------------------
         (a)                    (b)                   (c)                  (d)                   (e)
                             Number of            % of Total
                             Securities          Options/SAR's
                             Underlying           Granted to             Exercise
                           Options/SAR's           Employees             Or Base             Expiration
         Name               Granted (#)         in Fiscal Year         Price ($/Sh)             Date
----------------------- --------------------- -------------------- --------------------- --------------------
John A. Solomon         100,000               63%                  $6.25                 3/19/2003
----------------------- --------------------- -------------------- --------------------- --------------------


We have one Restricted Stock Plan. See "2000 Restricted Stock Plan" below.

Aggregated Option/SAR Exercises in Last Fiscal Year and F/Y-End Option/SAR
Values


----------------------- --------------------- -------------------- ----------------------- --------------------
(a)                             (b)                   (c)                   (d)                    (e)
                                                                         Number of
                                                                         Securities             Value of
                                                                         Underlying            Unexercised
                                                                        Unexercised           In-the-Money
                                                                      Options/SARs at        Options/SARs at
                                                                   FY-End(#) Exercisable/      FY-End ($)
                          Shares Acquired                              Unexercisable          Exercisable/
         Name             On Exercise (#)       Value Realized                                Unexercisable
----------------------- --------------------- -------------------- ----------------------- --------------------
John A. Solomon                                                    100,000/0               N.A.
----------------------- --------------------- -------------------- ----------------------- --------------------


Long-Term Incentive Plan Awards

            Enterprises has no Long-term Incentive Plan Awards currently in effect.

Stock and Option Compensation of Officers and Directors

            Enterprises has authorized the issuance to John A. Solomon of 425,000 shares of Common Stock at a nominal price pursuant to Mr. Solomon's Employment Agreement with Enterprises, which agreement was replaced by a new agreement effective January 10, 2001 (see "Employment Contracts"). At the Board of Directors meeting held on March 20, 2000, the Board authorized the issuance to Mr. Solomon of options to purchase 100,000 shares of Common Stock at a price of $6.25 per share. Mr. Solomon has been issued an additional 76,000 shares pursuant to Enterprises' 2000 Restricted Stock Plan. See "2000 Restricted Stock Plan" below. On May 15, 2001, in addition to 26,000 shares of common stock issued to Mr. Solomon under the 2000 Restricted Stock Plan, Enterprises' Board authorized the issuance of 24,000 shares of common stock to Mr. Solomon at no cost to Mr. Solomon, valued at $1.00 per share by the Board.

            Mr. Wayne B. Kight, a former Director and Executive Vice President of Enterprises, purchased 10,000 shares at $.05 per share (adjusted to 15,000 shares by reason of the stock split in June 1999) in June, 1998. At the Board of Directors meeting held on July 30, 1998, the Board authorized the issuance to Mr. Kight of options to purchase 22,500 shares of Common Stock at a price of $.67 per share and, as of July 30, 1999, options to purchase 15,000 shares of Common Stock at $5.67 per share (both options being adjusted for the June 1999 stock split). At the Board of Directors meeting held on September 1, 1999, the Board authorized the issuance to Mr. Kight of options to purchase 10,000 shares of Common Stock at an exercise price of $7.50 per share. Enterprises has authorized the issuance to Mr. Kight of 40,000 shares of Common Stock (and a balance owing of 80,000 shares) at a nominal price pursuant to Mr. Kight's Employment Agreement with Enterprises. At the Board of Directors meeting held on March 20, 2000, the Board authorized the issuance to Mr. Kight of options to purchase 25,000 shares of Common Stock at a price of $6.25 per share. In exchange for cancellation of Mr. Kight's options, Enterprises issued on February 13, 2000, 120,000 shares of Common Stock to Mr. Kight.

            At the Board of Directors meeting held on September 1, 1999, the Board authorized the issuance to Nina L. Cannon, a former Director of Enterprises, of options to purchase 10,000 shares of Common Stock at an exercise price of $7.50 per share. On March 20, 2000, the Board authorized the issuance to Ms. Cannon of options to purchase 25,000 shares of Common Stock at a price of $6.25 per share.

         All options referred to above issued to John A. Solomon, Wayne B. Kight and Nina L. Cannon expire three years from their respective dates of issuance.

2000 Restricted Stock Plan

            On August 7, 2000, the Board of Directors of Enterprises adopted the 2000 Restricted Stock Plan (the "Plan"), pursuant to which 1,000,000 shares of common stock are reserved for issuance to eligible participants under the Plan. Such eligible participants include any person who is an employee of or consultant or advisor to Enterprises and who provides bona fide services for Enterprises, where the services are not in connection with the offer or sale of securities in a capital raising transaction and where the services do not directly or indirectly promote or maintain a market for Enterprises' common stock. In no case may an award be made under the Plan where the common stock granted in the award is not eligible for registration pursuant to Form S-8 (or any successor form promulgated for the same general purposes by the Securities and Exchange Commission) under the Securities Act of 1933, as amended.

            The Plan is administered by the Board of Directors of Enterprises. Subject to the express limitations of the Plan, the Board has authority in its discretion to determine the eligible persons to whom, and the time or times at which, restricted stock awards may be granted, the number of shares subject to each award, the time or times at which an award will become vested, the performance criteria, business or performance goals or other conditions of an award, and all other terms of the award. The Board also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Board may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Board are final, conclusive, and binding upon all parties.








            On December 29, 2000, the Board of Directors of Enterprises waived the condition precedent (receipt by Enterprises of $10,000,000 of funding) under Mr. Solomon's employment agreement to the increase of his salary from $200,000 per annum to $500,000 per annum with a concurrent additional stock issuance of 275,000 shares of common stock. Effective January 10, 2001, the Board approved a new five-year employment agreement for Mr. Solomon. See "Executive Compensation--Employment Contracts." At the December 29, 2000 meeting, the Board authorized the issuance of the following shares of common stock to officers and directors under the Plan:



                                                                   Per Share
            Name                          No. of Shs.              Valuation
            ----                          -----------              ---------

            John A. Solomon               275,000*                  $1.00
                                          150,000*
                                           50,000
            Alfred T. Saker                24,000*                  $1.00
            Charles E. Bobbish             20,000                   $1.00

--------------------
* Issued pursuant to Mr. Solomon's and Mr. Saker's Employment Agreements. The other share issuances shown were for services of the individual as a director in 2000.

            On May 15, 2001, the Board of Directors authorized the following additional share issuances under the Plan for services of the named individual as a director in 2001:

                                                                    Per Share
            Name                         No. of Shs.                Valuation
            ----                         -----------                ---------

            John A. Solomon               26,000                     $1.00
            Alfred T. Saker               20,000                     $1.00
            Charles E. Bobbish            20,000                     $1.00


            As of May 31, 2001, all 1,000,000 shares of common stock reserved for issuance under the 2000 Restricted Stock Plan had been issued.

Employment Agreements

            Enterprises has, effective January 10, 2001, entered into a new five-year employment agreement with John A. Solomon, which agreement replaced an agreement previously in effect. The Agreement provides for Mr. Solomon's employment as the President and Chief Executive officer of Enterprises at an annual salary of $500,000. The agreement provides for bonuses as determined by the Board of Directors at the sole discretion of the Board, but not less than 7% of the Net Before Tax corporate profits in each year of employment. Under the agreement, Mr. Solomon is entitled to borrow $1,250,000 from Enterprises, of which amount, as of December 31, 2000, $750,000 had been borrowed under Mr. Solomon's prior employment agreement. All loans are repayable within 10 years of the first loan being taken out, and with Enterprises' stock as collateral in value at least equal to 25% of the loan amount, or such lesser amount as is necessary to fully secure the loan. On June 2, 2000, Mr. Solomon borrowed $650,000 under the similar provision in the prior employment agreement, and in the period August through December, 2000, borrowed an additional $100,000 thereunder. Enterprises has issued to Mr. Solomon 425,000 shares of common stock under Enterprises' 2000 Restricted Stock Plan pursuant to the prior employment agreement and, under the new employment agreement, is required to issue to Mr. Solomon such number of shares of Enterprises' common stock so that Mr. Solomon's stock ownership remains equal to nine percent of Enterprises' outstanding common stock.

            Enterprises has entered into an employment agreement, and an addendum thereto entered into as of January 1, 2001, with Alfred T. Saker, providing for Mr. Saker's employment for a period of five years from May 1, 2000, to April 30, 2005, at an annual salary of $83,500. The agreement provides for the issuance of 24,000 shares of common stock to Mr. Saker at a nominal cost, which shares were issued on February 13, 2001.

            The employment Agreements for both Mr. Solomon and Mr. Saker provide for payment of the balance of compensation owed under the contract in the event of a "change in control" of Enterprises, as defined.


Certain Relationships and Related Transactions

            Omega Funding, Inc., a corporation that Enterprises is advised is 100% owned by Nina L. Cannon, a former director of Enterprises and the daughter of Herbert S. Cannon, made loans to Enterprises aggregating $94,500 in 1999, and an additional loan of $23,000 on February 24, 2000. In December, 1999, Nina L. Cannon also made a personal loan to Enterprises in the amount of $22,000, which was repaid in January, 2000. In 1999, Omega Funding was also assigned an additional loan made to Enterprises by ATM Site Locators Inc. in the amount of $10,000. In connection with Ms. Cannon's resignation as a director, all of the loans held by Omega Funding, Inc., aggregating $127,500, were repaid on June 29, 2000, with interest in the amount of $5,243, and Enterprises agreed to indemnify Ms. Cannon in accordance with Nevada law against liabilities arising from her having served as a director and officer of Enterprises.

            In February, 2001, Enterprises reached a settlement with Wayne G. Kight, a former director and president of Enterprises, pursuant to which Mr. Kight, on February 13, 2001, was issued 120,000 shares of common stock of Enterprises and agreed to cancellation of all common stock purchase options held by him and release of all other claims against Enterprises.

            On June 2, 2000, John A. Solomon, Chairman and Chief Executive Officer, borrowed $650,000, and from August to December, 2000, borrowed an additional $100,000, from Enterprises pursuant to his employment agreement. The loan bears interest at the rate of 7% per annum, is due ten years from the drawdown date, May 31, 2000, with interest only payable monthly to maturity, and is secured by stock and options to purchase stock of Enterprises held by Mr. Solomon. At December 31, 2000, accrued unpaid interest on this loan amounted to $5,671. On October 18, 2000, Alfred T. Saker, Treasurer and Secretary of Enterprises, borrowed $7,500 from Enterprises. This loan is evidenced by a promissory note due October, 18, 2002, bearing interest at the rate of 7% per annum. At December 31, 2000, accrued unpaid interest on this loan amounted to $107. In December, 2000, John A. Solomon was advanced $25,000 by Enterprises, without interest, which advance was repaid by Mr. Solomon in January, 2001.

            Effective January 10 and January 1, 2001, respectively, Mr. Solomon and Mr. Saker entered into new employment agreements with Enterprises. As authorized by Enterprises' Board of Directors on December 29, 2000, Mr. Solomon was issued 475,000 shares of common stock under the Plan (425,000 pursuant to his employment agreement and 50,000 for services as a director); Mr. Saker was issued 44,000 shares of common stock under the Plan (24,000 pursuant to his employment agreement and 20,000 for his services as a director in 2000); and Charles E. Bobbish, a director, was issued 20,000 shares of common stock under the Plan for his services as a director. On May 31, 2001, for services as directors in 2001, Mr. Solomon was issued at no cost 50,000 shares of common stock (26,000 under the Plan and 24,000 shares directly; and Mr. Saker and Mr. Bobbish were each issued 20,000 shares of common stock under the Plan.

         See "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" above for a more detailed description of these and other transactions with management.

                                BUSINESS OF DELTA

General

         Delta was incorporated under the laws of Delaware on November 17, 1999. It is a development stage company that originally intended to provide mortgage services through the Internet to the "sub-prime" market. Delta intended to offer varied levels of mortgage and lending services by capitalizing on the popularity of Internet based financial services companies. Delta believed both consumers and investors would be interested in this business plan and the services Delta intended to offer. Delta secured the domain name rights to the name deltamutual.com.

         At the time of its formation, companies with Internet based businesses were treated favorably in the capital markets, but over the past year the market for the stock of Internet based businesses has deteriorated substantially. Many companies with Internet based businesses have simply gone out of business because they were not able to generate sufficient revenues and were unable to raise additional capital.

         The market decline for companies with Internet based businesses adversely impacted Delta's ability to raise the funds necessary to support its intended operations. From inception through December 31, 2000, Delta raised a limited amount of capital ($10,750) through the sale of its common stock. Unable to secure additional financing, Delta determined that it was in the best interests of the company and its shareholders to consider other business opportunities. In conjunction with the sale of the controlling interest in Delta, Delta entered into an Agreement in Principle on April 23, 2001, and on May 11, 2000, entered into the definitive Agreement of Sale, pursuant to which Delta would acquire all of the assets of Enterprises in exchange for 10,583,000 shares of Delta's common stock, or such number of shares of Delta's common stock as is equal to 1.2676 shares of Enterprises common stock for each outstanding share of Enterprises common stock outstanding on the effective date of the acquisition. It was the judgment of the new management of Delta that acquisition of the assets of Enterprises was in the best interests of the stockholders of Delta. However, the change in control of Delta as described below could be regarded as having been made with the view to enter into an agreement for the acquisition of Enterprises, since there are affiliations between the investors in Kelcon, Inc., Delta's controlling stockholder and Enterprises (see "Change in Control").


Change in Control

    On April 19, 2001, the three directors of Delta, James E. Platek, Bonnie J. Cunningham and Robert Franz resigned, and appointed Mr. Kenneth A. Martin as a director of Delta. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors of Delta. As part of this transaction, Kelcon, Inc. ("Kelcon"), acquired 45O,000 shares of Delta's common stock from the existing shareholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to Enterprises, and by an overseas investor, who has previously invested in Enterprises. This overseas investor supplied $375,000 of the $450,000 invested in Kelcon and used to purchase the controlling interest in Delta, and Mr. Martin supplied the balance of $75,000. Kelcon has issued its 20% promissory note in the principal amount of $375,000 due October 31, 2001, to this overseas investor, and the investor has the right to convert $100,000 principal amount of the note into 100,000 shares of Delta's common stock owned by Kelcon.

    On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment of legal services rendered. In the year ended December 31, 2000, Enterprises paid an aggregate of $298,118.89 in legal fees to Mr. Martin's firm, and paid that firm $174.432.65 in fees (in addition to issuance of the shares of common stock referred to above) in the period January 1 through June 30, 2001. In April, 2000, Mr. Martin acted as corporate secretary of Enterprises.

Management

The Officers and Directors of Delta are as follows:

Name                              Age        Title
----                              ---        -----
Kenneth A. Martin                 45         President, C.E.O and Director
Sailor H. Moler                   57         Director
Phillip Chung                     39         Director and Secretary

         Delta is actively searching for a Chief Executive Officer with industry experience in network security to manage Delta following completion of the Transaction.

         Delta's directors are elected by the stockholders and its officers are appointed by Delta's board of directors. Officers hold office until their successors are elected and qualified. Vacancies in Delta's board are filed by the board itself. Delta's officers and directors are devoting their time to Delta on an "as needed" basis, pending completion of the Transaction. Set forth below are brief descriptions of the recent employment and business experience of Delta's officers and directors.

         Mr. Kenneth A. Martin is an attorney and principal of the law firm of Martin & Adams, P.L.L.C. Born in Philadelphia, Pennsylvania in 1955, Mr. Martin is admitted to the bars of Pennsylvania, Massachusetts, the District of Columbia, the U.S. Courts of Appeals, Federal and District of Columbia Circuits, the U.S. District Court, District of Columbia; and the U.S. Federal Court of Claims. Mr. Martin's legal practice has focused on his representing commercial clients on various matters involving corporate law, public contract law, federal regulatory compliance, intellectual property, and commercial and criminal litigation. Mr. Martin graduated from Albright College in 1976, and graduated with honors from Suffolk University Law School in 1986. Prior to entering the practice of law in 1987, between 1980 and 1987, Mr. Martin served in the United States Air Force as a contracting specialist and contracting officer. Mr. Martin attained the rank of Captain. While in the Air Force Mr. Martin held a top secret security clearance and was responsible for the acquisition of highly sophisticated information technology and electronic systems on behalf of Department of Defense and Civilian agencies of the Federal Government.

         Mr. Sailor H. Mohler has over 20 years of research, development, testing, and engineering experience in a wide variety of areas related to advanced electronics systems. Mr. Mohler is the inventor on several patents related to blood pressure detection via spectral analysis of heart sounds, the Coronary Sonospectrographic Analyzer, and several non-medical patents related to polarized light, a Fabry-Perot Interferometer, and other classified patents developed for the U. S. Navy. Mr. Mohler has served as a Senior Scientist in the Electronic Warfare Department at SWL, Inc. and as a Senior Physicist in the Nuclear Weapons Security division at Vitro Labs, Inc. He also held the position of Senior Engineer/Scientist in the Submarine Sonar Systems division of Tracor, Inc. Mr. Mohler is the originator of numerous electronic devices and systems for a wide range of applications including spectral analysis for doppler weather radars, spectral analysis of the plasma sheath for ballistic missile warhead discrimination, a finite state space integration concept for shipboard sensors/weapons, and methods for remote sensing of the "Greenhouse Effect". Mr. Mohler has a Bachelor's degree in Physics and Math (1971), from the Virginia Polytecnic Institute, and has undergone one year of Doctoral Studies in Biomedical Engineering from the University of Virginia. Mr. Mohler has published numerous reports and articles for the U.S. Department of Defense and is a former Assistant Airborne CIC Officer in the U.S. Navy. For his classified work on behalf of the U.S. Navy, Mr. Mohler held a top secret security clearance.

         Mr. Phillip Chung is an attorney and principal of the law firm of Chung Press P.C., located in McLean, VA. Mr. Chung's legal practice focuses on commercial law and commercial litigation. Mr. Chung is a member of the Board of Directors of the George Washington University Law Alumni Association and a director and founding member of the Asian American Bar Association. Mr. Chung served as a member of the Diversity Task Force of the White House Conference on Small Business. Mr. Chung received his undergraduate degree from the University of Virginia, and his law degree from The George Washington University National Law Center. Mr. Chung is admitted to practice in the Commonwealth of Virginia as well as numerous federal courts.

         There are no family relationships between any of Delta's executive officers and/or directors.

Ownership of Delta's Common Stock

         The following table sets forth information concerning the holdings of Delta's common stock (i) by each person who, as of the close of business on June 1, 2001, holds of record or is known by Delta to hold beneficially or of record, more than 5% of Delta's common stock, and (ii) by each director, and by all directors and executive officers as a group who hold common stock. All shares are owned beneficially and of record.

                                                SHARES OWNED
                                                BENEFICIALLY        PERCENT OF
NAME                                            AND OF RECORD        CLASS(1)

Kelcon, Inc.                                      450,000              80.8%
1730 Rhode Island Avenue
Suite 812
Washington, DC 20036

Kenneth A. Martin (2)                             450,000              80.8%
1730 Rhode Island Avenue
Suite 812
Washington, DC 20036

All officers and directors
as a group (3 persons)                            450,000              80.8%

(1) Based on 557,000 shares issued and outstanding as at the close of business on June 1, 2001. Beneficial ownership as reported in the table has been determined in accordance with applicable federal regulations and includes (a) shares of Delta's common stock as to which a person possess sole or shared voting and/or investment power and (b) shares of Delta's common stock which may be acquired within sixty days upon the exercise of outstanding stock options and warrants.

(2) Includes 45O,000 shares owned of record by Kelcon, Inc., a Delaware corporation, of which Mr. Martin is the sole shareholder.


Employees

         Delta has no full time employees. Delta's president and secretary have agreed, until completion of the Transaction, to allocate a portion of their time to Delta's activities, without compensation.

Properties

         Delta has no properties and at this time no agreements to acquire any properties. Delta now operates from the offices of Martin & Adams, PLLC, 1730 Rhode Island Avenue, N.W., Washington, D.C. 20036. Mr. Kenneth A. Martin, the President and CEO of Delta, is a principal of Martin & Adams, PLLC. The space is provided to Delta on a rent free basis until completion of the Transaction. Delta believes that this space will meet its needs until completion of the transaction.



Legal Proceedings

         Delta is not involved in any legal proceedings and, to the knowledge of its management, no such proceedings are threatened.

Market for Delta's Common Stock

         Delta's common stock has been quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, since approximately February 1, 2001. The common stock is listed under the symbol "DLTM".

         The last reported bid and ask prices of Delta's common stock by the OTC Bulletin Board were $.65 and $1.10, respectively, on June 26, 2001. For the quarter ended March 31, 2001, the high and low sale prices for Delta's common stock were $.468 and $.25, respectively. For the period April 1, 2001, through June 26, 2001, such high and low sale prices were $1.01 and $2.95, respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

         As of August ___, 2001, there were __ record holders of Delta's common stock.

         During the last two fiscal years, no cash dividends have been declared on Delta's common stock and management does not anticipate that dividends will be paid in the foreseeable future.


Prior Acquisition Experience

         None of Delta's officers and/or directors have had any direct experience in identifying emerging companies for investment and/or business combinations.


Conflicts of Interest

         Kenneth A. Martin, Delta's President and CEO, and the sole stockholder of Kelcon, Inc., which owns over 80% of the outstanding common stock of Delta, is a principal of Martin & Adams, PLLC, a Washington, D.C. law firm. This law firm commenced representation of Enterprises in 2000 and has represented Enterprises on numerous matters since the initial engagement, including representation of Enterprises in the proceeding initiated by the SEC against Enterprises, Mr. Solomon and other defendants as described under the Enterprises' description of business in this Proxy Statement-Prospectus. Mr. Martin has represented Mr. John A. Solomon, the President and CEO of Enterprises personally, as well as companies with which Mr. Solomon has been involved, for over ten years. See "Business of Delta--Change in Control".

         Delta does not have any standing audit, nominating, or compensation committees of the board of directors.


Executive Compensation

         None of Delta's officers or directors received any compensation for services from Delta's date of inception (November 17, 1999) to December 31, 2000. Current management has agreed to act without compensation until operations have commenced following completion of the Transaction. In the Transaction, Delta will assume certain employment agreements for an executive and other employees of Enterprises. See "DESCRIPTION OF THE AGREEMENT".


Summary Compensation Table

         The following table sets forth information for James E. Platek, Delta's former Chief Executive Officer, during the fiscal year ended December 31, 2000.




                                                  LONG TERM COMPENSATION
                                               -----------------------------
           ANNUAL COMPENSATION                  AWARDS           PAYOUTS
           ----------------------------------- ----------------- -----------
                                    OTHER   RESTRICTED  SECURITIES
                                    ANNUAL    STOCK     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL               COMPENSATION  AWARD(S) OPTIONS/ LTIP   COMPENSATION
POSITION    YEAR SALARY($) BONUS($)   ($)      ($)      SARS($)  PAYOUTS($)   ($)
------------------------------------------------------------------------------------
James E.    2000    -0-     -0-       -0-      -0-        -0-      -0-       -0-
Platek,     1999(1) -0-     -0-       -0-      -0-        -0-      -0-       -0-
President
& CEO(1)
------------------------------------------------------------------------------------

(1)      From inception (November 17, 1999) to December 31, 1999.


Compensation Plans

         Delta has not adopted any deferred compensation, pension, profit sharing, stock option or welfare benefit plan or programs for the benefit of its officers or future employees.

Employment Agreements

         Delta does not have any employment contracts with any of its officers or directors. Such persons are employed by Delta on an at will basis, and the terms and conditions of employment are subject to change.

Directors' Compensation

         Delta does not compensate directors in their capacity as such nor does Delta compensate its directors for attendance at meetings. Delta does reimburse its officers and directors for reasonable expenses incurred during the course of their performance.


Certain Relationships and Related Transactions

         During the period ended December 31, 1999, James E. Platek, at that time an officer, director and principal stockholder of Delta, advanced Delta $4,950. The loan accrued interest at the rate of 10% per annum, was unsecured and was repaid by Delta with interest in April, 2001.

         During the period ended December 31, 2000, James E. Platek purchased 300,000 shares of common stock from Delta at a price of $0.0001 per share for an aggregate of $30.00, and Bonnie J. Cunningham purchased 150,000 shares of common stock from Delta at a price of $0.0001 per share for an aggregate of $15.00.

         James E. Platek and Bonnie J. Cunningham may be deemed to be "promoters" or "founders" of Delta within the meaning of the rules and regulations promulgated under the Securities Act.

        DELTA'S PLAN OF OPERATION FOLLOWING COMPLETION OF THE TRANSACTION

     Delta's operations to date have been insignificant. Delta never raised any substantial amount of capital to enable it to commence pursuing its original business plan. It therefore changed its plan from an internet-related business operation to the acquisition of another technology business. See "Business of Delta". Therefore, this discussion will focus on the history and planned development of the business of Enterprises that will be acquired in the Transaction.

            In its acquisition of Enterprises, Delta will be acquiring substantially all of the assets of a company that has had no revenues from the beginning of its development stage through March 31, 2001. Enterprises has incurred significant operating losses in each of these fiscal years. Under these conditions, Enterprises' cash reserves of $1.2 million at March 31, 2001 may only be sufficient to sustain Enterprises through 6 to 8 months, unless additional funds are raised. Enterprises anticipates the need for up to $7 to $10 million in additional capital in 2001 and 2002 to permit it to develop and market its proposed products discussed under "Business of Enterprises" and is actively engaged in pursuing possible sources. Enterprises plans to commence marketing its products in 2001; however, it is expected that additional capital will be required in 2001, as well as 2002, until revenues from product sales are adequate to cover administrative, operational and product development costs. There is, of course, no assurance that the revenue stream, if any, from the sale of these products will be sufficient at any time in the future to result in profitable or continuing operations for Delta following completion of the Transaction.

         In the period ended March 31, 2001 as well as the year 2000, Enterprises' research and development activities were directed at completing development of its first products as delineated under "Business of Enterprises". Research and development expenses in the quarter ended March 31, 2001 amounted $66,425 and $489,822 for the full year 2000.


       For Enterprises, overall expenses increased $230,305 in the first quarter ended March 31, 2001, or 52%, from the $441,363 experienced in the same period for 2000. Professional fees, consultants and directors fees of $280,040 in the first quarter 2001 were $128,189 more than the $151,851 incurred in the first quarter of 2000. The significant increase is primarily due to increased legal fees of $177,298 in first quarter 2001 compared to $ 25,114 for the first quarter 2000, associated with Enterprises' defense of itself and its president in the legal proceedings as described under "Business of Enterprises--Litigation". Travel and promotion of $87,159 in the first quarter 2001 was $17,284 more than the $69,875 incurred in the same period of 2000, reflecting more travel for discussions with potential business partners. Compensation of $171,091 in the first quarter 2001 was up from $0 for the same period in 2000, reflecting the hiring of full-time management at competitive market salaries and benefits. Interest expense in the first quarter was $9,698.

            Following completion of the Transaction, Delta does not plan any significant capital expenditures for infrastructure or equipment, but plans to add 16 engineers, 6 marketing and 4 administrative personnel in the period 2001 to 2002, subject to availability of financing.

            In 2000, Enterprises' research and development activities were directed at completing development of its first products as delineated in the "Business of Enterprises"; Delta expects that in 2001 and 2002, such activities will be concentrated on developing the other planned products discussed under "Description of Business".

            For Enterprises, in the year ended December 31, 2000, overall expenses increased $3,132,393, or 208%, from the $1,509,366 experienced in 1999. Professional fees, consultants and directors fees of $2,343,484 in 2000 were $1,949,914 more than the $393,570 incurred in 1999. The significant increase is primarily due to increased legal fees of $544,912 associated with Enterprises' defense of itself and its president in the legal proceedings more fully described under Item 3, and $1,378,111 in consulting fees for associated business development activities and preliminary marketing efforts. Research and development (R&D) expenses in 2000 allocable primarily to development of Enterprises' planned products for 2001 were $489,822 compared with none in the prior year. Travel and promotion of $345,133 in 2000 was $257,464 more than the $87,669 incurred in 1999, reflecting substantially more travel for discussions with potential business partners. Compensation of $770,779 in the year 2000 was up $648,424 over the $122,355 in 1999, reflecting the hiring of full-time management at competitive market salaries and benefits. Interest expense in 2000 of $408,454 included $403,210 on convertible notes and $5,243 on demand loans. Of this total, $5,243 was paid in cash with the balance together with the principal amounts of the convertible notes and demand loans was converted into shares of the Delta's common stock.

                       HISTORICAL FINANCIAL DATA OF DELTA


         The following historical financial data for Delta should be read in conjunction with the consolidated financial statements of Delta including the related footnotes and "Management's Discussion and Analysis or Plan of Operation" contained in Delta's Form 10-KSB for the year ended December 31, 2000, and its Form 10-QSB for the quarter ended March 31, 2001.

      The information as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 is derived from unaudited financial statements. The unaudited financial statements and related notes have been prepared in accordance with the rules and regulations of the SEC and on substantially the same basis as the annual financial statements. In the opinion of Delta's management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented.

                               DELTA MUTUAL, INC.

                                      INDEX

Financial Statements

                                                                            Page


   Independent Auditors' Report                                             F-3

   Balance Sheets as of March 31, 2001
    (unaudited) and December 31, 2000
    and 1999 (audited)                                                      F-4

   Statement of Operations for the Three Months Ended March 31, 2001 and
    2000 (unaudited), the years ended December 31, 2000 and 1999 (audited)
    and the Period November 17, 1999 (Date of Formation) through            F-5
     March 31, 2001 (unaudited)

   Statement of Stockholders' Deficiency for the Three Months Ended March
    31, 2001 (unaudited), the years ended December 31, 2000 and 1999        F-6
    (audited)

   Statements of Cash Flows for the Three Months Ended March 31, 2001 and
    2000 (unaudited) , the years ended December 31, 2000 and 1999 (audited)
    and the Period November 17, 1999 (Date of Formation) through            F-7
    March 31, 2001 (unaudited)

   Notes to Financial Statements (unaudited)                                F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Delta Mutual, Inc.

We have audited the accompanying balance sheet of Delta Mutual, Inc. (a development stage company) (the "Company") as of December 31, 2000, and the related statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2000 and for the period November 17, 1999 (Date of Formation) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Delta Mutual, Inc. as of December 31, 1999 were audited by other auditors whose report dated February 22, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Delta Mutual Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period November 17, 1999 (Date of Formation) through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise. The Company is pursuing other business opportunities as it has been unable to implement its mortgage business. As more fully explained in Note 1 of the financial statements, the Company needs to obtain additional financing to fulfill its developmental activities and achieve a level of sales adequate to support its cost structure. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.




WIENER, GOODMAN & COMPANY, P.C.
Certified Public Accountants
Eatontown, New Jersey

February 25, 2001

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET

                                     ASSETS

                                                                December 31,
                                                 March 31,   --------------------
                                                   2001        2000        1999
                                                 --------    --------    --------
                                               (Unaudited)
Current Assets:
    Cash                                         $    285    $    421    $  5,383
                                                 --------    --------    --------

         TOTAL ASSETS                            $    285    $    421    $  5,383
                                                 ========    ========    ========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
    Accounts payable and
     accrued expenses                            $ 31,037    $ 23,538    $  2,714
    Loan from stockholder                              --       4,950       4,950
                                                 --------    --------    --------
       Total Liabilities                           31,037      28,488       7,664
                                                 --------    --------    --------

Stockholders' Deficiency:
    Common stock $0.0001 par value
      authorized 20,000,000 shares;
      557,000, 557,000 and 485,000
      shares issued and outstanding                    56          56          49
    Additional paid-in-capital                     20,688      10,694       3,501
    Deficit accumulated during
      the development stage                       (51,496)    (38,817)     (5,831)
                                                 --------    --------    --------
       Total Stockholders' Deficiency             (30,752)    (28,067)     (2,281)
                                                 --------    --------    --------

         TOTAL LIABILITIES AND
           STOCKHOLDERS' DEFICIENCY              $    285    $    421    $  5,383
                                                 ========    ========    ========

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS

                                                                                  Period from
                                                                                November 17, 1999
                         Three Months Ended March 31, Years Ended December 31, (Date of Formation)
                         ---------------------------  -----------------------        through
                               2001         2000          2000        1999        March 31, 2001
                             ---------    ---------    ---------    ---------     --------------
                                  (Unaudited)
Costs and Expenses
   General and admin-
     istrative expenses      $  12,679    $  10,037    $  32,986    $   5,831       $  51,496
                             ---------    ---------    ---------    ---------       ---------

   Net (loss)                $ (12,679)   $ (10,037)   $ (32,986)   $  (5,831)      $ (51,496)
                             ---------    ---------    ---------    ---------       ---------

   (Loss) per common share
     basic and diluted       $   (0.02)   $   (0.02)   $   (0.06)   $   (0.01)
                             =========    =========    =========    =========

   Weighted average number
     of common shares out-
     standing-basic
     and diluted               557,000      485,400      543,433      485,000
                             =========    =========    =========    =========

                                DELTA MUTUAL, INC
                          (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT of STOCKHOLDERS' DEFICIENCY

                                                                                             Deficit
                                        Number of                                          Accumulated
                                         Common            Common            Paid in   During Development
                                         Shares             Stock            Capital           Stage            Total
                                     --------------    --------------    --------------   --------------    --------------
Balance at formation
    (November 17, 1999                         --      $         --      $         --     $         --      $         --
Sale of common stock
    (at $0.0001 - $0.10 per share)          485,000                49             3,501                              3,550
Deficit for the period from
    November 17, 1999
    (Date of formation) through
    December 31, 1999                          --                --                --             (5,831)           (5,831)
                                     --------------    --------------    --------------   --------------    --------------

Balance, December 31, 1999                  485,000                49             3,501           (5,831)           (2,281)

Sale of common stock
    (at $0.10 per share)                     72,000                 7             7,193                              7,200

Net (loss)                                                                                       (32,986)          (32,986)
                                     --------------    --------------    --------------   --------------    --------------

Balance, December 31, 2000                  557,000                56            10,694          (38,817)          (28,067)

Conversion of debt to
    paid-in-capital                                                               9,994                              9,994

Net (loss)                                                                                       (12,679)          (12,679)
                                     --------------    --------------    --------------   --------------    --------------

Balance, March 31, 2001
    (Unaudited)                             557,000    $           56    $       20,688   $      (51,496)   $      (30,752)
                                     ==============    ==============    ==============   ==============    ==============

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS


                                            Three Months Ended                     Years Ended              November 17, 1999
                                                 March 31,                         December 31,            (Date of Formation)
                                      --------------------------------    --------------------------------       through
                                           2001              2000              2000              1999         March 31, 2001
                                      --------------    --------------    --------------    --------------    --------------
                                                (Unaudited)
Cash flows from operating
    activities:

    Net loss                          $      (12,679)   $      (10,037)   $      (32,986)   $       (5,831)   $      (51,496)
    Changes in operating assets
    and liabilities:                           7,543             3,234            20,824             2,714            31,037
                                      --------------    --------------    --------------    --------------    --------------
Net cash (used in)
    operating activities                      (5,136)           (6,803)          (12,162)           (3,117)   $      (20,459)
                                      --------------    --------------    --------------    --------------    --------------

Cash flows from financing
    activities:
    Proceeds from sale
     of common stock                            --               3,750             7,200             3,550            10,750
    Proceeds from officer                      5,000             4,950              --               4,950             9,994
                                      --------------    --------------    --------------    --------------    --------------
    Net cash provided by
      financing activities                     5,000             8,700             7,200             8,500            20,744
                                      --------------    --------------    --------------    --------------    --------------

    Net increase
     (decrease) in cash                         (136)            1,897            (4,962)            5,383               285
    Cash - Beginning of year                     421              --               5,383              --                --
                                      --------------    --------------    --------------    --------------    --------------
    Cash - Ending of year             $          285    $        1,897    $          421    $        5,383    $          285
                                      ==============    ==============    ==============    ==============    ==============


    Non-cash financing
     activities:
     Conversion of debt
      to paid-in-capital              $        9,994    $         --      $         --      $         --      $        9,994
                                      ==============    ==============    ==============    ==============    ==============

    Supplementary information:
      Cash paid during year for:
         Interest                     $         --      $         --      $         --      $         --
                                      ==============    ==============    ==============    ==============
         Income taxes                 $         --      $         --      $          285    $         --
                                      ==============    ==============    ==============    ==============

    Changes in operating assets and
      liabilities consists of:
      Increase in accounts payable
         and accrued expenses         $        7,455    $        3,234    $       20,824    $        2,714
                                      ==============    ==============    ==============    ==============

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
             (Information for March 31, 2001 and 2000 is unaudited)

         1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Organization

             We were incorporated under the name Delta Mutual, Inc. on November 17, 1999 in the State of Delaware. From inception through December 31, 2000 the Company has not yet commenced operations and no revenue has been derived. Accordingly, the Company is considered a development stage enterprise. We are a development stage company that intended to provide mortgage services through the Internet to the "sub-prime" market. The sub-prime market consists of borrowers having substandard credit. We intended to offer varied levels of mortgage and lending services by capitalizing on the popularity of the Internet based financial services companies. We believed both consumers and investors would be interested in our business plan and the services we intended to offer. We secured the domain name rights to the name deltamutual.com.

            While we continue to explore the feasibility of implementing our original business plan, given our lack of success at securing sufficient financing to develop an Internet based mortgage business, we believe it is in the best interests of Delta and its shareholders to consider other business opportunities. Additionally, we believe it may be necessary to acquire another business to prevent having to cease operations. As of the date of this report, we are focusing our efforts on identifying such a business. We have engaged in preliminary discussions with parties about acquiring another business, or being acquired by another business, but as of the date of this report, we have not entered into any agreements relating to any such acquisitions.

            We do not intend to restrict our search to any specific business, industry, or geographical location and we may participate in a business venture of any kind or nature. We may seek business opportunities with entities that have recently commenced operations, or that wish to utilize the public marketplace in order to raise additional capital to expand into new products or markets, to develop a new product or service, or for other corporate purposes. We may acquire assets and establish wholly-owned subsidiaries in various businesses or acquire existing businesses as subsidiaries. Therefore, we have virtually unlimited discretion to search for and enter into negotiations with potential business opportunities. It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we offer.

NATURE OF BUSINESS AND LIQUIDITY

            The Company's financial statements for the year ended December 31, 2000 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company's continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and the commencement of its planned principal operations.

            The Company's business is subject to most of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the

Company must be considered in light of the expenses, difficulties, delays and unanticipated challenges encountered in connection with the formation of a new business, raising operating and development capital, and the marketing of a new product.

            The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations. If fundraising activities are not successfully completed, the Company may not be able to meet its obligations as they become due and, accordingly, may not be able to continue its business operations as presently anticipated.

            Management is actively seeking additional capital to ensure the continuation of its development activities. However, there is no assurance that additional capital will be obtained. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.

USE OF ESTIMATES

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

LOSS PER COMMON SHARE

            Basic and diluted loss per common share are computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings
(loss) by the weighted average number of common shares and potential common shares outstanding during the year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

            For financial instruments including cash, accounts payable and accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

INCOME TAXES

            At December 31, 2000 the Company has a net operating loss ("NOL") carryforward of approximately $38,900 for financial reporting purposes and zero for tax purposes. The difference between financial reporting and tax purposes results from temporary differences caused by capitalization of start-up expenditures for tax purposes as required by Internal Revenue Code Section 195. The Company has not reflected any benefit of such net operating loss carryforward in the accompanying financial statements in accordance with Financial Accounting Standards Board Statement No. 109 as the realization of this deferred tax benefit is not more than likely.

NEW FINANCIAL ACCOUNTING STANDARDS

                  In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 during the fourth quarter ended December 31, 2000. Such adoption has not resulted in a material impact on the Company's consolidated results of operations, financial position or cash flows.

         In March, 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB 25. FIN No. 44 clarifies
(i) the definition of employees for purposes of applying APB Opinion No. 25,
(ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 was effective July 1, 2000. This standard has not had a significant impact on the Company's results of operations, financial position or cash flows.


UNAUDITED QUARTERLY FINANCIAL INFORMATION

            In the opinion of management, the Company's unaudited financial statements contain all adjustments (consisting of normal and recurring adjustments), necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods.


2. - COMMON STOCK

            The Company has a single class of Common Stock with a par value of $0.0001 per share. There are 20 million shares authorized, and at March 31, 2001, December 31, 2000 and 1999, respectively,557,000, 557,000 and 485,000 shares were issued and outstanding. The president of the Company purchased 300,000 shares in November of 1999.

            Such shares were issued without registration in reliance on an exemption in federal securities laws that permit issuance of stock up to $1 million without registration of the securities.

3. - RELATED PARTY TRANSACTIONS

            In connection with the initial capitalization of the Company, its principal stockholder loaned the Company $4,950. An additional $5,000 was loaned by the officer/shareholder during the first quarter ended March 31, 2001. Interest is accrued at 10%. The loan and accrued interest were converted into additional paid-in-capital as of March 31, 2001. The loan payable to the officer/stockholder at March 31, 2001, December 31, 2000 and 1999 was $-0-, $4,950 and $4,950, respectively. For the period ended March 31, 2001, December 31, 2000 and 1999, interest of $-0-, $30 and $14, respectively, has been accrued on this loan.

            As described in Note 2, the president of the Company purchased 300,000 shares in November of 1999.

4.     SUBSEQUENT EVENT

         On April 20, 2001, Kelcon, Inc., a Delaware corporation purchased 450,000 shares of common stock, $.0001 par value from the officers of Delta Mutual Inc, effectively changing the ownership of the Company.

                   Delta's Historical Quarterly Financial Data


                                                         For The Three Months Ended
                                    March 31,      December 31,  September 30,   June 30,       March 31,
                                           2001           2000           2000           2000          2000
                                    -----------    -----------    -----------    -----------    -----------
Revenue                             $        --    $        --    $        --    $        --    $        --

(Loss) before extraordinary items   $   (12,679)        (3,297)       (17,263)        (2,389)   $   (10,037)

Net (Loss)                          $   (12,679)        (3,297)       (17,263)        (2,389)   $   (10,037)

(Loss) per common share             $     (0.02)   $     (0.01)   $     (0.03)   $     (0.00)   $     (0.02)



                                       From November 17, 1999
                                  (Inception) to December 31, 1999
                                  --------------------------------

Revenue                                       $      --

(Loss) before extraordinary items                (5,831)

Net (Loss)                                       (5,831)

(Loss) per common share                       $   (0.01)

                    HISTORICAL FINANCIAL DATA OF ENTERPRISES


          The following financial data for Enterprises should be read in conjunction with the financial statements of Enterprises including the related footnotes and "Plan of Operation" contained in Enterprises' Form 10-KSB for year ended December 31, 2000 and Form 10-QSB for the quarter ended March 31, 2001.

          The information as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 is derived from unaudited financial statements. The unaudited financial statements and related notes have been prepared in accordance with the rules and regulations of the SEC and on substantially the same basis as the annual financial statements. In the opinion of Enterprises' management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented.

                 ENTERPRISES SOLUTIONS, INC.
               ( A DEVELOPMENT STAGE COMPANY )
                        BALANCE SHEETS
                   MARCH 31, 2001 AND 2000
                         (UNAUDITED)


                            ASSETS
                                                        2001            2000
                                                   ------------    ------------
   Cash and equivalents                            $  1,672,906    $      9,287
   Interest receivable                                   17,495              --
   Loans receivable-CODIS                               150,000          50,000
                                                   ------------    ------------
Total Current Assets                                  1,840,401          59,287
                                                   ------------    ------------
    Office equipment and furniture, net of
          Accumulated depreciation of $26,848            80,569              --
    Officers loans                                      757,500              --
                                                   ------------    ------------
Total Assets                                       $  2,678,470    $     59,287
                                                   ============    ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

   Accounts payable and accrued expenses           $     57,500    $    246,538
   Commissions payable                                  125,000              --
   Convertible loans payable                            249,000              --
   Demand loans                                              --         714,823

Total Current Liabilities                               431,500         961,361
                                                   ------------    ------------

Shareholders' Equity:
   Common Stock $.001 Par                                 8,264           4,310
   Additional paid-in-capital                        10,622,046       2,786,794
   Retained (Deficit)                                (1,633,509)     (1,633,509)
   (Deficit) accumulated during the
        Development stage                            (6,749,831)     (2,059,669)
                                                   ------------    ------------
Total Shareholders' Equity                            2,246,970        (902,074)
                                                   ------------    ------------
Total Liabilities & Shareholders' Equity           $  2,678,470    $     59,287
                                                   ============    ============

                           ENTERPRISES SOLUTIONS, INC
                         ( A DEVELOPMENT STAGE COMPANY )
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                            For The Three                      Years Ended       For the Period From
                                                             Months Ended                                           January 1, 1998
                                                               March 31,                       December 31,               To
                                                          2001            2000            2000            1999      March 31, 2001
                                                      ------------    ------------    ------------    ------------    ------------
Revenue                                               $         --    $         --    $         --    $         --    $         --
                                                      ------------    ------------    ------------    ------------    ------------
Costs and Expenses:

   Bad debt expense                                             --              --          25,000         727,617         752,617

   Compensation                                            171,091              --         770,779         122,355       1,064,225
   Professional, consultants and directors fees            267,361         141,814       2,310,498         387,739       2,982,419
   Rent                                                      5,124          10,362          29,991          46,664          81,779
   Insurance                                                16,080           4,448          36,193          31,144          83,417
   Telephone                                                 7,162          13,845          54,742          10,374          72,278
   Office expenses                                          27,098          48,889          53,814          30,450         116,386

   Relocation expenses                                          --              --              --          48,474          48,474
   Stock transfer and related expenses                       1,363           1,024          66,450          11,049          82,584

   Abandonment of licensing agreement                           --              --              --              --         100,000
   Travel expenses                                          87,159          69,875         345,133          87,669         519,961

   Research and development                                 66,425         141,069         489,822              --         556,247

   Interest                                                  9,698              --         408,454              --         418,152

   Depreciation                                                428              --          17,897              --          18,325
                                                      ------------    ------------    ------------    ------------    ------------
Total Costs and Expenses                                   658,989         431,326       4,608,773       1,503,535       6,896,864

Operating (Loss)                                          (658,989)       (431,326)     (4,608,773)     (1,503,535)     (6,896,864)
                                                      ------------    ------------    ------------    ------------    ------------
   Interest income                                          31,696             430         115,009              --         147,033
                                                      ------------    ------------    ------------    ------------    ------------
Net (Loss)                                            $   (627,293)   $   (430,896)   $ (4,493,764)   $ (1,503,535)   $ (6,749,831)
                                                      ============    ============    ============    ============    ============

Net (Loss) per common shares                          $      (0.08)   $      (0.09)   $      (1.04)   $      (0.40)            N/A
                                                      ============    ============    ============    ============    ============

Weighted average common shares                           7,841,160       4,787,730       4,324,022       3,714,010             N/A
                                                      ============    ============    ============    ============    ============

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                     For The Three                       Years Ended
                                                  Months Ended March 31,                 December 31,         For The Period From
                                             ------------------------------    ------------------------------  January 1, 1998 To
                                                 2001              2000            2000              1999       March 31, 2001
                                             -------------    -------------    -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss)                                   $    (627,293)   $    (430,896)   $  (4,493,764)   $  (1,503,535)   $  (6,749,831)
Adjustments to reconcile net (loss) to net
cash (used) by operating activities

   Bad debts                                            --               --           25,000          739,422          764,422

  Depreciation                                       8,951               --           17,897               --           26,848

  Accrued interest income                           (5,265)              --          (12,230)              --          (17,495)

   Stock issued for services                            --               --        1,495,249               --        1,495,249

  Interest expense                                      --               --          402,606               --          402,606

  Employee advance charged to operations            25,000               --                `                `               --
  (Decrease) increase in:

     Accounts payable and accrued expenses          21,896               29         (210,906)         246,510           57,320

     Commissions payable                          (375,000)              --          500,000               --          125,000
                                             -------------    -------------    -------------    -------------    -------------


NET CASH (USED) BY OPERATING ACTIVITIES           (951,711)        (430,867)      (2,276,148)        (517,603)      (3,895,881)
                                             -------------    -------------    -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase office equipment and furniture               --               --         (107,418)              --         (107,418)

  Loans receivable - CODIS                              --          (50,000)         (25,000)              --

  Officers' loans                                       --               --         (757,500)        (614,242)      (1,371,742)

  Loans and advances                                    --               --         (150,000)              --         (275,000)
                                             -------------    -------------    -------------    -------------    -------------


NET CASH (USED) BY INVESTING ACTIVITIES                 --          (50,000)      (1,039,918)        (614,242)      (1,754,160)
                                             -------------    -------------    -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Demand loan proceeds                                  --          458,573          323,225          349,250          683,975

  Demand loan repayments                                --               --         (225,800)              --         (225,800)
  Proceeds from issuance of shares of
common stock                                       480,927               --               --          802,500        1,529,427
  Proceeds from issuance of shares of
preferred stock                                         --               --               --           48,500          148,500

  Proceeds from convertible notes                  249,000               --        6,057,500               --        6,306,500

  Repay convertible notes                         (145,000)              --         (250,000)         (93,000)        (488,000)

  Subscription receivable                                                                 --           50,000

  Underwriting expenses                                 --               --         (580,750)         (32,618)        (633,133)
                                             -------------    -------------    -------------    -------------    -------------


NET CASH PROVIDED BY FINANCING ACTIVITIES          584,927          458,573        5,324,175        1,124,632        7,321,469
                                             -------------    -------------    -------------    -------------    -------------


Net (decrease) increase in cash                   (366,784)         (22,294)       2,008,109           (7,213)       1,671,428


Cash and equivalents at beginning of year        2,039,690           31,581           31,581           38,794            1,478
                                             -------------    -------------    -------------    -------------    -------------


Cash and equivalents at March 31, 2001       $   1,672,906    $       9,287    $   2,039,690    $      31,581    $   1,672,906
                                             =============    =============    =============    =============    =============

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               For The Years Ended
                           December 31, 2000 And 1999
                               And For The Period
                              From January 1, 1998
                              To December 31, 2000



                                TABLE OF CONTENTS


                                                                        PAGE NO.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT                           F-17

FINANCIAL STATEMENTS

        Balance Sheets                                                     F-18

        Statements of Operations                                           F-19

        Statements of Cash Flows                                           F-20

        Statements of Shareholders' Equity                                 F-21

        Notes to the Financial Statements                                  F-22

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT



To the Shareholders of
Enterprises Solutions, Inc.

We have audited the accompanying balance sheets of Enterprises Solutions, Inc., (A Development Stage Company) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000 and for the period from January 1, 1998 to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enterprises Solutions, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period from January 1, 1998 to December 31, 2000 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Enterprises Solutions, Inc. will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has no revenues of a continuing nature, has suffered recurring losses from operations and depends on outside sources for its working capital. This condition raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                           /s/ Van Buren & Hauke, LLC


New York, NY
March 27, 2001

                                      ENTERPRISES SOLUTIONS, INC.
                                     (A DEVELOPMENT STAGE COMPANY)
                                             BALANCE SHEETS
                                       DECEMBER 31, 2000 AND 1999

                                                                                               December 31,

                                                                                            2000            1999
                                                                                         ------------    ------------
                                     Assets
Current assets
    Cash and equivalents                                                                 $  2,039,690    $     31,581
    Loan receivable                                                                           150,000              --
    Officer advance                                                                            25,000              --
    Interest receivable                                                                        12,230              --
                                                                                         ------------    ------------
         Total current assets                                                               2,226,920          31,581
                                                                                         ------------    ------------
    Office equipment and furniture, net of
          accumulated depreciation of $17,897 in 2000                                          89,521              --
    Officers loans                                                                            757,500              --


Total assets                                                                             $  3,073,941    $     31,581
                                                                                         ============    ============


                      Liabilities and Shareholders' Equity

Current liabilities
     Accounts payable and accrued expenses                                               $     35,604    $    246,510
     Commissions payable                                                                      500,000              --
     Convertible loan payable                                                                 145,000              --
     Demand loans payable                                                                          --         256,250
                                                                                         ------------    ------------
         Total current liabilities                                                            680,604         502,760
                                                                                         ------------    ------------

Commitments and contingencies

Shareholders' equity
     Preferred stock; $0.001 par value; 5,000,000 shares authorized; -0- and 148,500
   shares issued and outstanding at December 31, 2000 and 1999, respectively                       --             148
     Common stock; $0.001 par value; 100,000,000 shares authorized; 8,121,574 and
   4,309,954 shares issued and outstanding at December 31, 2000 and 1999, respectively          8,122           4,310
     Additional paid-in capital                                                            10,141,262       2,786,646
     Retained (deficit)                                                                    (1,633,509)     (1,633,509)
     (Deficit) accumulated during the development stage                                    (6,122,538)     (1,628,774)
                                                                                         ------------    ------------
Total shareholders'  equity                                                                 2,393,337        (471,179)
                                                                                         ------------    ------------

Total liabilities and shareholders' equity                                               $  3,073,941    $     31,581
                                                                                         ============    ============

                                ENTERPRISES SOLUTIONS, INC
                              ( A DEVELOPMENT STAGE COMPANY )
                                  STATEMENTS OF OPERATIONS
                       FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 2000

                                                   Years Ended
                                                   December 31,         For the Period From
                                         ------------------------------  January 1, 1998 To
                                             2000              1999      December 31, 2000
                                         -------------    -------------  -----------------
Revenue                                  $        --      $        --      $        --
                                         -------------    -------------    -------------

Costs and Expenses:

   Bad debt expense                             25,000          727,617          752,617

   Compensation                                770,779          122,355          893,134
   Professional, consultants and
directors fees                               2,310,498          387,739        2,715,058

   Rent                                         29,991           46,664           76,655

   Insurance                                    36,193           31,144           67,337

   Telephone                                    54,742           10,374           65,116

   Office expenses                              53,814           30,450           89,288

   Relocation expenses                            --             48,474           48,474

   Stock transfer and related expenses          66,450           11,049           81,221

   Abandonment of licensing agreement             --               --            100,000

   Travel and promotion                        345,133           87,669          432,802

   Research and development                    489,822             --            489,822

   Interest                                    408,454             --            408,454

   Depreciation                                 17,897             --             17,897
                                         -------------    -------------    -------------


Total Costs and Expenses                     4,608,773        1,503,535        6,237,875



Operating (Loss)                            (4,608,773)      (1,503,535)      (6,237,875)

   Interest income                             115,009             --            115,337
                                         -------------    -------------    -------------

Net (Loss)                               $  (4,493,764)   $  (1,503,535)   $  (6,122,538)
                                         =============    =============    =============


Net (Loss) per common shares             $       (1.04)   $       (0.40)             N/A
                                         =============    =============    =============


Weighted average common shares               4,324,022        3,714,010              N/A
                                         =============    =============    =============

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 2000

                                                                                          Years Ended
                                                                                          December 31,         For the Period From
                                                                                 ------------------------------ January 1, 1998 To
                                                                                      2000             1999      December 31, 2000
                                                                                 -------------    -------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                                       $  (4,493,764)   $  (1,503,535)   $  (6,122,538)
Adjustments to reconcile net (loss) to net cash (used) by operating activities
   Bad debts                                                                            25,000          739,422          764,422
    Depreciation                                                                        17,897             --             17,897
    Accrued interest income                                                            (12,230)            --            (12,230)
   Stock issued for services                                                         1,495,249             --          1,495,249
    Interest expense                                                                   402,606             --            402,606
    (Decrease) increase in:                                                               --
       Accounts payable and accrued expenses                                          (210,906)         246,510           35,424
       Commissions payable                                                             500,000             --            500,000
                                                                                 -------------    -------------  -----------------

NET CASH (USED) BY OPERATING ACTIVITIES                                             (2,276,148)        (517,603)      (2,919,170)
                                                                                 -------------    -------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase office equipment and furniture                                           (107,418)            --           (107,418)
    Officers' loans                                                                   (757,500)        (614,242)      (1,371,742)
    Loans and advances                                                                (150,000)            --           (275,000)
    Officer advance                                                                    (25,000)            --            (25,000)
                                                                                 -------------    -------------  -----------------

NET CASH (USED) BY INVESTING ACTIVITIES                                             (1,039,918)        (614,242)      (1,779,160)
                                                                                 -------------    -------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Demand loan proceeds                                                               323,225          349,250          683,975
    Demand loan repayments                                                            (225,800)            --           (225,800)
    Proceeds from issuance of shares of common stock                                      --            802,500        1,048,500
    Proceeds from issuance of shares of preferred stock                                   --             48,500          148,500
    Proceeds from convertible notes                                                  6,057,500             --          6,057,500
    Repay convertible notes                                                           (250,000)         (93,000)        (343,000)
    Subscription receivable                                                               --             50,000             --
    Underwriting expenses                                                             (580,750)         (32,618)        (633,133)
                                                                                 -------------    -------------  -----------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                            5,324,175        1,124,632        6,736,542
                                                                                 -------------    -------------  -----------------

Net increase (decrease) in cash                                                      2,008,109           (7,213)       2,038,212

Cash and equivalents at beginning of year                                               31,581           38,794             1478
                                                                                 -------------    -------------  -----------------

Cash and equivalents at end of year                                              $   2,039,690    $      31,581    $   2,039,690
                                                                                 =============    =============    =============

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           Common Stock                  Preferred Stock           Additional
                                                     --------------------------      --------------------------      Paid-In
                                                       Shares         Amount           Shares         Amount         Capital
                                                     -----------   ------------      ----------    ------------    ------------
Balance, January 1, 1998                                 317,340   $        318              --              --    $    859,772

1998 Activity:

Preferred shares issued                                       --             --         100,000             100          99,900

Common shares issued                                   2,084,000          2,084              --              --         243,916

Common shares issued in stock split                    1,042,000          1,042              --              --          (1,042)

Capitalize shareholder loans and accrued
payables                                                      --             --              --              --         786,397

(Less) underwriting expenses
                                                              --             --              --              --         (19,765)

(Less) subscription receivable
                                                              --             --              --              --         (50,000)

Net (loss)                                                    --             --              --              --              --
                                                     -----------   ------------      ----------    ------------    ------------
Balance, December 31, 1998                             3,443,340   $      3,444         100,000    $        100    $  1,919,178

1999 Activity:

Preferred shares issued                                       --             --          48,500              48          48,452

Common shares issued                                     326,000            326              --              --         802,174

Common shares issued in stock split                       90,603             90              --              --             (90)

Common shares issued in cashless warrant exercise        450,011            450              --              --            (450)

Subscription receivable-paid
                                                              --             --              --              --          50,000

(Less) costs of raising capital
                                                              --             --              --              --         (32,618)

Net (loss)
                                                              --             --              --              --              --
                                                     -----------   ------------      ----------    ------------    ------------
Balance, December 31, 1999                             4,309,954   $      4,310         148,500    $        148    $  2,786,646
                                                     -----------   ------------      ----------    ------------    ------------


Cancel preferred stock
                                                              --             --        (148,500)           (148)            148


Stock issued for services                              1,180,250          1,180              --              --       1,494,069


Debt Conversions                                       2,631,370          2,632              --              --       6,691,149

(Less) costs of raising capital
                                                              --             --              --              --        (830,750)

Net (Loss)
                                                              --             --              --              --              --
                                                     -----------   ------------      ----------    ------------    ------------
Balance, December 31, 2000                             8,121,574   $      8,122              --    $         --    $ 10,141,262
                                                     ===========   ============      ==========    ============    ============


                                                                        Total
                                                     Retained       Shareholders'
                                                     (Deficit)          Equity
                                                   ------------    ------------
Balance, January 1, 1998                            $ (1,633,509)   $   (773,419)

1998 Activity:

Preferred shares issued                                       --              --

Common shares issued                                          --              --


Common shares issued in stock split                           --              --

Capitalize shareholder loans and accrued
payables                                                      --              --

(Less) underwriting expenses                                  --              --

(Less) subscription receivable                                --              --

Net (loss)
                                                        (125,239)       (125,239)
                                                    ------------    ------------

Balance, December 31, 1998                          $ (1,758,748)   $    163,974

1999 Activity:
Preferred shares issued                                       --          48,500


Common shares issued                                          --         802,500


Common shares issued in stock split                           --              --


Common shares issued in cashless warrant exercise             --              --

Subscription receivable-paid                                  --          50,000

(Less) costs of raising capital                               --         (32,618)

Net (loss)
                                                      (1,503,535)     (1,503,535)
                                                    ------------    ------------

Balance, December 31, 1999                          $ (3,262,283)   $   (471,179)
                                                    ------------    ------------

Cancel preferred stock                                        --              --


Stock issued for services                                     --       1,495,249


Debt Conversions                                              --       6,693,781

(Less) costs of raising capital                               --        (830,750)

Net (Loss)                                            (4,493,764)     (4,493,764)
                                                    ------------    ------------

Balance, December 31, 2000                          $ (7,756,047)   $  2,393,337
                                                    ============    ============

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


1.       GENERAL

         Enterprises Solutions, Inc. (ESI) (Company), a Nevada Corporation, plans to provide both government and commercial enterprises with high assurance security technology.

         The Company is in the development stage and currently has no revenue of a continuing nature. It is management's plan to develop and provide high assurance security computer networks and related products and services.

         During 2000, the Company wrote off its investment ($1,191,895) in its wholly-owned subsidiary, which in past years had been fully consolidated with the Company. The accompanying financial statements are those of the Company alone for all years presented. The Company has accounted for the write-off as if it had occurred in the earliest year presented.

         In March 1999, the Company amended its certificate of incorporation to change its name from American Casinos International, Inc. (ACII) to Enterprises Solutions, Inc. (ESI), to alter the authorized number of common shares to 25,000,000 shares, par value $0.001, and to authorize 5,000,000 preferred shares, par value $0.001, with the Board of Directors authorized to determine, among others, the series, etc. In August 2000, the Company amended its certificate of incorporation to increase the authorized number of common shares to 100,000,000, par value $0.001. These changes were made retroactively in these financial statements.

         In June 1999, the Company declared a 50% common stock split which totaled 1,238,383 common shares. This adjustment was reported in these financial statements as if it had occurred in the earliest date presented.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Method of Accounting

         Assets, liabilities, revenues and expenses are recognized on the accrual method of accounting for financial statement presentation and for federal income tax purposes. The Company's year-end is December 31.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents

         The Company considers cash in operating bank accounts, demand deposits and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

         Loan Receivable

         The Company provided a foreign entity with $150,000 in loans at 6% interest, due June 30, 2001. At December 31, 2000, accrued interest is $6,452.

         Officers Loans

         During 2000, the Company advanced $750,000 to its president and $7,500 to its treasurer. The loans bear simple interest at the rate of 7% per year, with interest payable on a monthly basis. The president's loan is repayable no later then May 31, 2010 and the treasurer's no later then October 17, 2002. Accrued interest on the loans through December 31, 2000 is $5,778.

         Office Equipment And Furniture

         Office equipment and furniture is depreciated on the straight-line basis over 36 months. Of the total year 2000 depreciation expense, $8,625 is allocated to the Company's research and development activities and has been included in total year depreciation of $17,897.

         Convertible Notes And Demand Loans

         During 2000, the Company raised $6,380,725 from the issuance of convertible notes ($6,057,500) and demand loans ($323,225).

         In April 2000, the Company received $5,000,000 from a convertible note, bearing interest at 10%. In connection with the financing, the agent received a note in the amount of $250,000 for fees associated with raising capital, which was charged to additional paid-in capital as an incremental cost of raising capital. The total of these notes plus the accrued interest of $389,794 was converted into 2,015,000 shares of the Company's common stock effective December 2000. In connection with this conversion, the Company issued to the convertible note holders warrants to purchase 320,000 shares of the Company's common stock at a purchase price of $1.00 per share on or before December 31, 2003.

         Primarily, in the fourth quarter of 2000, the Company received $1,057,500 from the issuance of 10% promissory notes convertible (note) into common shares of the Company at the rate of approximately $3.37 per share. Through December 31, 2000, $250,000 of notes were repaid and $662,500 of principal together with $12,812 of interest, or $675,812, was converted into 202,042 shares of the Company's common stock. At December 31, 2000 there is one note for $145,000 outstanding, which is due March 12, 2001. The note, including accrued interest, is expected to be converted into shares of the Company's common stock.

         During the year 2000, the Company received $323,225 from demand loans, repaid $225,800 of such loans and converted the balance of $378,673 (including $281,248 of demand loans outstanding at December 31, 1999) into 414,328 common shares of the Company. During 1999, the Company borrowed $349,250, repaying $93,000 in the same period.

         In raising the $6,057,500 from convertible notes, the Company incurred incremental fees/commissions of $830,750, comprised of cash payments of

         $80,750, stock valued at $250,000 and commissions payable of $500,000. These amounts have been charged to additional paid-in capital.

         Research And Development Expenses

         Research and development expenses, consisting primarily of rent ($125,585), salaries, wages and taxes ($341,597), and other costs ($22,640), are incurred to blend currently available technologies into new and novel solutions. Depreciation expense of $8,625 associated with these activities has been included with other depreciation in the 2000 Statements of Operations.

         Income Taxes

         At December 31, 2000, the Company has a current net operating loss, and, therefore a provision for income taxes has not been provided. At December 31, 2000 the Company has net operating loss carry forwards of approximately $8.1 million available to offset future taxable income, which if unused, expire through 2020.

         The Company's loss carry forwards give rise to a deferred tax benefit, which has been fully offset by valuation allowance due to uncertainties as to whether the results of future operations will enable the Company to realize the tax benefits arising from these loss carry forwards.

         Net (Loss) Per Common Share

         Net (loss) per common share has been computed by dividing the net
         (loss) by the weighted average number of common shares outstanding during the period.


3.       GOING CONCERN

         Currently, the Company has no revenues of a continuing nature, has suffered recurring losses from operations and depends on outside sources for its working capital. Management is planning to raise equity to pursue its intended plan of operations. No assurance can be had that the Company will be successful in raising additional funds or that any funding will be sufficient. The Company has limited resources. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


4.       SHAREHOLDERS' EQUITY

         During 2000, the Company issued 1,180,250 shares of its common stock as compensation and for services. The Company's president received 425,000 shares under his employment contract and 50,000 shares for services as a Company director; the Company's treasurer received 24,000 shares under his employment contract and 20,000 shares for services as a director; the Company's former president received 120,000 shares for past services; a director received 20,000 shares for services as a director; the Company's legal counsel received 100,000 shares for legal fees; other consultants received 303,750 shares for services; a finders fee was paid worth 100,000 shares; and, 17,500 shares were issued for other services. All shares were issued at either $1 or $4 per share, which approximates fair value in management's estimation.

         In 1999, the company issued 416,603 common shares (adjusted for the stock split in June 1999), raising $802,500. In connection with certain of these issuances, warrants were issued to purchase 1,225,000 shares of common stock at $2.50 per common share, with and expiration date of September 6, 2000. These warrants provided the investors with a cashless exercise option where a reduced number of common shares could be purchased with no additional cash payment. All of these warrants were exercised, during 1999. In accordance with the cashless exercise option, 811,680 shares of common stock were issued with no additional proceeds being received by the Company.

         At December 31, 1999, the Company had 1,800,000 warrants outstanding to purchase an equal number of the Company's common shares, exercisable at $2.00 per share. These warrants expire July 2003 and as of December 31, 2000 none had been exercised. During 2000, the Company issued 537,000 warrants, exercisable at $1.00 per share (320,000 warrants, to be issued effective December 31, 2000) and $1.67 per share (217,000 warrants), to purchase an equal number of the Company's common stock through December 31, 2003 and September 6, 2001, respectively. At December 31, 2000 none of these warrants had been exercised.

         For financial statement purposes, the Company considers options and common shares to be effectively outstanding from the date of its obligation or intent to issue such options or shares.


5.       STOCK AND OPTION PLANS

         The Company accounts for compensatory stock option plans under APB Opinion No. 25, under which no compensation expense has been recognized, as options have been granted with an exercise price equal to the market value of the Company's stock at the date of grant. The fair value of the options is estimated to equal the market value of the Company's common stock.

         In 2000, the Company's pro forma net (loss) would increase by additional compensation expense of approximately $406,000 or $0.09 per share.

         2000 Restricted Stock Option Plan

         The Company's Board of Directors on August 7, 2000 approved the Company's 2000 Restricted Stock Plan (Plan), which reserves 1,000,000 shares of the Company's common stock for issuance as compensation for services rendered or to be rendered to the Company in accordance with the Plan's provisions. During 2000, the Company issued 926,500 shares under the Plan, leaving 73,500 shares for the future. The Company received no proceeds from the issuances and valued them at approximately $1.00 per share.

         Board of Directors Option Plan

         The Company grants stock options for a fixed number of shares to members of the Board of Directors with an exercise price equal to the fair market value of the shares at the date of grant. The options are to expire two years after the resignation of a Director who has served in that capacity at least one year, unless otherwise modified by an action of a majority of the Board of Directors. At December 31, 1999, there were 47,500 options outstanding, exercisable at per share amounts of $0.667 (22,500 options), $5.67 (15,000 options) and $7.50 (10,000 options). In 2000, the Company issued 125,000 options, exercisable at $6.25 per share. These options are for a term of three years. As of December 31, 2000, none of these options have been exercised.

         Other Option Issuances

         During 2000, the Company's Board of Directors authorized the issuance of 160,000 options to purchase an equal number of the Company's common shares. The Company received no proceeds from the issuances, which expire in approximately 3 years. The options are exercisable from $3.50 to $7.50 per share.

6.       SUPPLEMENTAL CASH FLOW ITEMS

         During the year 2000, the Company paid interest of $5,243.

         During 2000, the Company converted convertible notes of $6,315,106 and demand loans of $378,673 into 2,217,042 shares and 414,328 shares, respectively, of the Company's common stock.

         During 1998, the Company capitalized shareholder loans and accrued payables by increasing additional paid-in capital $786,397.

7.       COMMITMENTS AND CONTINGENCIES

         Leases

         The Company leases facilities and equipment in both Massachusetts and California. The term of these agreements varies from a month-to-month basis to a three-year term. The facilities in Massachusetts are leased on a month-to-month basis, with a monthly rental cost of $1,680. The facilities in California are leased for a 36-month term, expiring in September 2002, with a base monthly rental cost of $5,919. The Company is responsible for annual operating expenses, services and utilities.

         The minimum lease payments under the long-term lease is as follows:

                  Calendar Year                  Amount
                  -------------                  ------
                      2001                      $71,028
                      2002                       53,271




         Legal Proceedings

         The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

         Employment Agreements

         The Company has employment agreements with its 3 employees for periods up to 5 years. In accordance with certain provisions, the Company has agreed to issue to its President sufficient common stock to maintain his interest in the Company at 9% and to pay him a bonus of no less than 7% of net before tax profits of the Company. In the event of a change in control, as defined in the agreements, the Company would be required to make payments equal to the unpaid portion of salaries. Annual salaries payable to the Company's president, treasurer and other employee equal $500,000, $83,500 and $120,000, respectively.

                Enterprises' Historical Quarterly Financial Data

                                                          For The Three Months Ended
                                    -----------------------------------------------------------------------
                                     March 31,     December 31,   September 30,  June 30,      March 31,
                                       2001           2000            2000         2000          2000
                                    ------------   -----------    ------------   -----------   -------------


Revenue                             $       --     $       --     $        --    $       --     $       --

(Loss) before extraordinary items   $  (627,293)    (2,069,673)      (994,139)      (998,626)   $  (431,326)

Net (Loss)                          $  (627,293)    (2,069,673)      (994,139)      (998,626)   $  (431,326)

(Loss) per common share             $     (0.08)   $     (0.48)   $     (0.23)   $     (0.24)   $     (0.09)




                                               For The Three Months Ended
                                   -------------------------------------------------
                                   December 31,   September    June 30,     March 31,
                                     1999         30, 1999      1999          1999
                                   ----------   ----------   ----------    ---------
Revenue                            $      --    $       --   $      --     $     --

(Loss) before extraordinary items    (593,826)    (832,152)     (45,410)   $ (32,147)


Net (Loss)                           (593,826)    (832,152)     (45,410)   $ (32,147)

(Loss) per common share            $    (0.14)  $    (0.24)  $    (0.02)   $   (0.00)


                                   APPENDIX A


                             PLAN OF LIQUIDATION AND
                   DISSOLUTION OF ENTERPRISES SOLUTIONS, INC.

         The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of Enterprises Solutions, Inc. ("Enterprises"), a Nevada corporation, in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the Nevada Private Corporations Act (the "Act").

         1. ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Enterprises by the affirmative vote of the holders of record of a majority of the shares entitled to vote on the voluntary dissolution at a shareholders' meeting called for such purpose (the "Effective Date").

         2. CERTIFICATE APPROVING DISSOLUTION. As soon as possible after the Effective Date, Enterprises shall file with the Secretary of State for the State of Nevada a Certificate Approving Dissolution pursuant to Section 78.580 of the Act, which shall have the effect specified in the Act.

         3. SALE OF ASSETS. As soon as possible after filing the Certificate Approving Dissolution, Enterprises shall consummate the sale of substantially all of Enterprises' assets to Delta Mutual, Inc. in exchange for shares of common stock of Delta Mutual, Inc., on terms satisfactory to Enterprises' board of directors (the "Board").

         4. PAYMENT OF CREDITORS. After approval and adoption of the Plan and the filing of the Certificate Approving Dissolution, the Board shall, as soon as possible, ascertain and pay or make provision for the payment of all obligations of and claims against Enterprises.

         5. DISSOLUTION OF ENTERPRISES. After paying or making provision for the payment of all obligations of and claims against Enterprises, Enterprises shall make one or more pro rata distributions to its shareholders of its remaining assets (the "Liquidating Distribution").

         6. CANCELLATION OF COMMON STOCK. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding common stock of Enterprises. The Board may direct that Enterprises' stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the board, in its absolute discretion, may determine (the "Record Date"). Thereafter, certificates representing common stock shall not be assignable or transferable on the books of Enterprises except by will, intestate succession or operation of law. The shareholders shall surrender their Enterprises stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

         7. MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of Enterprises as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Nevada to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Nevada or be treated as abandoned property in accordance with the laws of the State of Nevada. In no event shall the proceeds of any such distribution revert to or become the property of Enterprises.

         8. POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Enterprises shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of Enterprises and the distribution of its assets to its shareholders in accordance with the Act and
Section 368(a)(1)(C) of the Code.

         9. AMENDMENT. The Plan may be amended by the Board at any time, whether before or after the shareholders' approval of the voluntary dissolution of Enterprises.


         Adopted this ______ day of ______________, 2001, by the Board of Directors of Enterprises.





  ---------------------------------------------
  Secretary

                                   APPENDIX B

                                AGREEMENT OF SALE

         THIS AGREEMENT OF SALE ("Agreement") dated this _____ day of May, 2001, by and between Enterprises Solutions, Inc., a Nevada corporation ("Seller"), with an office located at 140 Wood Road, Suite 200, Braintree, MA 02184, and Delta Mutual, Inc., a Delaware corporation ("Buyer"), with an office located at 1730 Rhode Island Ave., N.W., Suite 812, Washington, D.C. 20036.

                              W I T N E S S E T H:

           WHEREAS, the Seller desires to dissolve, and in conjunction therewith, to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of its tangible and intangible assets, subject only to certain liabilities of the Seller described in this Agreement;

           NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Agreement, the parties agree as follows:

         1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

           "Act" shall mean the Securities Act of 1933, as amended.

           "Affiliate" shall mean, with respect to any person or entity, the shareholders, subsidiaries, officers, directors and/or partners of such person or entity and any other person which directly or indirectly controls, is controlled by or is under common control with such person or entity.

           "Agreement" shall mean this Agreement of Sale and all Exhibits to this Agreement.

           "Assignment Agreements" shall mean the Assignment Agreements to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

           "Assumed Liabilities" shall mean the Liabilities of the Seller described in Exhibit A to this Agreement.

           "Bills of Sale" shall mean the Bill(s) of Sale to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

           "Buyer's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered in draft form by Buyer to Seller simultaneously with the signing of this Agreement and in final form at Closing.

           "Buyer's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Buyer with the SEC under the Exchange Act or the Act since May 5, 2000, and on or before the Closing Date.

           "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at the offices of Jackson & Campbell, P.C., 1120 20th Street, N.W., Washington, D.C. 20036, at 10:00 a.m. one (1) day after approval of the dissolution of the Seller by holders of a majority of the outstanding voting shares of the Seller at the Special Meeting ("Closing Date"). The Closing may be postponed to a later date (in which case all references to the Closing Date or Closing in this Agreement shall refer to the postponed date) or time by mutual agreement of the Seller and Buyer.

           "Code" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time been amended.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any section of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended.


           "Escrow Agreement" shall mean the mutually agreeable escrow agreement to be entered into at the Closing between Buyer, American Stock Transfer & Trust Company (or other escrow agent acceptable to both parties), providing that the percentage of the Shares specified in Paragraph 3(a)(i) be held in escrow for a period of ninety (90) days in order to secure Seller's indemnity obligations under Paragraph 14 of this Agreement.

           "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

           "Financial Statements" shall mean the financial statements of Buyer or Seller (as applicable) included in such party's SEC Documents.

           "GAAP" shall mean generally accepted accounting principles.

           "Indemnity Loss" shall mean any demand, suit, claim, action or cause of action, assessment, loss, damage, liability, settlement, penalty, or forfeiture, and reasonable costs and expenses (including court costs, and any other litigation related expenses incident thereto) which individually, or when aggregated with any directly related claims, exceeds $5,000.

           "Intellectual Property" shall mean all patents, patent applications, patent registrations, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, trade names, formulae, trade secrets, know-how, inventions and royalties, technology, licenses relating to intellectual property, permits relating to intellectual property, technology and "know-how" owned by Seller.

           "Leases" shall mean the Lease or License agreements acceptable to Buyer for the operation of Seller's business and premises located at: (a)140 Wood Road, Suite 200, Braintree, MA 02184; (b) 50 Ragsdale Drive, Suite 150, Monterey, California 93940; and (c) 46040 Center Oak Plaza, Suite 165, Sterling, VA 20166.

           "Liabilities" shall mean all debts, liabilities, Taxes (including any sales or transfer taxes on the sale of the Purchased Assets), obligations under contracts, leases, agreements and commitments, and other obligations of every kind and character of the Seller as the same may exist as of the Closing Date (whether accrued, absolute, contingent or otherwise, and whether due or to become due) or which may arise in the future based upon events or a state of facts existing as of the Closing Date.

           "Proxy Statement" shall mean the Proxy Statement as described in Paragraph 9 of this Agreement.

           "Purchased Assets" shall mean all of the Seller's properties and assets, personal, tangible and intangible, of every kind and wherever situated, which are owned by the Seller or in which the Seller has any right, title or interest, including, without limiting the generality of the foregoing, its goodwill, franchises and telephone numbers; its trademarks, trademark registrations, trademark applications, trade names, copyrights, copyright applications, copyright registrations, patents, patent applications, patent registrations, its Intellectual Property, permits, licenses, processes, formulae, trade secrets, inventions and royalties (including all rights to sue for past infringement); its supplies; its commercial paper, stocks, bonds and other investments; its accounts receivable; its insurance policies (excluding director and officer insurance); its causes of action, judgments, claims and demands of whatever nature; its tangible and intangible personal property of all kinds; its deferred charges, advance payments, pre-paid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to it under any state unemployment compensation plan or fund; restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its accounts, general intangibles, returned and repossessed goods, and rights as an unpaid vendor, secured party or lienor; its credit balances, documents, instruments and other choses in action; its rights (but not liabilities other than the Assumed Liabilities) under contracts, purchase orders, personal property, leases, joint venture agreements or arrangements and other agreements; its files, papers and records relating to the aforesaid business, properties and assets; its inventory, securities, machinery, equipment, software, pre-paid expenses, work in process, contracts, tools, dies, office furniture and equipment, drawings, product literature, and customer records; provided that the Purchased Assets shall not include the Retained Assets.

           "Registration Statement" shall mean the Registration Statement described in Paragraph 9 of this Agreement.

           "Retained Assets" shall mean the assets and properties of Seller described in Exhibit C to this Agreement.

           "Retained Liabilities" shall mean all Liabilities of the Seller which are not Assumed Liabilities.

           "SEC" shall mean the Securities and Exchange Commission.

         "Seller's Common Stock" shall mean the common stock, par value $.001 per share, of Seller.

           "Seller's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered in draft form by Seller to Buyer simultaneously with the signing of this Agreement and in final form at Closing.

           "Seller's Majority Shareholder Approval" shall mean the approval of this Agreement and the dissolution of the Seller by the holders of a majority of the outstanding voting shares of the Seller at the Special Meeting.

           "Seller's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Seller with the SEC under the Exchange Act or the Act since April 12, 2000 and on or before the Closing Date.

           "Shares" shall mean the shares of voting common stock of Buyer, par value $.0001 per share, to be issued in accordance with this Agreement.

           "Special Meeting" shall mean the Special Meeting of the shareholders of Seller described in Paragraph 9 of this Agreement.

           "Subsidiaries" shall mean any entity in which a person holds, directly or indirectly, a majority of the outstanding voting rights or equity interest in such entity.

           "Taxes" shall mean all federal, state, local and foreign taxes, including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll taxes, property taxes, import duties and interest and penalties in connection with any of the foregoing.

         "Tax Returns" for any specified year shall mean the federal and state tax returns of the Seller as of and for the period ending December 31 of such year prepared by the Seller and filed with the appropriate taxing authority, true and correct copies of which were previously supplied by Seller to Buyer.

           2. Sale of Purchased Assets. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and acquire from the Seller all of the Purchased Assets.

           3. (a) Purchase Price for Purchased Assets. The aggregate consideration to be paid by the Buyer for the Purchased Assets ("Consideration") at the Closing will be the issuance and delivery of the Shares and the assumption by the Buyer of the Assumed Liabilities. The Buyer and Seller shall agree that the Consideration shall be allocated as provided in an Allocation Agreement to be entered into between Buyer and Seller prior to Closing ("Allocation") and such Allocation shall be used by Seller and Buyer for all tax return filings and payments.

                           (i)      Shares.    Subject to the terms of this
Agreement, Buyer will issue and deliver to the Seller at the Closing 1.2676 Shares for each share of Seller's Common Stock outstanding as of the Closing Date (the "Exchange Ratio"), of which (a) one (1) Share for each share of Seller's Common Stock outstanding as of the Closing Date shall be immediately issued to Seller's stockholders of record as of the Closing Date, and (b) .2676 Shares for each share of Seller's Common Stock outstanding as of the Closing Date shall be delivered to the Escrow Agent under the Escrow Agreement and held as security for undisclosed liabilities of Seller for a period of ninety (90) days, and then, to the extent not returned to Buyer pursuant to the terms of the Escrow Agreement to satisfy Indemnity Loss asserted against Seller by Buyer, shall then be issued to Seller's stockholders of record as of the Closing Date, and (c) any additional Shares required to be delivered to Seller under Paragraph 25 hereof. Buyer shall reserve a sufficient number of Shares for issuance upon exercise of the options and warrants listed in Exhibit A and assumed by Buyer as part of the Assumed Liabilities. No fractional Shares shall be issuable pursuant to this Paragraph 3(a)(i), and no adjustment shall be made with respect to such fractional Shares not issued. Any Shares not issued pursuant to the above provisions by reason of the lack of adjustment for fractional shares shall be retransferred forthwith by Seller to Buyer.

                                    (ii)     Assumed Liabilities.   The Buyer
will assume the Assumed Liabilities. Each option or warrant to purchase Seller's Common Stock listed in Exhibit A and assumed by Buyer as part of the Assumed Liabilities, shall, as of the Closing Date, constitute an option or warrant to purchase such number of Shares as results from application of the Exchange Ratio to the number of shares of Seller's Common Stock as to which such option or warrant is exercisable.


           4. Instruments of Transfer; Payment of Purchase Price and Assumption of Liabilities; Further Assurances.

         (a) Seller's Deliveries at Closing. At the Closing, the Seller shall execute and deliver to Buyer:

         (i) Bill(s) of Sale and/or Assignment Agreements for the Purchased Assets in form(s) reasonably satisfactory to the Buyer;

         (ii) Assignment of the Leases;

         (iii) Assignment to Buyer of the Intellectual Property in form reasonably satisfactory to Buyer;

         (iv) Legal Opinion by Seller's counsel in form reasonably satisfactory to Buyer and consistent with the provisions set forth in Paragraph 12(f) of this Agreement;

         (v) Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Seller's Board of Directors and Shareholders;

         (vi) Such other instrument or instruments of transfer in such form as shall be reasonably necessary or appropriate to vest in the Buyer good and valid title to the Purchased Assets;

         (vii) The Escrow Agreement; and



         (viii) UCC, Judgment and Tax Lien searches confirming that the Purchased Assets are free and clear of any liens, encumbrances, pledges, security interests, claims and other encumbrances not satisfactory to Buyer.

         (b) Buyer's Deliveries at Closing. At the Closing, the Buyer shall execute and/or deliver to the Seller:

         (i) the Shares to be delivered pursuant to Paragraph 3(a)(i) and Paragraph 25 of this Agreement;

         (ii) the Escrow Agreement;

         (iii) an instrument under which Buyer will assume the Assumed Liabilities in a form reasonably satisfactory to the Seller;

         (iv) Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Buyer's Board of Directors; and

         (v) Legal Opinion by Buyer's counsel in form reasonably satisfactory to Seller and consistent with the provisions set forth in Paragraph 11(g) of this Agreement.

         (d) Other Transfer Instruments; Inspection Rights. Following the Closing, at the request of the Buyer, the Seller shall (i) deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate (A) to vest in the Buyer all of the Seller's rights and title in and to the Purchased Assets, and (B) to transfer to the Buyer all of the Seller's rights to licenses and permits necessary for the operation of the Purchased Assets (to the extent such licenses and permits are transferable), and (ii) permit the Buyer or representatives of the Buyer during normal business hours upon reasonable notice to inspect and make copies of the Seller's books of account and other records which are Retained Assets.

           5. Transfer of Name. From and after the Closing, Buyer shall own the rights of Seller in and to the names "Enterprises Solutions, Inc.", "TAD", "GPS Enabled TAD", "Bonded Network Architecture", "Bondable Network Architecture", "SAPPHIRE ONE OSS", "Trusted Hardened Server", "Trusted TAD Key Loader" and "Hardened DHCP". Notwithstanding the above, Buyer will grant to Seller a limited right to use the name "Enterprises Solutions, Inc." for purposes of Seller's dissolution and winding down.

           6.      Representations and Warranties of the Seller.   The Seller
represents and warrants to the Buyer as follows:

                    (a) Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. Except as disclosed in Seller's Disclosure Statement, the Seller is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Seller. The Seller has no outstanding shares of Preferred Stock. The Seller is not a party to any shareholder control agreements. The chief executive office and principal place of business and the place where the Seller maintains all records relating to its business is 140 Wood Road, Suite 200, Braintree, MA 02184.

                    (b) Seller's SEC Documents. The Seller has filed with the SEC, and has made available to Buyer through EDGAR true and complete copies of Seller's SEC Documents. The Financial Statements included in the Seller's SEC Documents (i) were prepared from, and were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and
(iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

                    (c) Absence of Certain Changes. Except as disclosed in the Seller's SEC Documents, this Agreement and Seller's Disclosure Statement, from December 31, 2000, to the execution of this Agreement: (i) the business of the Seller has been conducted in the ordinary course of business, consistent with past practice; and (ii) there has been no material adverse change in the financial condition, properties, business or results of operations of the Seller taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Seller, taken as a whole; (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Seller's stock or any direct or indirect redemption, purchase or other acquisition of any of the Seller's stock by Seller, or (iii) any general increase in the rate of payment of the salaries, wages, bonuses or commissions of any of the Seller's employees or individual increase for any employee whose annual rate of compensation exceeds $40,000.

                    (d) Tax Returns and Payments. Except as disclosed in Seller's Disclosure Statement, Seller has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be withheld by the Seller from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Seller. The Seller has furnished to the Buyer true and complete copies of the federal income tax returns of the Seller and any amendments thereto for each of fiscal years ended December 31, 1998, 1999, and 2000.

                    (e) Title to Purchased Assets. Except as disclosed in Seller's Disclosure Statement, the Seller has good and valid title to all of the Purchased Assets, subject in each case, to no mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement or conditional sale or other title retention agreement.

                    (f) Completeness and Condition of Property. The Purchased Assets include all of the properties, software, documents, equipment, licenses, patents, patent applications, patent registrations, technology, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, Intellectual Property and rights which are necessary to conduct the Seller's business substantially as conducted immediately prior to the execution of this Agreement.

                    (g) Trademarks, Copyrights, Licenses, etc. A list and brief description of the Intellectual Property are included in Seller's Disclosure Statement. Seller owns or possesses the right to the Intellectual Property, described in Seller's Disclosure Statement, necessary for the conduct of its business and Seller has not received notice of any conflict with the rights of others, or any use by others which conflicts in any respect with the rights of the Seller in the Intellectual Property described in Seller's Disclosure Statement. Except as disclosed in Seller's Disclosure Statement, the Intellectual Property is fully assignable without the consent of any third party. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of any party in the performance or payment of any material obligation to be performed or paid by any party under the Intellectual Property described in Seller's Disclosure Statement. During the past two years the only names by which the Seller has been known or which Seller has used are. Seller will deliver to Buyer true and correct copies of each agreement, patent, copyright or trademark described in Seller's Disclosure Statement.

                    (h) Litigation; Compliance with Laws; etc. Except as included in Seller's Disclosure Statement, there is (i) no suit or action pending or to Seller's knowledge threatened, against Seller or the property of Seller, or (ii) no governmental investigation or inquiry pending or to Seller's knowledge threatened against the Seller, affecting Seller or its business operations, of which Seller has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have an adverse affect on the condition (financial or otherwise) of the business of Seller (taken as a whole) or the Purchased Assets (taken as a whole). Seller has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have an adverse affect on the condition (financial or otherwise), business of the Seller

(taken as a whole) or the Purchased Assets (taken as a whole). To Seller's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which would have an adverse affect on the business of the Seller (taken as a whole) or the Purchased Assets (taken as a whole).

                    (i) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated or required under this Agreement have been duly authorized by all necessary corporate action on the part of the Seller subject to the approval of the dissolution of Seller by the shareholders of the Seller. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes, subject to the approval of the dissolution of Seller by the shareholders of the Seller, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                    (j) Compliance with Other Instruments, etc. Except as the terms of the leases and agreements provided in Seller's Disclosure Statement so specify, to Seller's knowledge, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated under this Agreement will conflict with or result in any violation of or constitute a default under any term of the certificate of incorporation or by-laws of Seller or any agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree or order involving the Seller, its assets or the Purchased Assets, or, to the knowledge of Seller, any law or regulation, by which the Seller, its assets, or the Purchased Assets are bound.

                    (k) Governmental and Other Consents. Except as otherwise disclosed by the Seller to Buyer in Seller's Disclosure Statement, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated or required hereby, except for (i) the filing of the Proxy Statement with the SEC in connection with Special Meeting described in Paragraph 9 of this Agreement, (ii) the filing and effectiveness of the Registration Statement to be filed with the SEC, and (iii) filings and effectiveness of the Registration Statement to be filed with various Blue Sky authorities.

                    (l) Agreements, etc. Seller's Disclosure Statement contains a true, correct and complete list of all real property leases, personal property leases, distributor agreements, sale, agency or marketing agreements, licensing agreements, royalty agreements, development agreements and franchise agreements to which Seller is a party or in which the Seller has an interest. Except as the terms of the leases and agreements listed on Seller's Disclosure Statement so specify, Seller is not aware of any reason why such leases and agreements are not fully assignable without the consent of any third party. To Seller's knowledge, there exists no default or claimed or purported or alleged default of any party in the performance of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Seller's Disclosure Statement. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Seller's Disclosure Statement.

                    (m)      ERISA.   Seller has no "employee benefit plans:
subject to ERISA or other federal and state statutes and regulations relating to "employee benefit plans," as such term is defined inss.3(3) of ERISA.

                    (n) Safety Deposit Boxes, Lock Boxes, Securities. A list and brief description of all safe deposit boxes, lock boxes, stocks, bonds and other securities in the names of or owned or controlled by the Seller and details about persons having access thereto is included in Seller's Disclosure Statement.

                    (o) Environmental Compliance. There are no facts or circumstances which now exist of which Seller has direct knowledge that could form the basis for the assertion of a claim against the Seller relating to past or present environmental practices of Seller asserted under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA") or any other federal, state or local environmental statute, which claim, if adversely determined would have an adverse effect on the business, properties or condition (financial or otherwise) of the Seller, taken as a whole.

                    (p) Customers and Suppliers. A complete list of names and addresses of the potential customers and suppliers of Seller is included in Seller's Disclosure Statement. The Seller has no knowledge of any intention of any customer or supplier to terminate, cancel, modify, or change its business relationship with the Seller which individually or in the aggregate would be materially adverse to the business of the Seller taken as a whole. Except as to the agreements listed in Seller's Disclosure Statement which may not be assigned pursuant to their terms, the Seller has no knowledge of any existing events or conditions or state of facts or circumstances relating to the Seller's relationships with customers and suppliers that will prevent the Buyer from conducting the business of the Seller after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it had been conducted by the Seller prior to the Closing Date.

                    (q) Permits and Licenses. Included in Seller's Disclosure Statement is a list and brief description of all permits, licenses, notices and similar filings that are required in the Seller's operation of its business in each jurisdiction in which it conducts business, the failure of which to possess would have an adverse effect on the business, properties or condition (financial or otherwise) of the Seller, taken as a whole. Except as set forth in Seller's Disclosure Statement, all such permits, licenses, notices and similar filings may be freely transferred to the Buyer.

                    (r) Accuracy of Documents. All agreements, contracts, leases, titles, patents, copyrights, licenses, permits, trademarks and other documents delivered by the Seller to the Buyer for the Buyer's review in connection with this Agreement and the transactions contemplated hereby, including without limitation, the certificate of incorporation, by-laws, corporate minutes and tax returns are true, correct and complete copies of all such agreements, contracts, titles and other documents.

                    (s)      Inventory.    Except as set forth in Seller's
Disclosure Statement, the Seller has no inventory.

                    (t) Accounts Receivable. All of Seller's accounts receivable represent bona fide amounts due for sales of goods or provision of services; arose in the ordinary course of business; and except as set forth in Seller's Disclosure Statement, all of the accounts receivable are fully collectible. Except as set forth in Seller's Disclosure Statement, the Seller has no knowledge of any accounts receivable that are being contested or disputed by the obligor thereon, or which the Seller has reason to believe will be contested or disputed.


                    (u) Transactions with Affiliates. No transaction in excess of $5,000 between the Seller and any Affiliate, relating to Purchased Assets or Assumed Liabilities, has been fraudulent with respect to any creditor of the Seller or any of its Affiliates.

             (v) Product Warranties. Seller's Disclosure Statement includes a copy of the standard maintenance and warranty policy for the proposed products to be sold by Seller. The Seller (i) has not made any warranties other than specified in the agreements listed in Seller's Disclosure Statement and the standard warranties disclosed in Seller's Disclosure Statement; (ii) has not received written notice of any claim based on any product warranty and/or based upon any alleged failure to meet Seller's specifications; and (iii) has no knowledge or any reasonable ground to know of any claim (actual or threatened) based on any product warranty of which it has received no written notice.

                   (w) Brokers' or Finder's Fee. Except as disclosed in Seller's Disclosure Statement, no agent, broker, investment banker, or other firm acting on behalf of Seller, or any shareholder of Seller, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or any such shareholder in connection with any of the transactions contemplated by this Agreement.

                   (x) Securities Law Compliance. The information supplied by the Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Seller, at the time of the Special Meeting, and at the time of Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading. If at any time prior to the Closing, any event relating to the Seller or any of its Affiliates should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform the Buyer. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by the Buyer that is contained in any of the foregoing documents.


           7.      Representations and Warranties of Buyer.   Buyer represents
and warrants to the Seller as follows:

                    (a) Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. The Buyer is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Buyer.

                    (b) Buyer's SEC Documents. The Buyer has filed with the SEC, and has made available to Seller through EDGAR true and complete copies of Buyer's SEC Documents. The Financial Statements included in the Buyer's SEC Documents (i) were prepared from, and are were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and
(iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

               (c) Absence of Certain Changes. Except as disclosed in the Buyer's SEC Documents, this Agreement and Disclosure Statement, from December 31, 2000, to the execution of this Agreement, the business of the Buyer has been conducted in the ordinary course of business, consistent with past practice. From December 31, 2000, to the execution of this Agreement, there has been no material adverse change in the financial condition, properties, business or results of operations of the Buyer taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Buyer, taken as a whole; or (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Buyer's stock or any direct or indirect redemption, purchase or other acquisition of any of the Buyer's stock by Buyer.

                  (d) Tax Returns and Payments. Except as disclosed in Buyer's Disclosure Statement, Buyer has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be withheld by the Buyer from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Buyer.

                  (e) Litigation; Compliance with Laws; etc. Except as included in Buyer's Disclosure Statement or the Buyer's SEC Documents, there is (i) no suit or action pending or to Buyer's knowledge threatened, against Buyer or the property of Buyer, or (ii) no governmental investigation or inquiry pending or to Buyer's knowledge threatened against the Buyer, affecting Buyer or its business operations, of which Buyer has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have a material adverse affect on the condition (financial or otherwise) of the business of Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. Buyer has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have a material adverse affect on the condition (financial or otherwise), of the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. To Buyer's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which could have a material adverse affect on the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement.

                    (f) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated or required hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                  (g) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under the Buyer's organization documents or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, or, to the knowledge of the Buyer, any law or regulation by which the Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or persons or entities on the part of the Buyer is required in connection with the execution or delivery of this Agreement, or the consummation of the transaction contemplated hereby except for the Proxy Statement and Registration Statement described in Paragraph 9 of this Agreement. The Buyer is not a party to or subject to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, law, rule or regulation which adversely affects or, so far as the Buyer can now reasonably foresee, may in the future adversely affect the business operations, prospects, properties, assets or condition, financial or otherwise, of the Buyer.

               (h) Brokers' or Finder's Fee. No agent, broker, investment banker, or other firm acting on behalf of Buyer, or any shareholder of Buyer, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or any such shareholder in connection with any of the transactions contemplated by this Agreement.

               (i) Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing, any event relating to the Buyer or any of its Affiliates should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Seller. Notwithstanding the foregoing, the Buyer makes no representation, warranty or covenant with respect to any information supplied by Seller that is contained in any of the foregoing documents.

               (j) Title to Shares. All Shares to be transferred to Seller at Closing will be fully paid and nonassessable and shall be free and clear of all liens and encumbrances.

               (k) Preemptive Rights. There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions contemplated or evidenced by this Agreement.

           8.      Conduct of Business.

                    (a) After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will:

                    (i) use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and representatives and to preserve the goodwill of its employees, customers, suppliers and others having business relations with the Seller; and (ii) maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

                    (iii) maintain in good repair, working order and condition, reasonable wear and tear excepted, all items of tools, furniture, machinery, vehicles, equipment and all other items of tangible personal property included in the Purchased Assets.

                    (b) After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will not, without the prior written consent of Buyer:

                    (i) modify its practices with respect to employee compensation or benefits, enter into any new oral or written compensation agreements with employees or amend any existing oral or written compensation agreements (except for annual increases in compensation of employees in the ordinary course of business and consistent with past practice);

                    (ii) issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;

                    (iii) enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

                    (iv) make any loans or advances to any employee, officer, director or Affiliate of the Seller; provided, that Seller may settle its obligations to John A. Solomon under its employment agreement with John A. Solomon for not more than the amount determined in good faith by the Board of Directors of Seller to represent Seller's obligation thereunder to John A. Solomon;

                    (v) directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;

                    (vi) change the character of its business; or

                    (vii) enter into any other transaction not in the ordinary course of business;

                    (viii) enter into any contract to merge or consolidate with any other corporation; or

                    (ix) sell, transfer, or otherwise dispose of or encumber all or any part of the Purchased Assets, other than in the ordinary course of business.

                  (c) After the execution by both parties of this Agreement and up to and including the Closing Date, the Buyer will not, without the prior written consent of Seller, issue additional Shares; provided that Buyer may issue up to an additional 11,000,000 Shares to equity investors in Buyer.

           9.      Additional Covenants.

                  (a) Access to Properties and Records. Seller shall permit the Buyer reasonable access to its properties, and shall disclose and make available to the Buyer hereto all books, papers and records relating to the Purchased Assets, including, but not limited to, all books of account, the general ledger, tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, employees, and any other business activities or prospects in which the Buyer may have a reasonable interest in light of the transactions contemplated or required under this Agreement.

                  (b) Confidentiality. All information furnished by each party hereto to the other shall be treated as the sole property of the party furnishing the information except that, after the Closing, all information relating to the Purchased Assets shall be treated as the sole property of the Buyer. If this Agreement shall be terminated, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated and shall not apply to any information which (i) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (ii) was at the time of disclosure generally known to the public; (iii) thereafter became known to the public through no fault of the party receiving the information; (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; (v) is required to be disclosed in accordance with an order of a court of competent jurisdiction; or (vi) is required to be disclosed upon the advice of counsel in any document which must be publicly filed as a result of this Agreement and the transactions evidenced thereby.

                    (c) Proxy Statement/Prospectus; Registration Statement. As promptly as practical after execution of this Agreement, Buyer and Seller shall prepare and file with SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Proxy Statement, and any supplement thereto, shall include the recommendation of the Board of Directors of Seller in favor of this Agreement, provided that the Board of Directors of the Seller may withdraw such recommendation if it believes in its good faith reasonable judgment, based upon and consistent with advice received in consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for the Board of Directors of Seller to comply with its fiduciary duties under applicable law.

                    (d) Approval of Seller's Stockholders; Proxy Statement. The Seller shall cause the Special Meeting to be duly called and held for the purpose of approving the dissolution of the Seller, which approval will result in Seller causing the transactions contemplated by this Agreement to occur. The Seller will use its best efforts to call and hold the Special Meeting as promptly as practicable following the effective date of the Registration Statement. The Seller shall cause the Proxy Statement to be distributed to each shareholder of record of the Seller as of the record date for the Special Meeting in accordance with Regulation 14A under the Exchange Act and applicable state law. The Seller will deliver to Buyer promptly after the conclusion of the Special Meeting a certificate of its Secretary stating the number of shares voted for and against such proposal as well as the number of abstentions and broker non-votes.

              (e) Approval of Buyer's Stockholders; Proxy Statement. The Buyer shall cause a Special Meeting of Stockholders to be duly called and held (the "Buyer's Special Meeting") for the purpose of approval of a recapitalization of Buyer to increase its authorized common stock to 100,000,000 shares and to authorize a class of 5,000,000 shares of preferred stock and to change its name to "Internet High Assurance Corporation" (iHAC), or such other name as is mutually agreeable to Buyer and Seller. The Buyer will use its best efforts to call and hold Buyer's Special Meeting as promptly as practicable following the effective date of the Registration Statement. The Buyer shall cause the Proxy Statement to be distributed to each shareholder of record of the Buyer as of the record date for the Buyer's Special Meeting in accordance with Regulation 14A under the Exchange Act and applicable state law. The Buyer will deliver to Seller promptly after the conclusion of the Special Meeting a certificate of its Secretary stating the number of shares voted for and against such proposal as well as the number of abstentions and broker non-votes.


                    (f) Regulatory Filings. The Seller and Buyer will take all such action as may be necessary under the federal securities laws applicable to or necessary for, and will file and, if appropriate, use their best efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for the consummation of this Agreement and the transactions contemplated or required hereby under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and Affiliates to enable such other party to take such actions.

                    (g) Public Announcements. At all times until the approval of Seller's shareholders as described in Paragraph 9(d), each party shall promptly advise and cooperate with the other before issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other public announcement to the press or any third party with respect to this Agreement or the transactions contemplated or required hereby.

                    (h) Certain Notices. Each of the parties hereto shall promptly notify the other in writing upon becoming aware of (i) any order or decree or any complaint (or threat thereof) seeking any order or decree restraining or enjoining or seeking damages in connection with the consummation of this Agreement or any of the transactions contemplated or required under this Agreement, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin or to seek damages in connection with the consummation of this Agreement, or to nullify or render ineffective this Agreement or such transactions contemplated or required under this Agreement or (ii) the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known prior to the date hereof, of any of its representations and warranties contained in this Agreement.

                    (i) OTC Bulletin Board Listing. Buyer will maintain the OTC Bulletin Board listing for the Shares and shall use its best efforts to cause all Shares issued to Seller to be approved for quotation on the OTC Bulletin Board.

                    (j) Assignment of Leases. Buyer agrees to assume all obligations of Seller under the Leases arising on or after the date of Closing.

                    (k) Insurance. If requested by Buyer, Seller shall cause Buyer to be named as an additional insured under all of Seller's existing corporate insurance policies provided that Buyer pays any additional costs for such coverage.


           10. Survival of Representations and Warranties. The parties hereto agree that all representations and warranties made in this Agreement or in any Exhibit attached hereto, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder for the period of ninety (90) days from the Closing Date.

           11. Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing Date by
Seller:

                    (a) Buyer's Representations and Warranties. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

                    (b) Buyer's Covenants. Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

                    (c) No Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Buyer, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

                    (d) Registration Statement, Proxy Statement, State Securities Laws. The conditions described in Paragraph 12(g) of this Agreement shall have been fulfilled.

                    (e) Seller's Shareholders Approval. Seller shall have obtained the approval of the shareholders of Seller for the dissolution of the Seller under Paragraph 9(d).

                    (f) Documentation. All matters and proceedings taken in connection with the sale of the Purchased Assets as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Seller and its counsel.

                    (g) Buyer's Counsel's Opinion. Counsel for Buyer shall have delivered to Seller an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Seller, to the following effect:

                    (i) Buyer (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                    (ii) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                    (iii) The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Buyer, and
(B) do not violate any provision of the certificate of incorporation or by-laws of Buyer.

                    (iv) This Agreement has been duly executed and delivered by the Buyer. Assuming due execution and delivery by Seller, this Agreement constitutes the valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to the qualifications that (A) the rights and remedies of Seller hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (B) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                    (v) Such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Buyer in which the alleged damages exceed $25,000 except as described in Buyer's SEC Documents.

                    (vi) All Shares issued to Seller have been duly authorized, validly issued and delivered by Buyer.

                    (vii) There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument known to such counsel to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions evidenced or contemplated by this Agreement.

                    (viii) The Registration Statement has been declared effective by order of the SEC, and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or is pending or threatened under the Securities Act.

                    (xi) All Shares to be transferred to Seller at Closing are free and clear of all liens and encumbrances.

                    (h) Registration Statement, Proxy Statement, State Securities Laws. The Registration Statement described in Paragraph 9 of this Agreement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

                    (i) Leases. The Buyer shall have accepted the assignment of the Leases.

                    (j) OTC Bulletin Board Listing. The Shares of the Buyer shall be listed for trading in the OTC Bulletin Board Market as of the Closing Date. .

                    (k) The shareholders of Buyer shall have approved the recapitalization of Buyer as set forth in Section 9(e).


           12. Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

            (a) Seller's Representations and Warranties. The representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

            (b) Seller's Covenants. Seller shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date.

            (c) No Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Seller, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

            (d) Consents. Buyer shall have received evidence, satisfactory to Buyer and its counsel, that all of the consents disclosed in the Seller's Disclosure Statement have been duly obtained, and that all permits, licenses, franchises, and other authorizations necessary to the operation of the business of Seller have been transferred to or issued to Buyer.

            (e) Documentation. All matters and proceedings taken in connection with the sale of the Purchased Assets by Seller to Buyer as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Buyer and its counsel

            (f) Seller's Counsel's Opinion. Counsel for Seller, Messrs. Jackson & Campbell, P.C. shall have delivered to Buyer an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Buyer, to the following effect:

                (i) Seller (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                    (ii) Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                    (iii) The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Seller, and
(B) do not violate any provision of the certificate of incorporation or by-laws of Seller.

                    (iv) This Agreement has been duly executed and delivered by the Seller. Assuming due execution and delivery by Buyer, this Agreement constitutes the valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to the qualifications that (A) the rights and remedies of Buyer hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (B) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                    (v) Such counsel does not have any actual knowledge of any mortgage, lien, encumbrance, security interest or other claim upon or with respect to any of the Purchased Assets except for those disclosed in the Seller's Disclosure Statement.

                    (vi) Except as described in this Agreement, such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Seller.

            (g) Registration Statement, Proxy Statement, State Securities Laws. The Registration Statement described in Paragraph 9 of this Agreement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

            (h)      Leases.   Seller shall have assigned the Leases to Buyer.

            (i) Seller's Shareholders Approval. The condition described in Paragraph 11(e) of this Agreement shall be satisfied.

            (k) Escrow Agreement. The Escrow Agreement shall have been executed.

            (l) OTC Bulletin Board Listing. The Shares of the Buyer shall be listed for trading in the OTC Bulletin Board Market as of the Closing Date.

            (m) Agreements with Affiliates Not less than ten (10) days prior to the Closing, the Seller shall deliver to Buyer a list of its Affiliates, identifying all persons who are reasonably and in good faith believed to be, at the time of the Special Meeting, Affiliates of the Seller for purposes of Rule 145 under the Act. The Seller shall use its best efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Buyer on or prior to the effective date of the Registration Statement a written agreement, in form reasonably satisfactory to Buyer whereby such persons acknowledge (i) the restrictions on the transfer of Shares issued to Affiliates necessary or advisable to comply with Rule 145 under the Act, and (ii) the appropriate legending of the certificates for the Shares to be issued pursuant to this Agreement. Notwithstanding Paragraph 3 of this Agreement, no stockholder who at the time of the effective date of the Registration Statement was so identified as an Affiliate of the Seller shall be entitled to receive certificates for Buyer's Shares until such stockholder has complied with any and all provisions of this Paragraph 12(m).



           13.      Shareholder Approval.

                    Simultaneously upon Seller's execution of this Agreement, the directors and executive officers of Seller shall have delivered their approval of this Agreement and the dissolution of the Seller and have agreed to vote their shares of Seller in favor of the dissolution of the Seller at the Special Meeting.


           14.      Indemnification.

                    (a) Indemnification by Seller. Seller shall indemnify, defend, and hold Buyer and their respective officers, directors, employees, and shareholders and their respective successors and assigns (collectively, "Buyer's Indemnified Persons") harmless from and against an Indemnity Loss asserted against, suffered, or incurred by any of Buyer's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or breach
of the representations and warranties of Seller or the failure of Seller to perform any of its covenants or obligations contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished to or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      Except with respect to the Assumed
Liabilities assumed by Buyer under this Agreement, the operation of Seller's business or the use of the Purchased Assets prior to the date hereof;

                               (iii)      Any actions, claims, suits, or
proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of the Seller's business manufactured on or prior to the Closing Date;

                               (iv)      Any worker's compensation claims of
any employee or former employee of Seller relating to events occurring on or prior to the Closing Date;

                               (v)      Any and all claims for compensation
and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the date hereof, or on or after the date hereof with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (A) employees in the Seller's business who are laid off on or prior to the date hereof and (B) employees in the Seller's business who, on the date hereof, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date;

                               (vi)      All claims, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing (other than Assumed Liabilities); or

                               (vii)      Any liabilities, obligations or
expenses of Seller not included in the Assumed Liabilities assumed by Buyer pursuant to the provisions of the Agreement.

                    (b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold Seller, and its officers, directors, employees, and shareholders and their respective successors and assigns (collectively "Seller's Indemnified Persons"), harmless from and against any Indemnity Loss asserted against, suffered or incurred by any of Seller's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or
breach of the representations and warranties of Buyer or the failure of Buyer to perform any of their covenants or obligations contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      The use by Buyer of the Purchased
Assets after the Buyer has received good and valid title to the Purchased
Assets;

                              (iii)      The Assumed Liabilities;

                              (iv)      All claims, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing;

                               (v)      Any actions, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing;

                    (c) Notice. If any party believes that it has suffered or incurred any Indemnity Loss, that party shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any party intends to claim any liability or expense as an Indemnity Loss under this Paragraph 14, such party shall promptly notify the indemnifying party of such action.

                    (d) Defense of Claims. The indemnifying party shall have ten
(10) business days after receipt of either notice referred to in Paragraph 14(c) of this Agreement to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the Indemnified Person promptly pay the indemnified person in accordance with the other terms and conditions of this Paragraph 14, the amount of any Indemnity Loss resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing (which counsel shall be satisfactory to the indemnified party in the reasonable judgment of the indemnified party) and at its sole expense, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse change securing the claims indemnified hereunder upon any asset of the indemnified party, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified party without the prior written consent of the indemnified party,
(iii) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party except as provided in clause (iv) below, and (iv) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Paragraph 14 the indemnified party for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable and related expenses incurred by the indemnified party, except fees and expenses of counsel for the indemnified party incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor from the indemnifying party and no amount in respect therefor shall be claimed as a Indemnity Loss under this Agreement.

                    (e) Cooperation. If requested by the indemnifying party, the indemnified person shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person, and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

                    (f) Right to Participate. The indemnified party shall afford the indemnifying party and its counsel (at the indemnifying party's own expense) the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified party or conferences with representatives of or counsel for such persons.

                    (g) Payment of Losses. The indemnifying party shall promptly pay to the indemnified person in cash the amount of any Indemnity Loss to which the indemnified person is entitled by reason of the provision of this Agreement. Any claim for which indemnification occurs under this Agreement shall be assigned (without recourse) to the indemnifying party.

                    (h) Subrogation. In the event of any payment by an indemnifying party to an indemnified party in connection with any Indemnity Loss, the indemnifying party shall be subrogated to and shall stand in the place of the indemnified party as to any events or circumstances in respect of which the indemnified party may have any right to claim against any third party relating to such event of indemnification. The indemnified party shall cooperate with the indemnifying party in any reasonable manner in prosecuting any subrogated claim.

                    (i) Limitation on Indemnification. Neither Buyer nor Seller shall assert a claim for an Indemnity Loss pursuant to Paragraph 14 of this Agreement unless and until the cumulative aggregate of such Indemnity Loss incurred by Buyer or Seller exceeds $50,000, after which point such party will be obligated to indemnify against all such Indemnity Loss, including the first $50,000.

                    (j) Maximum Liability. The total liability of either the Buyer or the Seller for any claim for an Indemnified Loss under Paragraph 14 of this Agreement, or for a breach of this Agreement, shall not exceed the value of those Shares placed in escrow pursuant to the Escrow Agreement. Further, neither party shall be entitled to assert a claim for indemnification against the other party after ninety (90) days following the Closing.

                    (k) Knowledge of Party Seeking Indemnification. Neither party shall be entitled to seek indemnification from the other party for any matters, claims or facts of which such party had knowledge prior to entering into this Agreement.

                    (l) The Buyer and Seller acknowledge and agree that following the Closing, the indemnification provisions contained in this Paragraph 14 shall be the exclusive remedies of Buyer and Seller for any claims of the type described in this Paragraph 14, including without limitation, any breach of the representations and warranties under this Agreement.

           15. Seller's Claims. Buyer acknowledges that Seller intends to liquidate and dissolve shortly after the consummation of the transactions set forth in this Agreement and to distribute all of the shares received from Buyer pursuant to this Agreement. Any claims Seller may have hereunder may be brought by Seller or by a designee on behalf of the shareholders of Seller.

           16. Non-Compete. To induce Buyer to enter into this Agreement, Seller covenants and agrees that commencing on the Closing Date and for a period of two years thereafter, Seller shall not, directly or indirectly, as an owner, shareholder, partner, agent, representative or in any other manner enter into, or in any manner take an active part in, any business which is or may be in competition with the business of Buyer within the United States. Seller expressly acknowledges that in addition to all rights and remedies at law available to Buyer to enforce the terms of this Paragraph, Buyer shall have the right to seek and obtain equitable relief, including injunctive relief, against Seller for violating the terms of this Paragraph 16.

           17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be enforceable to the fullest extent permitted by law.

           18.      Applicable Law.   This Agreement shall be governed and
construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

           19. Waivers and Notices. Any failure by any party to this Agreement to comply with any of its obligations, agreement or covenants hereunder may be waived by the Seller in the case of a default by the Buyer and by the Buyer in the case of a default by the Seller. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed certified first class mail, postage prepaid, return receipt requested:



 (a)     If to the Seller:                  Copy to:
         Enterprises Solutions, Inc.        Michael Paige, Esq.
         140 Wood Road, Suite 200           Jackson & Campbell, P.C.
         Braintree, MA 02184                1120 20th Street, N.W., South Tower
         Attn: John A. Solomon, CEO         Washington, D.C. 20036



 (b)     If to the Buyer:
         Delta Mutual, Inc.
         1730 Rhode Island Ave., N.W.
         Suite 812
         Washington, D.C. 20036
         Attn: Kenneth A. Martin, President


or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

           20. Access to Books and Records Post-Closing. After the Closing, (i) the Seller shall provide the Buyer full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Retained Assets insofar as they relate to any Purchased Assets or Assumed Liabilities or the conduct of the business after the Closing and (ii) the Buyer shall provide the Seller full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Purchased Assets or which relate to the Purchased Assets, Assumed Liabilities or the conduct of the business of Seller prior to the Closing.

           21. Entire Agreement. This Agreement, together with the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes all prior agreements or understandings between the parties, oral or written, express or implied. This Agreement cannot be amended orally, but only by a writing duly executed by the parties.

           22.      Counterparts.   This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

           23.      Headings.   Headings of the Paragraphs in this Agreement
are for reference purposes only and shall not be deemed to have any substantive effect.

           24. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

           25. Expenses. (a) All costs and expenses, including legal and accountant's fees, incurred by Seller in connection with this Agreement and the transactions contemplated or required hereby, including, but not limited to, all costs of dissolving the Seller and all costs relating to the typesetting, printing, edgarizing, mailing, and distribution of the Proxy Statement and the Registration Statement (including all supplements and amendments thereto) (the "Transaction Costs"), shall be paid by the Seller at Closing, except that Buyer shall pay up to a maximum of Two Hundred Thousand (200,000) additional Shares in the event Seller's aggregate Transaction Costs exceed One Hundred Thousand ($100,000) Dollars, such Shares to be valued at $1.00 each for purposes of this Paragraph. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated or required hereby, including legal and accountants fees, and all costs relating to the issuance and distribution of the Shares to the Seller shall be paid by Buyer.

                           (b)      Either party may make an advance or
advances to the other party to cover such other party's closing costs. Any such advance or advances shall be repaid at Closing, with interest thereon at a rate of Twelve (12%) Percent per annum.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER:                                  BUYER:

ENTERPRISES SOLUTIONS, INC.              DELTA MUTUAL, INC.

By:                                      By:
--------------------------------          ------------------------------------
John A. Solomon,                            Kenneth A. Martin,
CEO                                         President

                                    EXHIBIT A

                               ASSUMED LIABILITIES

The Assumed Liabilities shall be limited to:


                    1. All warranty obligations of Seller specified in Seller's Disclosure Statement.

                    2. Liabilities under the Employment Agreements of Seller with employees listed below:

                    Employment Agreement between Seller and Alfred T. Saker, and Addendum thereto.

                    Employment Agreement between Seller and John Michener, and Addendum thereto.

                    Employment Agreement between Seller and Paul Ryan (to be executed).


                    3. The following outstanding options and warrants of Seller, as also described in Seller's Disclosure Statement, copies of which are attached to Seller's Disclosure Statement:



Dr. John A Solomon                   100,000       Cashless Option @ $6.25
John Michener                         60,000       Cashless Option @ $3.50 plus:
                                                   25,000 Cashless Options  - Due every 6 months.
                                                   6/30 & 12/31 for 3 years + renewals.
Jeffrey Moritz                        22,500       @ $0.667
Jeffrey Moritz                        15,000       @ $5.67
Nina Cannon                           10,000       @ $7.50
Nina Cannon                           25,000       @ $6.25
Marshall Charitable Settlement       100,000       Cashless Option @ $6.00

Warrants:
Effingham                             18,500       @ $1.667 expiring 09/06/01
Rowan House                          198,500       @ $1.667 expiring 09/06/01
Various holders                    1,800,000       @ $2.00 expiring 06/20/03
Waltrag                              320,000       @ $1.00 expiring 12/31/03
Michael J. Marshall
 Settlement Trust                    200,000       @ $1.00 expiring 04/12/03
Global Financial Group*               60,000       @ $7.625  per Agreement of 02/24/00
Global Financial Group*              163,500       @ $3.058 per Agreement of 02/24/00




Global Financial Group*                7,603       @ $3.289 per Agreement of 02/24/01


-------------
* Under negotiation with Global Financial Group.

4. All obligations under the leases and consulting and other agreements specified in Seller's Disclosure Statement accruing on and after the Closing Date.

5. All deductibles for claims made after the Closing Date under those insurance policies of Seller for which Buyer has elected, at its option, to be named as an additional insured.

6. Registration rights for Seller's common stock held by investors in Seller.

7. Warrant Agreement, dated as of September 19, 2000, between Seller and American Stock Transfer & Trust Company, as Warrant Agent.

8. Promissory Note, dated October 18, 2000, of Alfred T. Saker to Seller.

9. Pledge Agreement, dated October 10, 2000, of Alfred T. Saker to Seller.

10.                 2000 Restricted Stock Plan of Seller.

11. Memorandum of Agreement, dated as of December 31, 2000, between the Seller and Waltrag, A.G.

12. Agreement, dated September 12, 2000, between Victor Chandler International and Seller.

13.                 Promissory Note of CODIS Computer GmbH.

                                    EXHIBIT B

                             NON-ASSUMED LIABILITIES

Buyer is not assuming any liabilities of Seller except for those expressly identified in Exhibit A.

                                    EXHIBIT C

                                 RETAINED ASSETS

The Retained Assets consist of the following:



 1. Seller's minute book, stock record book and similar organizational documents.

 2.      The receivable, plus accrued interest, representing the note of John
A. Solomon to Seller and all obligations of Seller pursuant to the Employment Agreement, dated January 10, 2001, between Seller and John A. Solomon.

 3. All corporate insurance policies of Seller and any remaining benefits under the term of such policies. Seller shall retain any and all refunds or rebates of premiums under Seller's Director and Officer Liability policy. Refunds or rebates under all other corporate insurance policies are included in the Purchased Assets of Buyer.

4.       Cash not in excess of $50,000.

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20 - INDEMNIFICATION OF DIRECTORS AND OFFICERS OF REGISTRANT


         The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful. Pursuant to Delaware law, Delta in its Bylaws and Certificate of Incorporation has adopted broad indemnification and liability limiting provisions regarding its officers, directors and employees, including the limitation of liability for certain violations of the duty of care. Accordingly, under certain circumstances the stockholders of Delta will have more limited recourse against those individuals than would be the case in the absence of such provisions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Delta and Enterprises have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 21 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     EXHIBITS


 2.1  Enterprises' Plan of Liquidation and Dissolution (a)
 2.2  Agreement of Sale between Delta and Enterprises, dated May 11, 2001 (b)
 3.1  Delta's Certificate of Incorporation (c)
 3.2  Delta's Bylaws (d)
 4.1 Paragraph "Fourth" of Delta's Certificate of Incorporation dated November 17, 1999(d)
 5.1 Form of Opinion of Ruddy & Muir, LLP, regarding Legality of Securities Registered (e)
 21.1 List of Delta's Subsidiaries (e)
 23.1 Consent of Ruddy & Muir, LLP (contained in the opinion of Ruddy & Muir, LLP filed as Exhibit No. 5.1 to this Registration Statement on Form S-4)(f)
 23.2 Consent of Weiner, Goodman & Company, P.C. (e)
 23.3 Consent of Van Buren & Hauke LLC (e)

--------------------------
 (a) Included as an Appendix A to the Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
 (b) Included as Appendix B to the Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
 (c) Filed as Exhibit 3.1 to Delta's Amended Form 10-SB, filed with the Securities and Exchange Commission on June 15, 2000.
 (d) Filed as Exhibit 3.2 to Delta's Amended Form 10-SB, filed with the Securities and Exchange Commission on June 15, 2000.
 (e)  Filed as an Exhibit to this Registration Statement on Form S-4.
 (f)  Form of Opinion is filed herewith. Final opinion to be filed by Amendment.

(b)     FINANCIAL STATEMENT SCHEDULES

Not Applicable


ITEM 22 - UNDERTAKINGS


          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         The undersigned registrant hereby undertakes as follows: That prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


         The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on this 28th day of June, 2001.


  DELTA MUTUAL, INC.

  /s/ Kenneth A. Martin
-------------------------
  Kenneth A. Martin
  President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: June 28, 2001          /s/ Kenneth A. Martin
                              ----------------------------
                              Director, President (Principal Executive and
                              Financial and Accounting Officer)

Dated: June 28, 2001          /s/ Sailor H. Mohler
                              ----------------------------
                              Sailor H. Mohler, Director

Dated: June 28, 2001          /s/ Phillip Chung
                              ----------------------------
                              Phillip Chung, Director and Secretary



PROXY VOTING CARD - FRONT AND BACK




                                          Enterprises Solutions, Inc.




                                          Enterprises Solutions, Inc.
                                          140 Wood Road, Suite 200
                                          Braintree, MA 02184

proxy

This proxy is solicited on behalf of the Board of Directors.


The undersigned shareholder of Enterprises Solutions, Inc., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August , 2001, and hereby appoints John A. Solomon and Alfred T. Saker, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of voting stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


Please mark, sign, date and return this proxy promptly using the enclosed envelope.




                                            See reverse for voting instructions.


 1. To approve the sale by Enterprises Solutions, Inc.
of substantially all of its assets to Delta Mutual, Inc.
in accordance with the following resolution adopted by the board of directors of the Company: "RESOLVED, that Enterprises Solutions, Inc. sell substantially all of its assets to Delta Mutual, Inc., as provided in the Agreement of Sale approved by the board and attached as Appendix A to the proxy statement-prospectus dated as of _________, 2001.

For               Against           Abstain

2. To approve the dissolution of Enterprises in accordance with the following resolution adopted by the board of directors of the Company: "RESOLVED, that Enterprises Solutions, Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the board of directors and attached as Appendix A to the proxy statement-prospectus dated as of _________, 2001.

For               Against           Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.


 Address Change?   Mark Box                               Date:
 Indicate changes below:
 Signature(s) in Box

(If there are co-owners, both must sign.)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.




      EX-5.1
             FORM OF OPINION OF RUDDY & MUIR, LLP





      EX-5.1
             FORM OF OPINION OF RUDDY & MUIR, LLP




Exhibit 5.1




                                                                  , 2001



United States Securities and Exchange Commission
450 5th Street NW
Judiciary Plaza
Washington, D.C. 20549


                         RE: Delta Mutual, Inc.
                             Registration Statement on Form S-4



Gentlemen:

          We have been requested by Delta Mutual, Inc., a Delaware corporation ("Delta"), to furnish you with our opinions as to the matters hereinafter set forth in connection with the proposed registration under the Securities Act of 1933, as amended ("Act"), and the rules and regulations promulgated thereunder ("Rules"), of _____________________(____________) shares of Delta's common stock
("Shares") to be issued in exchange for substantially all of the assets of Enterprises Solutions, Inc. In this connection, we have examined the Registration Statement proposed to be filed with the Securities and Exchange Commission ("Commission"), and originals, or copies authenticated to our satisfaction, of (a) the Certificate of Incorporation and By-Laws of Delta, in each case, as amended; (b) the Agreement, (c) records of proceedings of the Board of Directors of Delta; and

(d) such other documents as we have deemed necessary to form a basis for the opinions hereinafter expressed.


          Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered to Enterprises in accordance with the terms and conditions of the Agreement, and subject to any and all restrictions and conditions imposed by the Agreement of Sale and the Escrow Agreement, part thereof, will be legally issued, fully paid and non-assessable.

          The opinions herein expressed are as of the date of this letter and are subject to appropriate modification as to the events occurring after such date. We express no opinion as to any matter not expressly stated herein and express no opinion concerning any law other than the law of the State of Delaware.

          We hereby consent to the use of this letter as an exhibit to the Registration Statement.


                                                               Very truly yours,



EX-21.1

          DELTA MUTUAL, INC. SUBSIDIARIES

                  None.



EX-23.2

             CONSENT OF Weiner Goodman & Co.




      EX-23.2

             CONSENT OF Weiner, Goodman & Company, P.C.




EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Proxy Statement-Prospectus of Delta Mutual, Inc. that is made a part of the Registration Statement (Form S-4) of Delta Mutual, Inc. for the registration of 11,215,244 shares of its common stock of our report dated February 25, 2001 with respect to the financial statements and schedules of Delta Mutual, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                           /s/ Wiener, Goodman & Company, P.C.
                                               Certified Public Accountants
                                               Eatontown, New Jersey

June 21, 2001



      EX-23.3

             CONSENT OF VAN BUREN & HAUKE, LLC




      EX-23.3

             CONSENT OF VAN BUREN & HAUKE, LLC

EXHIBIT 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference in the Proxy Statement-Prospectus of Delta Mutual, Inc. that is made a part of the Registration Statement (Form S-4) of Delta Mutual, Inc. for the registration of 11,215,244 shares of its common stock of our report dated March 27, 2001 with respect to the financial statements and schedules of Enterprises Solutions, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                           /s/ Van Buren & Hauke, LLC
                               Certified Public Accountants
                               63 Wall Street
                               Suite 2501
                               New York, NY 10005

June 21, 2001